Exhibit 10.13

65 HAYDEN AVENUE

LEXINGTON, MASSACHUSETTS 02421

LEASE SUMMARY SHEET

Execution Date:	March 19, 2018

Tenant:	KALEIDO BIOSCIENCES, INC., a Delaware corporation

Tenant’s Mailing Address Prior to Occupancy:	Kaleido Biosciences, Inc. 18 Crosby Drive Bedford, MA 01730 Attention: Chief Financial Officer

Landlord:	HCP/KING HAYDEN CAMPUS LLC, a Delaware limited liability company

Building:	65 Hayden Avenue, Lexington, Massachusetts 02421. The Building consists of approximately 213,005 rentable square feet, including a four-story garage with 298 spaces (the “Garage”). The Building consists of two wings-the North Building and the South Building. The land (the “Land”) on which the Building and the Garage are located is described as “Parcel Three” and “Parcel Four” on Exhibit 2 attached hereto and made a part hereof.

Campus:	All of the land described on Exhibit 2 (including the Land described above) together with the Building described above, the buildings now known as and numbered 45 Hayden Avenue and 55 Hayden Avenue, and any other building and/or improvements constructed on the Land.

Premises:

Prime Premises, which are areas on (i) the first (1st) floor of the north portion of the Building (the “North Premises”), and (ii) the first (1st) floor of the south portion of the Building (the “South Premises”) containing approximately 52,815 rentable square feet in the aggregate. The North Premises consist of 39,430 rentable square feet, and the South Premises consist of 13,385 rentable square feet.

PH System Premises, which are located on the first (1st) floor. The PH System Premises are located in a room ( the “PH System Room”) that contains the PH systems of other tenants.

The term “Premises” shall mean the Prime Premises and the PH System Premises. The Premises are shown on the Lease Plans attached hereto as Exhibit 1A, and Exhibit 1B and made a part hereof (the “Lease Plans”).

Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

Property:	The Building, the Garage, the Land, and other improvements located on, and to be constructed on, the Land.

Parking Areas:	The parking structures (surface lots and parking decks, including the Garage adjacent to the Building) located on the Campus that Landlord provides for parking by all tenants of space on the Property, as the same may change from time to time as contemplated pursuant to Section 2.2 of this Lease.

Term Commencement Dates:

North Premises: The date (the “North Premises Term Commencement Date”) that is the earlier to occur of:

(i) the date that Tenant first commences to use the North Premises, or any portion thereof, for any Permitted Use, or

(ii)  the later of: (x) the date on which the Landlord’s North Premises Work has been Substantially Completed (as hereinafter defined) or (y) September 1, 2018.

The parties estimate that the North Premises Term Commencement Date will occur on or about September 1, 2018 (“Estimated North Premises Term Commencement Date”).

South Premises: The date (the “South Premises Term Commencement Date”) that is the earlier to occur of:

(i) the date that Tenant first commences to use the South Premises, or any portion thereof, for any Permitted Use, or

(ii)  the later of: (x) the date on which the Landlord’s North Premises Work has been Substantially Completed (as hereinafter defined) or (y) October 1, 2018.

The parties estimate that the South Premises Term Commencement Date will occur on or about October 1, 2018 (“Estimated South Premises Term Commencement Date”).

Base Rent Commencement Dates:	North Premises: The North Premises Term Commencement Date. South Premises: The later of: (i) the South Premises Term Commencement Date, or (ii) October 1, 2018.

Additional Rent Commencement Dates:

North Premises: The North Premises Base Rent Commencement Date.

South Premises: The earlier of: (i) the North Premises Base Rent Commencement Date, or (ii) the South Premises Base Rent Commencement Date.

Expiration Date:	The date that is ten (10) years from the date (“Date Determining Expiration Date”) which is the later of: (i) the North Premises Base Rent Commencement Date, and (ii) the South Premises Base Rent Commencement Date for the South Premises, except that if the Date Determining the Expiration Date does not occur on the first day of a calendar month, then Expiration Date shall be the last day of the calendar month in which the tenth (10th) anniversary of the Date Determining the Expiration Date occurs.

Extension Term(s):	Subject to Section 1.2 below, one (1) extension term of ten (10) years.

Landlord’s Contributions:

North Premises: Up to $3,548,700.00 (i.e., $ 90.00 per rentable square foot of the North Premises).

South Premises: Up to $2,007,750.00 (i.e., $ 150.00 per rentable square foot of the South Premises).

Expansion Premises: Up to $ 70.00 per rentable square foot of the Expansion Premises if Tenant elects to lease Expansion Premises.

Permitted Uses:

Subject to Legal Requirements, general office, research, development and laboratory use, including pilot production needs for food GMP Human nutrition studies and GMP Human therapeutic clinical studies, and other ancillary uses related to the foregoing. Landlord makes no express warranty or representation, and disclaims any implied warranty or representation, that the Permitted Uses are consistent or in compliance with any zoning or other land use ordinance, code or regulation, or any matters of public record.

Tenant acknowledges that it has performed such investigation as it deems appropriate to satisfy itself that the Premises are suitable for its purposes; and no limitation on the uses permitted by law or any matters of public record shall entitle Tenant to an abatement of Rent, nor release Tenant from the prompt compliance with any of its obligations under this Lease

Base Rent—North Premises-39,430 RSF:

Notwithstanding anything to the contrary herein contained, Tenant’s obligation to pay Base Rent with respect to the North Premises shall not commence until the North Premises Base Rent Commencement Date.

RENT YEAR	ANNUAL BASE RENT**	MONTHLY PAYMENT
1	$2,150,577.87***	$172,506.25***
2	$2,132,177.25	$177,681.44
3	$2,196,142.57	$183,011.88
4	$2,262,026.84	$188,502.24
5	$2,329,887.65	$194,157.30
6	$2,399,784.28	$199,982.02
7	$2,471,777.81	$205,981.48
8	$2,545,931.14	$212,160.93
9	$2,622,309.08	$218,525.76
10	$2,700,978.35	$225,081.53
11	$2,782,007.70****	$231,833.97

Base Rent—South Premises—13,385 RSF:

Notwithstanding anything to the contrary herein contained, Tenant’s obligation to pay Base Rent with respect to the South Premises shall not commence until the South Premises Base Rent Commencement Date.

RENT YEAR	ANNUAL BASE RENT**	MONTHLY PAYMENT
1	$702,712.50*	$58,559.38*
2	$723,793.88	$60,316.16
3	$745,507.69	$62,125.64
4	$767,872.92	$63,989.41
5	$790,909.11	$65,909.09
6	$814,636.38	$67,886.37
7	$839,075.47	$69,922.96
8	$864,247.74	$72,020.64
9	$890,175.17	$74,181.26
10	$916,880.43	$76,406.70
11	$944,386.84****	$78,698.90

*  Notwithstanding anything in this Section of the Lease to the contrary, so long as there is no Event of Default (as defined in Section 20) by Tenant under this Lease, Tenant shall be entitled to an abatement of Base Rent for the South Premises for the second three-(3)-month period after the South Premises Base Rent Commencement Date (the “South Premises Base Rent Abatement Period”) (i.e., if the South Premises Base Rent Commencement Date is October 1, 2018, then the South Premises Base Rent Abatement Period will be January 1, 2019 through March 31, 2019). Notwithstanding the foregoing, in no event shall the South Premises Base Rent Abatement Period occur earlier than the period commencing January 1, 2019 and expiring March 31, 2019. During the South Premises Base Rent Abatement Period, only Base Rent payable with respect to the South Premises shall be abated, and all Base Rent, Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

**   The Annual Base Rent per rentable square foot for each portion of the Premises, from time to time, is set forth on Exhibit 12.

***   Notwithstanding the foregoing, Tenant’s obligation to pay Monthly Rent payable by Tenant with respect to the North Premises during the Premium Rent Period, as hereinafter defined, shall be $161,005.84 (i.e., 200% of the amount of Base Rent which would be otherwise payable by Tenant with respect to the North Premises during the Premium Rent Period, as determined by the schedule for Base Rent for the North Premises set forth above). The “Premium Rent Period” shall be defined as the first fourteen (14) days of the Term of the Lease with respect to the North Premises, except that if the North Premises Base Rent Commencement Date occurs prior to September 1, 2018, then the Premium Rent Period shall be defined as September 1, 2018 through September 14, 2018, inclusive. For example, if the North Premises Base Rent Commencement Date occurs on September 1, 2018, then the monthly installment of Base Rent payable by Tenant with respect to the North Premises for the month of September, 2018 shall be $253,009.17.

****  Annualized

Rent Year:

“Rent Year 1” with respect to the North Premises shall be the twelve (12) month period commencing as of the North Premises Base Rent Commencement Date and ending as of the day (“Rent Year 1 End Date”) immediately preceding the first anniversary of the North Premises Base Rent Commencement Date, except that if the North Premises Base Rent Commencement Date occurs on other than the first day of a calendar month, then the Rent Year 1 End Date shall be the last day of the calendar month in which the first anniversary of the North Premises Base Rent Commencement Date occurs.

“Rent Year 1” with respect to the South Premises shall be the period commencing as of the South Premises Base Rent Commencement Date and shall end as of the Rent Year 1 End Date.

Each Rent Year after Rent Year 1 for both the North Premises and South Premises shall be the twelve-
(12)-month period immediately following the preceding Rent Year (i.e., the annual increases in the Base
Rent for the South Premises shall occur on at the same time as the annual increases in the Base Rent for the North Premises).

Operating Costs and Taxes:	See Sections 5.2 and 5.3.

Tenant’s Share:

A fraction, the numerator of which is the number of rentable square feet in the applicable portion of the Premises and the denominator of which is the number of rentable square feet in the Building.

As of the Execution Date, Tenant’s Shares with respect to each portion of the Premises is

North Premises:	18.51%
South Premises:	6.28%

Total:	24.79%

Security Deposit/ Letter of Credit:	$2,057,658.75, subject to reduction pursuant to Section 7 hereof.

Guarantor:	None.

EXHIBIT 1A	LEASE PLAN—PRIME PREMISES
EXHIBIT 1B	LEASE PLAN—PH SYSTEM PREMISES
EXHIBIT 1C	LEASE PLAN—EXPANSION PREMISES
EXHIBIT 1C-A	LEASE PLAN—EXPANSION PREMISES A
EXHIBIT 1C-B	LEASE PLAN—EXPANSION PREMISES B
EXHIBIT 2	LEGAL DESCRIPTION—LAND
EXHIBIT 3	PLAN – CURRENT PARKING AREAS
EXHIBIT 3, SHEET 1	PLAN – CURRENT PARKING AREAS
EXHIBIT 3, SHEET 2	PLAN – CURRENT PARKING AREAS
EXHIBIT 4	WORK LETTER
EXHIBIT 4-1	INITIAL PLAN FOR NORTH PREMISES
EXHIBIT 4-2	EQUIPMENT UTILITY MATRIX FOR NORTH PREMISES
EXHIBIT 4-3	ARCHITECTURAL BASIS OF DESIGN
EXHIBIT 4-4	INITIAL PLAN FOR SOUTH PREMISES
EXHIBIT 5-1	AREAS AVAILABLE TO TENANT IN SOUTH PENTHOUSE
EXHIBIT 5-2	AREAS AVAILABLE TO TENANT IN SOUTH MECHANICAL ROOM
EXHIBIT 5-3	TENANT-SUPPLIED MECHANICAL EQUIPMENT LOCATION
EXHIBIT 6	FORM OF LETTER OF CREDIT
EXHIBIT 7	LANDLORD’S SERVICES

EXHIBIT 8	TENANT’S HAZARDOUS MATERIALS
EXHIBIT 9	RULES AND REGULATIONS
EXHIBIT 9-1	BUILDING RULES AND REGULATIONS
EXHIBIT 9-2	CONSTRUCTION RULES AND REGULATIONS
EXHIBIT 10	TENANT WORK INSURANCE SCHEDULE
EXHIBIT 11	ADDITIONAL PROVISIONS
EXHIBIT 12	BASE RENT—PER-RENTABLE-SQUARE-FOOT AMOUNTS
EXHIBIT 13	TENANT’S MONUMENT SIGNAGE

TABLE OF CONTENTS

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Appurtenant Rights	2
	1.4	Tenant’s Access	4
	1.5	No recording // Notice of Lease	5
	1.6	Exclusions	5
	1.7	Acid Neutralization Tank	5
	1.8	Standby Power	6

2.	RIGHTS RESERVED TO LANDLORD		7

	2.1	Additions and Alterations	7
	2.2	Additions to the Property	7
	2.3	Name and Address of Building	8
	2.4	Landlord’s Access	8
	2.5	Pipes, Ducts and Conduits	10
	2.6	Minimize Interference	10

3.	CONDITION OF PREMISES; CONSTRUCTION		10

	3.1	Condition of Premises	10
	3.2	Landlord’s Work	10
	3.3	Tenant’s Remedies in the Event of Delays in North Premises Term Commencement Date	12

4.	USE OF PREMISES		13

	4.1	Permitted Uses	13
	4.2	Prohibited Uses	13
	4.3	MWRA Permit	14
	4.4	Parking and Traffic Demand Management Plan	14

5.	RENT; ADDITIONAL RENT		15

	5.1	Base Rent	15
	5.2	Operating Costs	15
	5.3	Taxes	19
	5.4	Late Payments	20
	5.5	No Offset; Independent Covenants; Waiver	21
	5.6	Survival	22

6.	INTENTIONALLY OMITTED		22

7.	CASH SECURITY DEPOSIT/LETTER OF CREDIT		22

	7.1	Amount	22
	7.2	Application of Proceeds of Letter of Credit	23
	7.3	Transfer of Letter of Credit	23
	7.4	Cash Proceeds of Letter of Credit	23
	7.5	Return of Security Deposit or Letter of Credit	24
	7.6	Reduction of the Cash Security Deposit and/or Letter of Credit	24

8.	INTENTIONALLY OMITTED		25

9.	UTILITIES, LANDLORD’S SERVICES		25

	9.1	Electricity	25
	9.2	Water	26
	9.3	Gas	26
	9.4	Other Utilities	26
	9.5	Interruption or Curtailment of Utilities	26
	9.6	Landlord’s Services	27

10.	MAINTENANCE AND REPAIRS		27

	10.1	Maintenance and Repairs by Tenant	27
	10.2	Maintenance and Repairs by Landlord	28
	10.3	Accidents to Sanitary and Other Systems	28
	10.4	Floor Load—Heavy Equipment	28
	10.5	Premises Cleaning	28
	10.6	Pest Control	29
	10.7	Service Interruptions	29

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		30

	11.1	Procedures for Performing Alterations	30
	11.2	Harmonious Relations	32
	11.3	Liens	32
	11.4	General Requirements	32

12.	SIGNAGE		32

	12.1	Restrictions	32
	12.2	Monument Signage	33
	12.3	Building Directory/Premises Entrance Signage	33

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		33

	13.1	Landlord’s Consent Required	33
	13.2	Landlord’s Recapture Right	33
	13.3	Standard of Consent to Transfer	34
	13.4	Listing Confers no Rights	34
	13.5	Profits In Connection with Transfers	34
	13.6	Prohibited Transfers	34
	13.7	Exceptions to Requirement for Consent	35
	13.8	Flagship Subleases	35

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		36

	14.1	Tenant’s Insurance	36
	14.2	Indemnification	37
	14.3	Property of Tenant	37
	14.4	Limitation of Landlord’s Liability for Damage or Injury	38

	14.5	Waiver of Subrogation; Mutual Release	38
	14.6	Tenant’s Acts—Effect on Insurance	38
	14.7	Landlord’s Insurance	39

15.	CASUALTY; TAKING		39

	15.1	Damage	39
	15.2	Termination Rights	40
	15.3	Rent Abatement	41
	15.4	Taking for Temporary Use	41
	15.5	Disposition of Awards	42

16.	ESTOPPEL CERTIFICATE		42

17.	HAZARDOUS MATERIALS		42

	17.1	Prohibition	42
	17.2	Environmental Laws	43
	17.3	Hazardous Material Defined	43
	17.4	Chemical Safety Program	43
	17.5	Testing	44
	17.6	Indemnity; Remediation	44
	17.7	Disclosures	46
	17.8	Removal	46
	17.9	Landlord Obligations with respect to Hazardous Materials	46

18.	RULES AND REGULATIONS		47

	18.1	Rules and Regulations	47
	18.2	Energy Conservation	48
	18.3	Recycling	48

19.	LAWS AND PERMITS		48

	19.1	Legal Requirements	48

20.	DEFAULT		49

	20.1	Events of Default	49
	20.2	Remedies	51
	20.3	Damages—Termination	51
	20.4	Landlord’s Self-Help; Fees and Expenses	52
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	52
	20.6	Landlord’s Remedies Not Exclusive	53
	20.7	No Waiver	53
	20.8	Restrictions on Tenant’s Rights	53
	20.9	Landlord Default	53

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		54

	21.1	Surrender	54
	21.2	Abandoned Property	55
	21.3	Holdover	56
	21.4	Warranties	56

22.	MORTGAGEE RIGHTS		56

	22.1	Subordination	56
	22.2	Notices	57
	22.3	Mortgagee Consent	57
	22.4	Mortgagee Liability	57

23.	QUIET ENJOYMENT		57

24.	NOTICES		58

25.	MISCELLANEOUS		58

	25.1	Separability	58
	25.2	Captions	58
	25.3	Broker	59
	25.4	Entire Agreement	59
	25.5	Governing Law	59
	25.6	Representation of Authority	59
	25.7	Expenses Incurred by Landlord	59
	25.8	Survival	60
	25.9	Limitation of Liability	60
	25.10	Binding Effect	60
	25.11	Landlord Obligations upon Transfer	61
	25.12	No Grant of Interest	61
	25.13	Financial Information	61
	25.14	OFAC Certificate and Indemnity	61
	25.15	Confidentiality	62
	25.16	Force Majeure	62

THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1 Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and any duly exercised Extension Terms are hereinafter collectively referred to as the “Term”).

1.2 Extension Term.

(a) Provided that the following conditions, which may be waived by Landlord in its sole discretion, are satisfied (i) Kaleido Biosciences, Inc. itself, and/or any Permitted Transferee(s) (as defined in Section 13.7) is/are then occupying at least sixty-five percent (65%) of the Premises; and (ii) no uncured Event of Default exists (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined), Tenant shall have the option (the “Extension Option”) to extend the Term for one (1) additional term of ten (10) years (the“Extension Term”), commencing as of the expiration of the Initial Term. Tenant must exercise such option to extend, if at all, by giving Landlord written notice (the “Extension Notice”) on or before the date that is twelve (12) months prior to the expiration of the Initial Term, time being of the essence. Upon the timely giving of such notice, the Term shall be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises, Landlord shall have no obligation to provide any Landlord Contribution with respect to the Extension Term, and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term.

Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self-executing, the parties shall promptly execute a lease amendment reflecting such Extension Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b) The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for renewals of first class office/research/laboratory building/campus in the Route

128/Route 2/Alewife corridor real estate market (the “Market Area”) of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant, any economic concessions (including, without limitation, tenant improvement allowances and free rent) then being provided by landlords to tenants, and all other relevant factors to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Extension Term Base

Rent (“Tenant’s Response Notice”). If Tenant fails timely to deliver Tenant’s Response Notice, Landlord’s determination of the Extension Term Base Rent shall be binding on Tenant.

(c) If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience for office and laboratory space in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and the cost of the Third Appraiser shall be paid by the party whose determination is not selected.

1.3 Appurtenant Rights.

(a) Common Areas. Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common loading docks, hallways, lobby, and elevator of the Building serving the Premises, (ii) the common lavatories located on the floor(s) on which the Premises are located, (iii) common walkways and driveways necessary for access to the Building, (iv) the Parking Areas, (v) other areas and facilities located in the Building, on the

Land, or elsewhere on the Campus designated by Landlord from time to time for the common use of tenants of the Building and other entitled thereto; and (vi) Tenant shall have the right to install mechanical equipment in the locations shown on Exhibits 5-1, 5-2, and 5-3, subject to Landlord’s prior written approval of plans and specifications for any installations in such locations, which approval shall not be unreasonably withheld, conditioned or delayed; and no other appurtenant rights or easements. The three (3) loading docks, receiving area, and freight elevators are available for the use of the tenants in the Building and are part of the Common Areas.

(b) Parking. During the Term, Landlord shall, subject to the terms hereof, make available up to one hundred thirty-one (131) parking spaces for Tenant’s use free of charge (except that the costs of maintenance and repair of the parking areas shall, subject to the provisions of Section 5.2, be included in Operating Costs) in the Parking Areas serving the Building, of which (x) three (3) parking spaces shall be designated for visitor parking and located near the entrance of the Building and (y) three (3) parking spaces shall be designated for visitor parking and located in the adjacent Garage. The Parking Areas are currently as shown on Exhibit 3. The number of parking spaces in the parking areas reserved for Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees occupying the Premises of Tenant, of any Permitted Transferee (as defined in Section 13.7), and any other Transferee pursuant to an approved Transfer under Section 13 of this Lease. Subject to Landlord’s right to reserve parking for other tenants of the Building, said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking areas from time to time. Reserved and handicap parking spaces must be honored. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, upon at least three (3) months’ written notice to Tenant, to temporarily relocate all or any portion of the Parking Spaces to other portions of the Property and/or parking areas owned, controlled or leased by Landlord and located on the Campus or on Hayden Avenue in Lexington, MA. In addition, Landlord may, at its election, implement valet and tandem parking in order to accommodate the parking needs of the Property from time to time.

(c) Cafeteria.

(i) During the Term, Tenant, its employees, contractors, and visitors shall have the right to use the Cafeteria, as hereinafter defined, in common with others entitled thereto. Notwithstanding anything to the contrary contained herein, during the Term, as the same may be extended hereby, Landlord shall be obligated to operate the Cafeteria, and Tenant shall be entitled to use the same in accordance with this Section 1.3(c). The “Cafeteria” shall be defined as a food services facility which provides food to tenants and occupants of the Campus. As of the Execution Date: (i) the Cafeteria is located in Building 55, and (ii) the normal operating hours of the Cafeteria are from 7:30 a.m. to 1:30 p.m., Monday through Friday, excepting holidays. Tenant hereby acknowledges that the Cafeteria may be relocated, from time to time, to other buildings located on the Campus. A third party provider is currently contemplated to operate the Cafeteria. Any amounts paid by Landlord on account of the operation of the

Cafeteria in excess of the net revenues derived from the operation of the Cafeteria shall be included in Operating Costs, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Cafeteria. Card readers shall, at no cost to Tenant, be installed and maintained at appropriate access points to the Cafeteria, and identification cards shall be issued to authorized users.

(ii) In addition to the foregoing right to use the Cafeteria, Tenant shall have the right, up to four (4) times per calendar year, to use the entire Cafeteria for so-called “all-hands company” meetings, subject to the following conditions: (a) Tenant shall give Landlord at least fifteen (15) days’ prior written notice of any such meeting), (b) such use shall only occur during hours other than the Cafeteria’s normal operating hours, (c) each meeting shall occur on only one calendar day, (d) such use of the Cafeteria by Tenant shall be subject to Cafeteria’s reasonable rules and regulations, (e) Tenant shall reimburse Landlord, as additional rent, for all of Landlord’s out-of-pocket costs (including, without limitation, janitorial services) incurred by Landlord as the result of such use of the Cafeteria, and (f) Tenant’s use of the Cafeteria shall be reasonably coordinated by Landlord with other non-operating hour uses.

(d) Fitness Center. During the Term, Tenant, its employees, and visitors shall have the right to use the Fitness Center, as hereinafter defined, in common with others entitled thereto. Notwithstanding anything to the contrary contained herein, during the Term, as the same may be extended hereby, Landlord shall be obligated to operate the Fitness Center, and Tenant shall be entitled to use the same, in accordance with this Section 1.3(d). The “Fitness Center” shall be a work-out facility for the use of tenants and occupants of the Campus. As of the Execution Date, the Fitness Center is located in the Building. Tenant acknowledges that the Fitness Center may be relocated, from time to time, to other buildings located on the Campus. Card readers shall, at no cost to Tenant, be installed and maintained at appropriate access points to the Fitness Center, and identification cards shall be issued to authorized users. Users of the fitness center shall be required to execute such liability waivers as Landlord shall reasonably require. Any amounts paid by Landlord on account of the operation of the Fitness Center in excess of any net revenues derived from the operation of the Fitness Center shall be included in Operating Costs, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Fitness Center.

1.4 Tenant’s Access.

(a) From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, Legal Requirements, the Rules and Regulations, the terms of this Lease, Force Majeure (hereinafter defined) and matters of record.

(b) Tenant and its employees shall have access to the Building after normal business hours by means of a card reader access system. In addition to the foregoing, Tenant shall have the right, subject to Tenant’s obtaining Landlord’s prior written approval of Tenant’s plans and specifications therefor (which approval shall not be unreasonably withheld, delayed or conditioned), to install a security system within the Premises (“Tenant’s Security System

Work”). Tenant’s Security System Work shall be performed in accordance with this Lease, including, without limitation, Section 11 hereof. Tenant shall provide Landlord and the cleaning personnel with access cards permitting normal entry to Tenant’s Premises. In addition to the foregoing, such security system shall be designed with a master key override using the Building master key, so that Landlord shall have access to the Premises in an emergency, but Landlord shall only use such master key access in an emergency. Additionally, Tenant shall ensure that such system shall comply with all applicable laws, rules and regulations, including all fire safety laws, and in no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against, any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from such system or the malfunctioning thereof in accordance with Tenant’s indemnity obligations set forth in Section 14.2.

1.5 No recording // Notice of Lease. Neither party shall record this Lease. Tenant shall not record a memorandum of this Lease and/or a notice of this Lease. Notwithstanding the foregoing, if the Initial Term plus any Extension Term(s) exceed in the aggregate seven (7) years, Landlord agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term(s) and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Middlesex South Registry District of the Land Court, as appropriate (alternatively and collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute, acknowledge, and deliver the same (together with any other instrument(s) that may be necessary in order to record and/or file same with the Registry) to Landlord for Landlord’s execution and recordation with the Registry, which obligation shall survive the expiration or earlier termination of the Lease.

1.6 Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.3(a) above.

1.7 Acid Neutralization Tank.

(a) There currently exists an acid neutralization tank (the “Acid Neutralization Tank”) that is located in the PH System Room on the first (1st) floor of the Building. Tenant acknowledges and agrees that Tenant is leasing the Acid Neutralization Tank in its “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, or recourse to Landlord. Tenant shall have the exclusive right, throughout the Term of the Lease, as the same may be extended, to use the Acid Neutralization Tank in accordance with Legal Requirements. Tenant shall obtain, and maintain all governmental permits and approvals necessary for the operation and maintenance of the Acid Neutralization Tank. Tenant shall be responsible for all costs, charges and expenses incurred from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the Acid Neutralization Tank (collectively, “Tank Costs”), except, subject to Section 14.5, to the extent such costs are caused by the negligence or willful misconduct of any of the Landlord Parties.

Notwithstanding the foregoing, Landlord shall: (i) prior to delivering the Acid Neutralization Tank and PH Premises to Tenant, cause the tenant currently using the Acid Neutralization Tank and the PH Premises to decommission the same in accordance with the provisions of Section 21(b) of this Lease, and (ii) cause the Acid Neutralization Tank to be in operating order at the time that the Acid Neutralization Tank is delivered to Tenant. Tenant shall be responsible for assuring that the maintenance and operation of the Acid Neutralization Tank shall in no way damage any portion of the Building or Property. To the maximum extent permitted by Law, the Acid Neutralization Tank and all appurtenances thereto shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the Acid Neutralization Tank or any appurtenant installations are damaged for any reason. Except for any Landlord Parties’ negligence or willful misconduct, Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the, maintenance and operation of the Acid Neutralization Tank. This indemnification by Tenant includes costs actually incurred by Landlord: (1) in connection with any investigation required by any governmental authority of site conditions to the extent resulting from the breach by Tenant of its obligations with respect to the Acid Neutralization Tank, (2) in connection with any investigation required by Landlord pursuant to which it is determined that Tenant has breach its obligations with respect to the Acid Neutralization Tank, and (3) any clean-up, remediation, and/or removal of any Hazardous Materials and/or restoration of the Property required by any governmental authority caused by Tenant’s improper use of the Acid Neutralization Tank.

(b) Tenant shall be responsible for the operation, cleanliness, and maintenance of the Acid Neutralization Tank and the appurtenances, all of which shall remain the personal property of Landlord, and shall be left in place by Tenant at the expiration or earlier termination of the Lease. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the Acid Neutralization Tank “as is” in the condition in which the Acid Neutralization Tank Premises is in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the PH System Premises for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the Acid Neutralization and the PH System Premises for the operation of the Acid Neutralization Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the PH System Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to maintain the Acid Neutralization Tank in good condition and repair. Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the Acid Neutralization Tank.

1.8 Standby Power. Reference is made to the facts that: (i) the Building is served by a 400 kw 480/277 3 phase 4 wire (“Existing Generator Capacity”) emergency generator (the “Existing Generator”), and (ii) the Existing Generator provides standby power for certain tenants of the Building as well as support for the common life safety systems of the Building.

Tenant shall have the right, subject to obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld, to connect its equipment in the Premises to the Existing Generator, provided that the aggregate electrical demand of all equipment connected by Tenant to the Existing Generator at any time shall not exceed (i) 105 kilowatts for the North Premises, 120 kw/208v 3 phase 4 wire, (ii) 50 kilowatts for the South Premises, 120 kw/208v 3 phase 4 wire, and (iii) 135 kilowatts for the Expansion Premises, 120 kw/208v 3 phase 4 wire. Landlord’s sole obligation to Tenant with respect to the Existing Generator shall be to contract with a reputable third party (“Generator Servicer”) to maintain the Existing Generator as per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to supervise, oversee or confirm that the Generator Servicer is maintaining the Existing Generator per the manufacturer’s standard guidelines or otherwise, and Landlord shall have no obligation or liability to Tenant in the event that the Existing Generator is not operational.

2.	RIGHTS RESERVED TO LANDLORD

2.1 Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Property (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and the exercise of any other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of permanent access to, or material interference with the use and enjoyment of, the Premises by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2 Additions to the Property.

(a) Landlord may at any time or from time to time (i) construct additional building(s) and improvements and related site improvements (collectively, “Future Development”) in all or any part of the Property and/or (ii) change the location or arrangement of any improvement outside the Building in or on the Property or all or any part of the Common Areas, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

(b) In case any excavation shall be made for building or improvements or for any other purpose upon the land adjacent to or near the Premises, Tenant will afford without charge to Landlord, or the person or persons, firms or corporations causing or making such excavation, license to enter upon the Premises for the purpose of doing such work as Landlord or such person or persons, firms or corporation shall deem to be necessary to preserve the walls or structures of the Building from injury, and to protect the Building by proper securing of foundations.

(c) Tenant acknowledges and agrees that this Lease is subject and subordinate to (i) The Hayden Science Center Condominium (“Condominium”), which was established by Master Deed dated December 1, 2017, recorded in Book 70325, Page 108, in the Middlesex South District Registry of Deeds and filed as Document No. 195793 in the Middlesex South Registry District of the Land Court, (ii) the Condominium Floor Plans and Site Plans dated December 1, 2017, and filed with the Middlesex Registry of Deeds, Southern District, as Plan No. 1090, Pages 1 through 13, and (iii) the Declaration of Trust of The Hayden Science Center Condominium Trust dated December 1, 2017, recorded in Book 70325, Page 148, in the Middlesex South District Registry of Deeds and filed as Document No. 195794 in the Middlesex South Registry District of the Land Court (the Master Deed, Declaration of Trust, and the Plans are being referred to herein as the “Condominium Documents”). Tenant agrees that the Condominium Documents may be amended and that this Lease shall remain subject to and subordinate to the Condominium Documents, as so amended, so long as such amendments do not: (x) materially adversely affect Tenant’s rights under this Lease, or (y) materially increase Tenant’s obligations under this Lease. Landlord agrees to provide Tenant with copies of any such amendments at least ten (10) business days prior to recording same.

(d) Landlord and Tenant each hereby acknowledges and agrees that, in connection with any Future Development, (i) Landlord shall have the right to enter into, and subject the Property to the terms and conditions of, a commercially reasonable reciprocal easement agreement with any one or more of the neighboring property owners in order to create a commercial campus-like setting (“REA”); (ii) upon Landlord’s request in connection with the recording of the REA, Tenant shall execute a commercially reasonable instrument in recordable form making this Lease subject and subordinate to the REA; (iii) Landlord shall have the right to subdivide the Property so long as Tenant continues to have all of the rights and obligations contained in this Lease (e.g., the appurtenant right to use all Common Areas); and (iv) Tenant shall execute such reasonable documents (which may be in recordable form) evidencing the foregoing promptly upon Landlord’s request, so long as such agreements do not (x) materially adversely affect Tenant’s rights under this Lease or (y) materially increase Tenant’s obligations under this Lease. Landlord agrees to provide Tenant with copies of any such agreements at least ten (10) business days prior to recording same.

2.3 Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof.

2.4 Landlord’s Access.

(a) Premises. Subject to the terms hereof, Tenant shall upon reasonable advance notice (not less than twenty-four (24) hours), which may be by e-mail at jeffrey.moore@kaleido.com with a copy to allison.angelico@kaleido.com or some other email address as may be provided in writing by Tenant to Landlord (except that no notice shall be required in emergency situations): (a) permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and the agents, representatives, employees and contractors of each of them, to have reasonable access to the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); (b) permit Landlord and its agents and employees to show the Premises during normal business hours (i.e. Monday – Friday 7 A.M. – 6 P.M., Saturday 7 A.M. – 12 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term or at any time after the occurrence of an Event of Default, prospective tenants; and (c) permit Landlord and its agents, at Landlord’s sole cost and expense, to perform environmental audits, environmental site investigations and environmental site assessments (“Site Assessments”) in, on, under and at the Premises and the Land, it being understood that Landlord shall repair any damage arising as a result of the Site Assessments, and such Site Assessments may include both above and below the ground testing and such other tests as may be necessary or appropriate to conduct the Site Assessments. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any Landlord Parties in exercising its rights under this Section 2.4.

(b) Secure Area within the Premises. Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate one or more areas of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever (except as otherwise provided below). Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord, for Landlord’s written approval, a plan showing the location of any such Secure Areas. Landlord agrees that it will not unreasonably withhold, condition or delay such consent. If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time for Landlord to have such access. Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during business hours. At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. In any such event, except (subject to Section 14.5 of this Lease) to the extent resulting from Landlord’s negligence or willful misconduct, Landlord shall have no liability whatsoever to Tenant, and Tenant shall pay all reasonable expenses incurred by Landlord in repairing or reconstructing any entrance, corridor, door or other portions of the Premises damaged as a result of a forcible entry by Landlord. Landlord shall have no obligation to provide either janitorial service or cleaning in the Secure Areas unless Tenant shall make arrangements to have an Escort in the Secure Areas at the time such service or cleaning is provided to the remainder of the Premises.

2.5 Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not reduce the rentable square footage of the Premises, other than in a de minimis amount, or adversely affect the appearance of the Premises. In exercising its rights under this Section 2.5, Landlord shall make commercially reasonable efforts to locate any pipes, ducts, and conduits behind walls and above ceilings so as to minimize interference with the Premises.

2.6 Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1 Condition of Premises. Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall: (i) perform Landlord’s North Premises Work and Landlord’s South Premises Work, and (ii) provide Landlord’s North Premises Contribution and Landlord’s South Premises Contributions, all in accordance with the provisions of Exhibit 4.

3.2 Landlord’s Work.

(a) Subject to Force Majeure, as defined in Section 25.16 and any Tenant Delay, as hereinafter defined, Landlord shall perform Landlord’s North Premises Work and Landlord’s South Premises Work (as said terms are hereinafter defined, Landlord’s North Premises Work and Landlord’s South Premises Work being sometimes collectively referred to herein as “Landlord’s Work”), in order to prepare the North Premises and the South Premises, respectively, for Tenant’s use and occupancy in accordance with Exhibit 4 attached hereto. Landlord shall use diligent efforts to substantially complete Landlord’s North Premises Work by September 1, 2018 (the “Estimated North Premises Term Commencement Date”), and Landlord shall use diligent efforts to substantially complete Landlord’s South Premises Work by October 1, 2018 (“Estimated South Premises Term Commencement Date”). However, except for Tenant’s remedies set forth in Sections 3.3 and 3.4 hereof: (i) Tenant’s sole remedy in the event of a delay in Landlord’s North Premises Work shall be a delay in the North Premises Term Commencement Date, (ii) Tenant’s sole remedy in the event of a delay in Landlord’s South Premises Work shall be a delay in and South Premises Term Commencement Date, (iii) Tenant shall have no claim or rights against Landlord, and Landlord shall have no liability or obligation to Tenant in the event of delay of either the Landlord’s North Premises Work or of Landlord’s South Premises Work, and (iii) no delay in Landlord’s North Premises Work and/or South Premises Work shall have any effect on the parties rights or obligations under this Lease.

(b) Definitions.

(i) “Tenant Delay” shall mean any act or omission by Tenant and/or Tenant’s agents, employees or contractors (collectively with Tenant, the “Tenant Parties”) which causes an actual delay in the performance of Landlord’s Work. Notwithstanding the foregoing, except where a Tenant Delay arises from Tenant’s failure timely to act within on or before a date or time period expressly set forth in the Lease (in which event no Tenant Delay Notice shall be required): (x) in no event shall any act or omission be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (a) that a Tenant Delay is occurring, and (b) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (y) no period of time prior to the time that Tenant receives a Tenant Delay Notice shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(ii) “Substantially Complete” or “Substantial Completion,” when referring to either portion of Landlord’s Work shall mean that: (1) such portion of Landlord’s Work is completed, other than minor work which does not materially affect Tenant’s use of, or access to, the North Premises or South Premises, as applicable, (2) the Premises and those portions of the Common Areas of the Building which affect Tenant’s occupancy are in conformance with all applicable building codes, permits, laws and regulations, including without limitation, ADA, (3) all structural elements and subsystems of the Building, including but not limited to HVAC, mechanical, electrical, lighting, plumbing, and life safety systems, will be in good working condition and repair, (4) Landlord has delivered to Tenant a certificate of substantial completion from Landlord’s architect stating that such portion of Landlord’s Work is substantially complete, and (5) such evidence (the “Town Approval”) as is customarily provided by the Town of Lexington to evidence its acceptance of such portion of Landlord’s Work and Tenant’s right to lawfully occupy the North Premises and South Premises, as applicable, (e.g., sign-offs on the Building permit by all applicable Town of Lexington departments or a certificate of occupancy, which may be a temporary certificate of occupancy) has been provided by the Town of Lexington. No costs incurred by Landlord in satisfying the definition of Substantial Completion shall be included in Operating Costs. Notwithstanding anything to the contrary herein contained, in the event that either portion of Landlord’s Work is delayed by reason of any Tenant Delay, then Landlord shall be deemed to have achieved Substantial Completion of such portion of Landlord’s Work on the date that Landlord would have achieved Substantial Completion of such portion of Landlord’s Work, but for such Tenant Delay.

(iii) Punchlist. Promptly following Substantial Completion of either portion Landlord’s Work, Landlord shall provide Tenant with a punchlist prepared by Landlord’s architect (the “Punchlist”) incorporating those items jointly identified by Landlord and Tenant during their joint inspection of such portion of Landlord’s Work, of outstanding items (the “Punchlist Items”). Promptly after Substantial Completion of either portion of Landlord’s Work, Landlord and Tenant shall jointly inspect the North Premises and/or South Premises, as applicable. Subject to Landlord’s Force Majeure and Tenant Delays, Landlord shall complete all Punchlist Items within thirty (30) days of the date of the Punchlist (other than seasonal items, such as landscaping, requiring a longer period), provided that Tenant reasonably cooperates in connection with the completion of such Punchlist Items.

3.3 Tenant’s Remedies in the Event of Delays in North Premises Term Commencement Date. The provisions of this Section 3.3 set forth Tenant’s sole remedies, both at law and in equity, in the event of any delay in Landlord’s North Premises Work or in the North Premises Term Commencement Date.

(a) Rent Credit. In the event that the North Premises Term Commencement Date does not occur on or before the North Premises Rent Credit Date, as hereinafter defined, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Annual Base Rent following the North Premises Term Commencement Date equal to $5,750.21 for each day between the North Premises Rent Credit Date and the North Premises Term Commencement Date. The “North Premises Rent Credit Date” shall be defined as the date thirty (30) days after the Estimated North Premises Term Commencement Date, except that the North Premises Rent Credit Date shall be extended by the length of any delay in the performance of Landlord’s North Premises Work arising from Force Majeure, provided that in no event shall the North Premises Rent Credit Date be later than the date sixty (60) days after the Estimated North Premises Term Commencement Date.

(b) Tenant’s Termination Right. If the North Premises Term Commencement Date does not occur on or before the Outside Termination Date, as hereinafter defined, then Tenant shall have the right to terminate this Lease, which shall be exercisable by a written thirty-(30)-day termination notice given on or after the Outside Termination Date but before the date that the North Premises Term Commencement Date occurs. If the North Premises Term Commencement Date occurs on or before the thirtieth (30th) day after Landlord receives such termination notice, Tenant’s termination notice shall be deemed to be void and of no force or effect. If the North Premises Term Commencement Date does not occur on or before such thirtieth (30th) day, this Lease shall terminate and shall be of no further force or effect, and, except for provisions of the Lease which are intended to survive termination of the Lease (e.g., indemnification provisions), Landlord shall promptly refund to Tenant any Security Deposit paid by Tenant to Landlord, and neither party shall have any further obligation to the other party. For the purposes hereof, the “Outside Termination Date” shall be defined as the date four (4) months after the Estimated North Premises Term Commencement Date, except that the Outside Termination Date shall be extended by the length of any delay in the performance of Landlord’s North Premises Work arising from Force Majeure, provided that in no event shall the Outside Termination Date be later than the date six (6) months after the Estimated North Premises Term Commencement Date.

3.4 Tenant’s Remedy in the Event of Delays in South Premises Term Commencement Date. The provisions of this Section 3.4 set forth Tenant’s sole remedy, both at law and in equity, in the event of any delay in Landlord’s South Premises Work or in the South Premises Term Commencement Date. In the event that the South Premises Term Commencement Date does not occur on or before the South Premises Rent Credit Date, as hereinafter defined, Tenant shall be entitled to a rent credit against Tenant’s obligation to pay Annual Base Rent following the South Premises Term Commencement Date equal to $1,951.98 for each day between the South Premises Rent Credit Date, as hereinafter defined, and the South

Premises Term Commencement Date. The “South Premises Rent Credit Date” shall be defined as the date thirty (30) days after the Estimated South Premises Term Commencement Date, except that the South Premises Rent Credit Date shall be extended by the length of any delay in the performance of Landlord’s South Premises Work arising from Force Majeure, provided that in no event shall the South Premises Rent Credit Date be later than the date sixty (60) days after the Estimated South Premises Term Commencement Date.

4.	USE OF PREMISES

4.1 Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed. Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements. Landlord shall cooperate with Tenant, in such manner as Tenant may reasonably request, in assisting Tenant to obtain any governmental permits or approvals necessary to enable Tenant to use the Premises for any of the Permitted Uses, provided that Landlord shall not be obligated to incur any out-of-pocket costs or expenses or incur any liability in connection with any such request.

4.2 Prohibited Uses.

(a) Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by any of the Tenant Parties (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination laboratory, research and development and office building and the Permitted Uses) shall (a) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (b) occasion impairment, interference or injury in any material respect (and Tenant shall not install or use any electrical or other equipment of any kind, which, in the reasonable judgment of Landlord, will cause any such impairment, interference, or injury), or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (c) cause harmful air emissions, laboratory odors or noises or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office, research, development and laboratory facility; or (v) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder. Notwithstanding the foregoing, Landlord agrees that Tenant’s use of the Premises for the Permitted Use (as opposed to the particular manner of Tenant’s use of the Premises) shall not, in and of itself, be deemed to breach the provisions of this Section 4.2.

(b) With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as set forth in Section 12.2 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with (x) the ability of others, entitled thereto, to park in the common parking areas, or (y) the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of Landlord, or any of Landlord’s affiliates in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

4.3 MWRA Permit. Tenant shall establish and maintain with respect to its use of wastewater facilities exclusively serving the Leased Premises, an MWRA waste water discharge program administered by a licensed, qualified individual (which individual may be (i) a third party contractor/consultant approved by Landlord, which approval shall not be unreasonably withheld, or (ii) an employee of Tenant or Tenant’s affiliate) in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such MWRA waste water discharge, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of any acid neutralization tank exclusively serving the Leased Premises in the Building. Tenant shall not introduce anything into the acid neutralization tank serving the Premises, if any (x) in violation of the terms of the MWRA Permit, (y) in violation of Legal Requirements or (z) that would interfere with the proper functioning of any such acid neutralization tank.

4.4 Parking and Traffic Demand Management Plan. The Property is subject to a Parking and Traffic Demand Management Plan with the Town of Lexington (the “Initial PTDM”). Tenant agrees, at its sole expense, to comply with the requirements of the Initial PTDM, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof. In the event that the Initial PTDM is ever modified, supplemented, amended or replaced (“PTDM Modifications”), Tenant agrees, at its sole expense, to comply with the requirements of the PTDM Modifications, only insofar as they apply to the Premises and/or Tenant’s use and occupancy thereof.

5.	RENT; ADDITIONAL RENT

5.1 Base Rent. Commencing as of the respective Base Rent Commencement Dates for the North Premises and for the South Premises and continuing thereafter throughout the remainder of the Term, Tenant shall pay Base Rent to Landlord with respect to each portion of the Premises in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Commencing as of the respective Additional Rent Commencement Dates for the North Premises and for the South Premises, Tenant shall pay Tenant’s Share of Operating Costs, Tenant’s Share of Taxes, and utility costs with respect to each portion of the Premises (collectively, “Additional Rent”) to Landlord in accordance with this Section 5. Base Rent shall be pro-rated for any partial months. For purposes of this Lease, Base Rent, Additional Rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises shall be known collectively as “Rent”. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2 Operating Costs.

(a) “Operating Costs” shall mean all costs incurred and expenditures of whatever nature made by Landlord in the operation, management, repair, replacement, maintenance and insurance (including, without limitation, environmental liability insurance and property insurance on Landlord-supplied leasehold improvements for tenants, but not property insurance on tenants’ equipment) of the Property or allocated to the Property, including without limitation all costs of labor (wages, salaries, fringe benefits, etc.) up to and including the Property manager, however denominated, any costs for utilities supplied to exterior areas and the Common Areas, and any costs for repair and replacements, cleaning and maintenance of exterior areas and the Common Areas, related equipment, facilities and appurtenances and HVAC equipment, security services, a management fee in the amount of four percent (4%) of gross Building revenues (increased, if applicable, in accordance with Section 5.2(f)), the costs (“Management Office Costs”), including, without limitation, a commercially reasonable rental factor, of Landlord’s management office for the Property, which management office may be located outside the Property and which may serve other properties in addition to the Property (in which event such costs shall be equitably allocated among the properties served by such office), the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. Prior to the creation of the Condominium in accordance with Section 2.2, Landlord shall allocate Operating Costs which are incurred with respect to the Common Areas of the Campus on a reasonable basis. Since the Garage located on the Land is for the exclusive benefit of the tenants of the Building, all Operating Costs incurred by Landlord with respect to the Garage shall be allocated to the Property. After the creation of the Condominium, such allocation shall be made in accordance with the Condominium Documents establishing the Condominium. Operating Costs shall not include Excluded Costs (hereinafter defined).

(b) “Excluded Costs” shall be defined as (i) any fixed or percentage ground rent payable to any ground lessor, or any mortgage charges (including interest, principal, points and fees) and any debt service costs (provided however, that the provisions of this clause (i) shall not be deemed to exclude mortgage charges and debt service costs incurred with respect to Permitted Capital Expenditures, as hereinafter defined, from Operating Costs); (ii) brokerage commissions, marketing costs, concessions and leasehold improvement costs incurred in connection with the leasing of any rentable space at the Building or Campus including, without limitation, finders’ fees, attorneys’ fees and expenses, entertainment costs and travel expenses; (iii) salaries and bonuses and benefits of officers, executives of Landlord and administrative employees above the grade of Director of Property Management; (iv) the cost of work done by Landlord for a particular tenant or any special work or service performed for any tenant (including Tenant) billable to such tenant or any costs in connection with services or benefits that are provided to or for the particular benefit of other tenants but not offered to Tenant; (v) the cost of items which, by generally accepted accounting principles, would be capitalized on the books of Landlord or are otherwise not properly chargeable against income, except to the extent such capital item is (A) required by any Legal Requirements following the Execution Date of this Lease, or (B) reasonably projected to reduce Operating Costs (collectively, “Permitted Capital Expenditures”); (vi) the costs of Landlord’s Work and any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) depreciation of the Building; (xi) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xii) attorneys’ fees incurred in connection with lease negotiations, disputes with individual tenants and/or for the existence, maintenance or non-Building or Campus related operations of the legal entity or entities of which Landlord is comprised or the development of additional space at the Building or Campus; (xiii) the cost of any items for which Landlord may be reimbursed by condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xiv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, (xv) Taxes; (xvi) the cost of any repairs or restoration required because of fire, other casualty or taking, provided, however, that Operating Costs may include costs of repairs which are not covered because the cost of such repairs is within a commercially reasonable deductible carried under Landlord’s casualty insurance policy (Tenant hereby agreeing that, as of the Execution Date, $25,000.00 is a commercially reasonable deductible, (xvii) management and administrative fees, other than as provided in Section 5.2(a) above; (xviii) the cost of remediating Hazardous Materials from the Building or the Campus other than Included Hazardous Materials, as hereinafter defined; “Included Hazardous Materials” shall be defined as all Hazardous Materials, other than: (A) any material or substance located in the Building or the Property on the Execution Date which, as of the Execution Date, is not considered under then existing Legal Requirements, to be Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of a Legal Requirement which first becomes effective after the Execution Date of this Lease, and (B) any material or substance that is introduced to the Building or the Property after the Execution Date which, when introduced to the Building or the Property, is not then (i.e., at the time of introduction to the Building or the Property) considered, as a matter of any Legal Requirement, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material by reason of Legal Requirements which first becomes effective after the date of introduction of such material or substance to the Building or Property; (xix) any cost covered by a warranty that Landlord is required to obtain in connection with the Building or the Land; (xx) any amounts paid to a person, firm, corporation or other entity under common ownership and control with Landlord that is in excess of a commercially reasonable amount paid on a market rate basis (other than management fees); (xxi) the cost of acquiring sculptures, paintings, and other objects of art; (xxii) depreciation of the Building or Campus or any part thereof (provided however, that the provisions of this clause (xxii) shall not be deemed to exclude depreciation incurred with respect to Permitted Capital Expenditures from Operating Costs; (xxiii) any compensation paid to personnel in retail concessions operated by Landlord and any subsidies or concessions to third parties operating retail concessions at the Building or the Campus, provided that the provisions of this clause (xxiii) shall not be deemed to exclude from Operating Costs such compensation, subsidies or concessions incurred by Landlord with respect the Cafeteria and the Fitness Center; (xxiv) replacement or contingency reserves; (xxv) Landlord’s general overhead, provided however, that the provisions of this clause (xxiv) shall not be deemed to exclude an equitable allocation of Management Office Costs, as set forth in Section 5.2(a) above; and (xxvi) any costs incurred with respect to the retail portions of the Building, provided that the provisions of this clause (xxiii) shall not be deemed to exclude from Operating Costs incurred by Landlord with respect the Cafeteria and the Fitness Center. Notwithstanding anything to the contrary contained herein, the properly passed through cost of any Permitted Capital Expenditures shall be amortized over the useful life of such capital item.

(c) Payment of Operating Costs. Commencing as of the applicable Additional Rent Commencement Date for the North Premises and for the South Premises and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Costs. Landlord may make a good faith estimate of Tenant’s Share of Operating Costs for any fiscal year or part thereof during the term, and Tenant shall pay to Landlord, on the Additional Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Costs for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Costs and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each fiscal year. As of the Execution Date, the Property’s fiscal year is January 1 – December 31.

(d) Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each fiscal year, deliver to Tenant a reasonably detailed statement of the actual amount of Operating Costs for such fiscal year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder; provided, however, Landlord shall be obligated to bill any Operating Costs on or before the date (“Outside Billing Date”) which is two (2) years after the end of the fiscal year in which the expenditure is made. If the total of such monthly remittances on account of any fiscal year is greater than Tenant’s Share of Operating Costs actually incurred for such fiscal year, then, provided no Event of Default has occurred, Tenant may credit the difference against the next installment of Additional Rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Operating Costs actually incurred for such fiscal year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of Operating Costs for the next fiscal year shall be based upon the Operating Costs actually incurred for the prior fiscal year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Operating Costs. The provisions of this Section 5.2(d) shall survive the expiration or earlier termination of this Lease.

(e) Part Years. If the applicable Additional Rent Commencement Date or the Expiration Date occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Costs with respect to such calendar year within the Term.

(f) Gross-Up. If, during any fiscal year, less than 95% of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such fiscal year. This “gross up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by tenants (which services are not provided to vacant space or may be provided only to some tenants) in order to allocate equitably such variable Operating Costs to the tenants receiving the benefits thereof.

(g) Audit Right. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may, upon at least thirty (30) days’ prior written notice, inspect or audit Landlord’s records relating to Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the earliest to occur of the North Premises Additional Rent Commencement Date or the South Premises Additional Rent Commencement Date. If Tenant fails to object to the calculation of Tenant’s Share of Operating Costs on the Year-End Statement within ninety (90) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred twenty (120) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of Operating Costs for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that there has been an underpayment by Tenant, then Tenant shall pay to Landlord, as Additional Rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. In the event the Landlord disagrees in good faith with the results of the audit, Landlord shall notify Tenant within fifteen (15) days of the audit, and Landlord and Tenant shall mutually select a neutral third party to evaluate the charges for Tenant’s Share of Operating Costs, and the results of such third party’s evaluation shall bind Landlord and Tenant and shall be final. Costs charged by any such third party shall be shared equally by Landlord and Tenant. If, after such inspection or audit has been performed, it is finally determined or mutually agreed that that there has been overpayment by Tenant, then Landlord shall credit such overpayment against the next installment(s) of Base Rent thereafter payable by Tenant, except that if such overpayment is determined after the termination or expiration of the Term, Landlord shall promptly refund to Tenant the amount of such overpayment less any amounts then due from Tenant to Landlord. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(g) shall survive the expiration or earlier termination of this Lease.

5.3 Taxes.

(a) “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Unit of the Condominium in which the Building and the Land, are located (the “Unit”), and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property; charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Building and the Land (including without limitation any community preservation assessments); service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Building and the Land or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Unit, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Unit were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

Landlord shall allocate Taxes which are incurred with respect to the Common Areas of the Campus on a reasonable basis. From and after substantial completion of any occupiable improvements constructed as part of a Future Development, if such improvements are not separately assessed, Landlord shall reasonably allocate Taxes between the Building and such improvements and the land area associated with the same. From and after the creation of the Condominium for the Campus, such allocation shall be effected based upon the Taxes payable by Landlord with respect to the unit in the Condominium in which the Property is located.

(b) “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c) Payment of Taxes. Commencing as of the applicable Additional Rent Commencement Dates for the North Premises and for the South Premises and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Taxes. Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Taxes for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Share of Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Share of Taxes actually due for such Tax Period, then, provided no Event of Default has occurred, Tenant may credit the difference against the next installment of Additional Rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Taxes actually due for such Tax Period, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon actual Taxes for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d) Effect of Abatements. Appropriate credit against Taxes shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax refund.

(e) Part Years. If the applicable Additional Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4 Late Payments.

(a) Any payment of Rent due hereunder not paid when due shall bear interest for each month or fraction thereof from the due date until paid in full at the annual rate of eighteen percent (18%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b) Additionally, if Tenant fails to make any payment within five (5) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to three (3%) of any such late payment; provided, however, Landlord shall waive the late fee once in any twelve-(12)-month period in the event Tenant shall pay such late payment within five (5) days following Landlord’s written notice to Tenant of the occurrence of such late payment.

(c) For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d) Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid Additional Rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e) The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

(f) If Tenant during any six (6) month period shall be more than five (5) days delinquent in the payment of any installment of Rent on three (3) or more occasions, then, notwithstanding anything herein to the contrary, Landlord may, by written notice to Tenant, elect to require Tenant to pay all Base Rent and Additional Rent on account of Operating Costs and Taxes quarterly in advance. Such right shall be in addition to and not in lieu of any other right or remedy available to Landlord hereunder or at law on account of Tenant’s default hereunder.

5.5 No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE

INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437 MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6 Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.	INTENTIONALLY OMITTED

7.	CASH SECURITY DEPOSIT/LETTER OF CREDIT

7.1 Amount. Tenant shall, on or before the date five (5) business days after Tenant satisfies the Tenant Financing Contingency, as defined in Section III of Exhibit 11 of this Lease, deliver to Landlord either (at Tenant’s election): (i) cash in the initial amount of $2,057,658.75 (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.4 below, or (ii) an irrevocable letter of credit (the “Letter of Credit”) which shall be held by Landlord in accordance with Section 7.4 below and shall (a) be in the initial amount of $2,057,658.75; (b) be issued on the form attached hereto as Exhibit 6 or other form reasonably approved by Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to Landlord (“Approved Issuer”) that both (x) has an office in the greater Boston metropolitan area that will accept or allow for facsimile presentment for the payment of the Letter of Credit, and (y) satisfies both the Minimum Rating Agency Threshold and the Minimum Capital Threshold (as those terms are defined below). The “Minimum Rating Agency Threshold” shall mean that the issuing bank has outstanding unsecured, uninsured and unguaranteed senior long-term indebtedness that is then rated (without regard to qualification of such rating by symbols such as “+” or “-” or numerical notation) “Baa” or better by Moody’s Investors Service, Inc. and/or “BBB” or better by Standard & Poor’s Rating Services, or a comparable rating by a comparable national rating agency designated by Landlord in its discretion. The “Minimum Capital Threshold” shall mean that the issuing bank has combined capital, surplus and undivided profits of not less than $10,000,000,000. Notwithstanding the foregoing, Landlord hereby agrees that, as of the Execution Date: (i) Square One and Pacific Western are each Approved Issuers, and (ii) each of Square One and Pacific Western will remain as Approved Issuers so long as it maintains combined capital, surplus and undivided profits of either Square One or Pacific of at least $2,000,000,000. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. If the issuer of the Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period, Tenant shall be required to deliver a substitute Letter of Credit satisfying the conditions of this Article 7 at least sixty (60) days prior to the expiration of the term of such Letter of Credit. If the issuer of the Letter of Credit ceases to satisfy the applicable requirements which are necessary to maintain its status as an Approved Issuer, Tenant shall be required, not later than ten (10) business days after Landlord notifies Tenant of such failure, to deliver to Landlord a substitute letter of credit from an Approved Issuer. Tenant agrees that it shall, from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date. If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Article 7. At any time that Landlord is holding a Cash Security Deposit, Tenant, at its election, may exchange a Letter of Credit satisfying the requirements of this Article 7 for the Cash Security Deposit then being held by Landlord. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by an Approved Issuer.

7.2 Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.4 below as a Cash Security Deposit. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3 Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within ten (10) business days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.4 below.

7.4 Cash Proceeds of Letter of Credit. Landlord shall hold the Cash Security Deposit, the Letter of Credit, the balance of proceeds remaining after a draw on Cash Security Deposit and/or the Letter of Credit, as the case may be (each sometimes hereinafter referred to collectively as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, may be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.5 Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit shall (less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord) be returned to Tenant within forty-five (45) days after the latest to occur of: (i) the end of the Term, (ii) the delivery by Tenant to Landlord of the Premises free and clear of all parties claiming under Tenant and in compliance with Section 21 of the Lease, and (iii) the delivery to Landlord of an acceptable Surrender Report, as defined in Section 21 of the Lease, unless an Event of Default (or a default that with notice and the passage of time would constitute an Event of Default) exists at the end of the Term, in which event, the forty-five-(45)-day period shall commence on the date that Tenant cures such Event of Default or default.

7.6 Reduction of the Cash Security Deposit and/or Letter of Credit.

(a) On the conditions (the “Reduction Conditions”) that as of the applicable Effective Reduction Date, as hereinafter defined: (x) Tenant is then in full compliance with its obligations under the Lease, and (y) there has been no Event of Default during the twelve-month period immediately preceding such Effective Reduction Date, as it may be delayed, as hereinafter set forth (“Prior Default Condition”), then the amount of the Cash Security Deposit/Letter of Credit may be reduced in accordance with the below-listed schedule:

Effective Reduction Date	New Reduced Security Deposit Amount
Second (2nd) anniversary of North Premises Base Rent Commencement Date:	$1,829,020.00
Fourth (4th) anniversary of North Premises Base Rent Commencement Date:	$1,600,391.25
Sixth (6th) anniversary of North Premises Base Rent Commencement Date:	$1,371,762.50

(b) The reduction in the Security Deposit shall be accomplished as follows: (a) for a Cash Security Deposit, Tenant shall request such reduction in a written notice to Landlord (the “Reduction Notice”), and if Landlord, in good faith, determines that the Reduction Conditions have been met, Landlord shall, within ten (10) business days after Landlord’s receipt of such Reduction Notice, refund to Tenant a portion of the Cash Security Deposit which Landlord is then holding so that Landlord will be holding the reduced amount, as set forth above, and (b) for a Security Deposit in the form of a Letter of Credit, Tenant shall give a Reduction Notice to Landlord, and if Landlord, in good faith, determines that the Reduction Conditions have been met, Landlord shall, within five (5) business days of its receipt of such Reduction Notice, so notify Tenant, whereupon Tenant shall either deliver to Landlord either: (i) a Substitute Letter of Credit in the applicable reduced amount, in form satisfying the requirements of this Section 7, or (ii) an amendment to the existing Letter of Credit, in form and substance reasonably acceptable to Landlord, reducing the amount of the existing Letter of Credit to the applicable reduced amount. If Tenant delivers to Landlord a Substitute Letter of Credit satisfying the foregoing requirements, as aforesaid, then Landlord shall exchange the existing Letter of Credit which Landlord is then holding for such Substitute Letter of Credit within ten (10) days after Landlord receives such Substitute Letter of Credit to Landlord. If Landlord declines to reduce the Security Deposit based upon the fact that any of the Reduction Conditions have not been satisfied, but Tenant subsequently satisfies the Reduction Conditions, then Tenant may submit a new Reduction Notice to Landlord for the reduction in the Security Deposit in accordance with the provisions of this Section 7.6. In such event, the Prior Default Condition shall be determined based on the twelve-(12)-month period immediately preceding the delayed Effective Reduction Date.

(c) In no event shall the Cash Security Deposit/Letter of Credit ever be less than $1,371,762.50. The Security Deposit, as it may be reduced in accordance with the foregoing, shall continue to be held by Landlord throughout the Term of the Lease.

8.	INTENTIONALLY OMITTED

9.	UTILITIES, LANDLORD’S SERVICES

9.1 Electricity.

(a) Landlord shall contract with the utility provider for electric service to the Property, including the Premises. Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and any equipment exclusively serving the Premises, as Additional Rent, based on the submeter(s), either currently installed or to be installed in the North Premises by Landlord as part of Landlord’s Work and in the South Premises by Tenant as part of Tenant’s Work; provided, however, the cost of such submetering shall be at Landlord’s sole cost and expense and shall not be deducted from Landlord’s Contribution. At Tenant’s request, Landlord shall provide Tenant with reasonable back-up documentation regarding the total charges and the method of allocating the charges to Tenant. Tenant shall, at Tenant’s sole cost and expense, maintain and keep in good order, condition and repair the metering equipment used to measure electricity furnished to the Premises and any equipment exclusively serving the same.

(b) Commencing as of the Term Commencement Date for each portion of the Premises, Tenant pay to Landlord estimated payments (i.e., based upon Landlord’s reasonable estimate) on account of Tenant’s obligation to reimburse Landlord for electricity consumed in the Premises. Such payments shall be made at the same time and in the same manner that Tenant pays Annual Base Rent to Landlord. Periodically after the Term Commencement Date, Landlord shall determine the actual cost of electricity consumed by Tenant in the Premises (i.e., by reading

Tenant’s sub-meter and by applying an electric rate which shall not exceed the retail rate which would have been payable by Tenant had Tenant obtained electric services directly from the utility company providing electric current to Landlord). If the total of Tenant’s estimated monthly payments on account of such period is less than the actual cost of electricity consumed in the Premises during such period, Tenant shall pay the difference to Landlord within thirty (30) days of receipt of Landlord’s written demand. If the total of Tenant’s estimated monthly payments on account of such period is greater than the actual cost of electricity consumed in the Premises during such period, Tenant may credit the difference against its next installment of rental or other charges due hereunder. After each adjustment, as set forth above, the amount of estimated monthly payments on account of Tenant’s obligation to reimburse Landlord for electricity in the Premises shall be adjusted based upon the actual cost of electricity consumed during the immediately preceding period.

9.2 Water. Landlord shall contract with the utility provider for water service to the Property, including the Premises. Except as otherwise provided below, the cost of providing water service to the Premises and all other portions of the Building (including, without limitation, the premises of other tenants or occupants of the Building) shall be included in Operating Costs. Notwithstanding the foregoing, if Landlord determines that Tenant is using water in excess of its proportionate share (by floor area) of the total water usage in the Building, Landlord may elect, at Tenant’s expense, to furnish and install in a location in or near the Premises metering equipment to measure water furnished to the Premises and any equipment exclusively serving the same. In such event, Tenant shall, within thirty (30) days after Landlord’s written demand therefor from time to time, pay to Landlord, as Additional Rent, the full amount of any water service charges attributable to such meter.

9.3 Gas. Landlord shall contract with the utility provider for gas service to the Property, including the Premises. The cost of gas used to serve base building plumbing, mechanical and electrical systems shall be included in the costs reimbursed by Tenant pursuant to Section 9.6 below. If Tenant requires gas service for the operation of Tenant’s laboratory equipment in the Premises, Tenant shall pay all charges for gas furnished to the Premises and/or any equipment exclusively serving the Premises as Additional Rent, based, at Landlord’s election, (i) on Landlord’s reasonable estimate of such gas usage or (ii) on metering or submetering equipment installed by Landlord at Tenant’s expense.

9.4 Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5 Interruption or Curtailment of Utilities. When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, except as set forth in Section 10.7, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

9.6 Landlord’s Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”). Except for the cost of providing and maintaining supplemental HVAC equipment (which shall be Tenant’s responsibility), to the extent allowable pursuant to Section 5.2, all costs incurred in connection with the provision of Landlord’s Services shall be included in Operating Costs. Landlord shall allocate to the Premises a portion of the total amount of such costs incurred with respect to the Building based upon the cubic footage of heated, chilled, and fresh air distributed in the Premises as indicated by the energy management system serving the Building as a percentage of the aggregate cubic footage of heated, chilled, and fresh air distributed in the entire Building for the applicable period. Tenant shall pay such costs monthly, together with monthly installments of Base Rent, on an estimated basis in amounts from time to time reasonably determined by Landlord. After the close of each fiscal year, Landlord shall determine the actual amount of such costs for such year and deliver to Tenant a reasonably detailed statement thereof, together with a statement of the amounts paid by Tenant on an estimated basis toward such costs as aforesaid. If such statement indicates that the estimated amounts paid by Tenant are less than Tenant’s allocable share of the actual amount of such costs for such fiscal year, then Tenant shall pay the amount of such shortfall to Landlord within thirty (30) days after delivery of such statement. If such statement indicates that Tenant’s estimated payments for such year exceed the actual amount of such costs for such year, then Landlord shall credit the excess against the next due installment(s) of Additional Rent payable under this Section 9.6.

10.	MAINTENANCE AND REPAIRS

10.1 Maintenance and Repairs by Tenant. Tenant shall keep neat and clean and free of insects, rodents, vermin and other pests and in good repair, order and condition (reasonable wear and tear and damage by Casualty excepted): the Premises, including without limitation the entire interior of the Premises, all electronic, phone and data cabling and related equipment (other than building service equipment) that is installed by or for the exclusive benefit of the Tenant (whether located in the Premises or other portions of the Building), all fixtures, equipment and specialty lighting therein, any supplemental HVAC and humidification equipment exclusively serving the Premises, electrical equipment wiring, doors, non-structural walls, windows and floor coverings, and all laboratory specific systems and equipment that exclusively serve the Premises, including, without limitation, equipment critical to laboratory operations. Without limiting the foregoing, Tenant agrees that it shall maintain any equipment which is the responsibility for Tenant to maintain as set forth on Exhibit 4-2 in the same repair, order, and condition (reasonable wear and tear and damage by Casualty excepted) in which such equipment is in as of the Term Commencement Date of the portion of the Premises in which such equipment is located.

10.2 Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall maintain and keep in good working order the Building foundation, the roof, Building structure, the common mechanical systems serving the Building, the structural floor slabs and columns in good repair, order and condition. In addition, Landlord shall operate and maintain the Common Areas in substantially the same manner as comparable combination office and laboratory facilities in the vicinity of the Premises. All costs incurred by Landlord under this Section 10.2 shall be included in Operating Costs, subject to, and in accordance with Section 5.2.

10.3 Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4 Floor Load—Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. The floor load for the first floor portions of the Prime Premises is 125 lbs. per square foot, and the floor load for the Expansion Premises is 100 lbs. per square foot. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving, except, subject to Section 14.5 of the Lease, to the extent caused by the negligence or willful misconduct of any Landlord Parties. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5 Premises Cleaning. Tenant shall be responsible, at its sole cost and expense, for janitorial and removing trash from the Premises to the common dumpster designated by Landlord and for providing biohazard disposal services for the Premises, including the laboratory areas thereof. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that the Premises are at all times kept neat and clean. Landlord shall provide a dumpster and/or compactor at the Building loading dock for Tenant’s disposal of non-hazardous and non-controlled substances.

10.6 Pest Control. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

10.7 Service Interruptions.

(a) Abatement of Rent. In the event that: (i) there shall be an interruption, curtailment or suspension of any service or failure to perform any obligation required to be provided or performed by Landlord pursuant to Sections 9 and/or 10 (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of the Premises, or any portion thereof (any such event, a “Service Interruption”), and (ii) such Service Interruption shall continue for five (5) consecutive business days following receipt by Landlord of written notice (the “Service Interruption Notice”) from Tenant describing such Service Interruption (“Abatement Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (an event that satisfies the foregoing conditions (i)-(iii) being referred to hereinafter as a “Material Service Interruption”) then, Tenant, subject to the next following sentence, shall be entitled to an equitable abatement of Base Rent, Operating Costs and Taxes based on the nature and duration of the Material Service Interruption and the area of the Premises affected, for any and all days following the Material Service Interruption Cure Period that both (x) the Material Service Interruption is continuing and (y) Tenant does not use such affected areas of the Premises for any of the Permitted Uses. Any efforts by Tenant to respond or react to any Material Service Interruption, including, without limitation, any activities by Tenant to remove its personal property from the affected areas of the Premises, shall not constitute a use that precludes abatement pursuant to this Section 10.7(a). The Abatement Service Interruption Cure Period shall be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the Abatement Service Interruption Cure Period with respect to any Service Interruption be longer than ten (10) consecutive business days after Landlord receives the applicable Service Interruption Notice.

(b) Tenant’s Termination Right. In the event that: (i) a Service Interruption occurs, and (ii) such Service Interruption continues for a period of ninety (90) consecutive days after Landlord receives a Service Interruption Notice with respect to such Service Interruption (“Termination Service Interruption Cure Period”), and (iii) such Service Interruption shall not have been caused by an act or omission of Tenant or Tenant’s agents, employees, or contractors, and (iv) for so long as Tenant ceases to use the affected portion of the Premises during such Service Interruption, then Tenant shall have the right to terminate this Lease by giving a written termination notice to Landlord after the expiration of the Termination Service Interruption Cure Period. If such Service Interruption is cured within ten (10) days (“Post-Termination Notice Cure Period”) after Landlord receives such termination notice, then Tenant shall have no right to terminate this Lease based upon such Service Interruption and Tenant’s termination notice shall be of no force or effect. The Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period shall each be extended by reason of any delays in Landlord’s ability to cure the Service Interruption in question caused by Landlord’s Force Majeure, provided however, that in no event shall the aggregate extension of the Termination Service Interruption Cure Period and the Post-Termination Notice Cure Period by reason of Landlord’s Force Majeure exceed sixty (60) days.

(c) The provisions of this Section 10.7 shall not apply in the event of a Service Interruption caused by Casualty or Taking (see Section 15 below).

(d) The provisions of this Section 10.7 set forth Tenant’s sole rights and remedies, both in law and in equity in the event of any Service Interruption.

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1 Procedures for Performing Alterations.

(a) Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (collectively with Tenant’s Work, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications and a time schedule therefor. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (i) to any Alteration to or affecting the fixed lab benches, fume hoods, roof and/or building systems, (ii) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (iii) to any Alteration affecting the Building structure. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof.

(b) Alteration Approval Documentation. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record, (including connections to the Building’s structural system, the Building’s mechanical, electrical and plumbing systems, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alteration as Landlord may reasonably request (collectively “Alteration Approval Documentation”). Notwithstanding the foregoing, with respect to any Minor Electrical Connection, as hereinafter defined: (i) the Alteration Approval Documentation shall consist of only such of the foregoing documentation as Landlord, in its reasonable judgment, deems customary and necessary for such an Alteration, and (ii) Tenant shall be required to deliver the applicable Alteration Approval Documentation to Landlord at least five (5) business days in advance of the performance of such Minor Election Connection. A “Minor Electrical Connection” shall consist of the connection of Tenant’s electrical equipment to the base building electrical system which, in Landlord’s reasonable judgment, will not affect Building operations or the operations of other tenants or occupants of the Building. For avoidance of doubt, Tenant’s plugging of equipment into existing electrical outlets shall not be deemed to be either an Alteration or a Minor Electrical Connection.

(c) Alterations Permitted without Landlord’s Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right without obtaining the prior consent of Landlord, but upon prior notice to Landlord as provided below, to make Alterations to the Premises where: (i) the same are within the interior of the Premises, and do not affect the exterior of the Building and do not affect any of the Building’s systems or the ceiling of the Premises; (ii) the same do not affect the roof or any structural element of the Building, or the fire protection systems of the Building; (iii) the cost of any individual Alteration shall not exceed $100,000.00 in cost; (iv) Tenant shall comply with the provisions of this Lease, and if such work increases the cost of insurance or taxes, Tenant shall pay for any such increase in cost; and (v) Tenant gives Landlord at least five (5) business days’ prior notice describing such work in reasonable detail, accompanied by copies of plans and specifications therefor (to the extent plans and specifications are typically prepared in accordance with such work (the “Permitted Alterations”).

(d) After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord may need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform any Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Building, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.2 Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Building, the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.3 Liens. No Alterations shall be undertaken by Tenant until: (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration; and (ii) with respect to any Alteration, the cost of which exceeds $500,000: (x) Tenant has provided Landlord with reasonable evidence that there is sufficient funding to pay for such Alteration, and (y) Tenant has required its general contractor to obtain appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) business days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.4 General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises (and provide copies thereof to Landlord); (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations, except to the extent caused by the negligence or willful misconduct of any Landlord Parties.

12.	SIGNAGE

12.1 Restrictions. Tenant shall have the right to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, and subject to Section 12.2 below, Tenant shall not, without first obtaining Landlord’s written approval, place or suffer to be placed or maintained: (i) any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising) which is either located on the exterior of the Premises, or on any part of the interior of the Premises which is visible from the exterior of the Building, or (ii) any decoration, letter or advertising matter on the glass of any window or door of the Premises.

12.2 Monument Signage. Subject to the provisions of this Section 12.2, for so long as the Lease is in full force and effect (the “Monument Signage Condition”), then Tenant shall have the right to require Landlord to list, at Tenant’s cost and expense, Tenant’s name (“Tenant’s Monument Signage”) on the existing exterior monument sign (the “Monument Sign”) in the location set forth on Exhibit 13 attached hereto, during the initial Term of the Lease, and any extensions thereof, subject to the provisions of this Section 12.2. The parties hereby agree that the maintenance and removal of such Tenant’s Monument Signage (including, without limitation, the repair and cleaning of the existing monument façade upon removal of Tenant’s Monument Signage) shall be performed at Tenant’s sole cost and expense, and Tenant shall be responsible for the cost of any change in Tenant’s Monument Signage during the initial Term of the lease; provided, however, Tenant shall be entitled to apply Landlord’s Contribution toward the cost of any Monument Signage or suite entry signage allowed pursuant to Section 12.1 above.

12.3 Building Directory/Premises Entrance Signage. During the Term of the Lease:

(a) Landlord shall install a tenant directory in the Building lobby, and shall list Tenant’s name on such directory. The initial listing shall be at Landlord’s cost and expense, but any changes to such directory listing shall be at Tenant’s cost and expense.

(b) Tenant shall have the right, at Tenant’s cost (although such cost may be paid for out of Landlord’s Contribution) to install a building standard Tenant identification sign at the entrance to the Premises.

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1 Landlord’s Consent Required. Tenant shall not mortgage or encumber this Lease or in whole or in part whether at one time or at intervals, operation of law or otherwise. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, license or transfer this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. In the event of any Transfer in violation of this Section 13, Landlord shall have the right to terminate this Lease upon thirty (30) days’ written notice to Tenant given within sixty (60) days after receipt of written notice from Tenant to Landlord of any Transfer, or within one (1) year after Landlord first learns of the Transfer if no notice is given. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2 Landlord’s Recapture Right. Except in the event of any Permitted Transfer, as defined in Section 13.7, Tenant shall, prior to offering or advertising the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

13.3 Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer on the terms contained in the Recapture Notice to an entity which will use the Premises for any of the Permitted Uses. Without limiting the reasonable reasons why Landlord may withhold its consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent to a proposed Transfer if, in Landlord’s reasonable opinion: (a) the Proposed Transferee does not have a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) the Proposed Transferee has a business reputation that is not compatible with the operation of a first-class combination laboratory, research, development and office building; or (c) the intended use of such entity violates any restrictive use provisions then in effect with respect to space in the Building.

13.4 Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5 Profits In Connection with Transfers. Except with respect to any Permitted Transfers, as defined in Section 13.7, and with respect to Flagship Subleases, as defined in Section 13.8, Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting reasonable actual out-of-pocket legal, and brokerage expenses incurred by Tenant and unamortized improvements paid for by Tenant in connection therewith and any rental concessions, in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as Additional Rent.

13.6 Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date on which such Transfer is to take effect, there is no Event of Default under this Lease. Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other space in the Building if vacant space of a size comparable to the portion of the Premises subject to the Transfer then exists in the Building; or (c) any entity with whom Landlord shall have negotiated for space in the Property in the three (3) months immediately preceding such proposed Transfer.

13.7 Exceptions to Requirement for Consent. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, without obtaining Landlord’s consent, and without giving Landlord a Recapture Notice, to (a) make a Transfer to an Affiliated Entity (hereinafter defined) so long as the transfer to such Affiliated Entity is for legitimate business purposes (and not for the purpose of avoiding the provisions of this Section 13), and (b) assign all of Tenant’s interest in and to the Lease to a Successor, provided that prior to or simultaneously with any assignment pursuant to this Section 13.7, such Affiliated Entity or Successor, as the case may be, and Tenant execute and deliver to Landlord an assignment and assumption agreement in form and substance reasonably acceptable to Landlord whereby such Affiliated Entity or Successor, as the case may be, shall agree to be independently bound by and upon all the covenants, agreements, terms, provisions and conditions set forth in the Lease on the part of Tenant to be performed, and whereby such Affiliated Entity or Successor, as the case may be, shall expressly agree that the provisions of this Section 13 shall, notwithstanding such Transfer, continue to be binding upon it with respect to all future Transfers. For the purposes hereof, an “Affiliated Entity” shall be defined as any entity which is controlled by, is under common control with, or which controls Tenant. For the purposes hereof, a “Successor” shall be defined as any entity into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets, provided that the surviving entity shall have a net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Transfer, such notice to include evidence, reasonably satisfactory to Landlord, that the conditions to the Permitted Transfer in question have been satisfied. Transfers to Affiliated Entities and to Successors which are permitted pursuant to this Section 13.7, and Transfers to Flagship Entities which permitted pursuant to Section 13.8 below, are referred to collectively herein as “Permitted Transfers”, and such Affiliated Entities, Flagship Entities, and Successors are referred to herein as “Permitted Transferees”.

13.8 Flagship Subleases. Notwithstanding anything to the contrary herein contained, Tenant shall have the right, upon at least ten (10) days’ prior written notice from Tenant to Landlord, without obtaining Landlord’s consent, and without giving Landlord a Recapture Notice, to enter into Flagship Subleases, as hereinafter defined. A “Flagship Sublease” shall be defined as a sublease or license of Internal Sublet Space, as hereinafter defined, to Flagship Entities, as hereinafter defined, provided however, that: (i) at no time shall more than 15,000 rentable square feet of the Premises, in the aggregate, be subject to Flagship Subleases, and (ii) no sublease or license shall be considered to be a Flagship Sublease if it is entered into for the purposes of avoiding the operation of the provisions of this Article 13 (e.g., without limitation, the requirement of obtaining Landlord’s consent to such sublease, Landlord’s recapture rights, etc.). A “Flagship Entity” shall be defined as any person or entity operating a business which, as of the date of that such person or entity first occupies any portion of the Premises pursuant to its Flagship Sublease, has been provided funding from Flagship Pioneering (formerly known as Flagship Ventures) which is either: (i) more than fifty (50%) percent of the total funding received by such person or entity, or (ii) $1,000,000. An “Internal Sublet Space” shall consist of an area located in the Premises which has access to the common areas of the Building only through Tenant’s reception area.

14.	INSURANCE; INDEMNIFICATION; EXCULPATION

14.1 Tenant’s Insurance.

(a) Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) in the aggregate annually, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Three Million Dollars ($3,000,000). Such policy shall also include contractual liability coverage covering Tenant’s liability assumed under this Lease, including without limitation Tenant’s indemnification obligations. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b) Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) all of Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”). The insurance required to be maintained by Tenant pursuant to this Section 14.1(b) (referred to herein as “Tenant Property Insurance”) shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c) Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Rent due hereunder and Tenant’s business losses during such 12-month period.

(d) During periods when Tenant’s Work and/or any Alterations are being performed, Tenant shall maintain, or cause to be maintained, so-called all risk or special cause of loss property insurance or its equivalent and/or builders risk insurance on 100% replacement cost coverage basis, including hard and soft costs coverages. Such insurance shall protect and insure Landlord, Landlord’s agents, Tenant and Tenant’s contractors, as their interests may appear, against loss or damage by fire, water damage, vandalism and malicious mischief, and such other risks as are customarily covered by so-called all risk or special cause of loss property / builders risk coverage or its equivalent.

(e) Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any Legal Requirements.

(f) Tenant shall cause all contractors and subcontractors to maintain during the performance of any Alterations the insurance described in Exhibit 10 attached hereto.

(g) The insurance required pursuant to Sections 14.1(a), (b), (c), (d) and (e) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-XI” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that it shall not be canceled or modified without at least ten (10) days’ prior written notice to each insured named therein; provided, however, in the event Tenant’s insurer will not provide such notice, Tenant shall be obligated to provide Landlord with ten (10) days’ prior written notice of any cancellation or modification. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than five (5) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord binders of Tenant’s Insurance Policies issued by the respective insurers setting forth in full the provisions thereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents.

14.2 Indemnification. Except to the extent caused by the negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a) Tenant’s breach of any covenant or obligation under this Lease;

(b) Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, at or upon the Premises;

(c) Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d) On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time, if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3 Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the negligence or willful misconduct of any of the Landlord Parties.

14.4 Limitation of Landlord’s Liability for Damage or Injury. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except, subject to Section 14.5, to the extent caused by or due to the negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5 Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any Property Insurance (as defined in Section 14.7) policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any Property Insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its Property Insurance policies necessary to implement the foregoing provisions. For avoidance of doubt, each party (“Waiving Party”) expressly waives any claim which it might have against the other party (“Released Party”) for damage to property which is not covered by reason of any deductible or self-insured retention under the Waiving Party’s Property Insurance, or by reason of the fact that the Waiving Party is self-insuring damage to its property.

14.6 Tenant’s Acts—Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. Notwithstanding anything to the contrary contained herein, Tenant shall not be liable for any increases in the rate of insurance unless such increases arise from Tenant’s manner of use of the Premises (as opposed to Tenant’s use of the Premises for the Permitted Uses). If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within thirty (30) days after receipt of an invoice therefor. In addition, Tenant shall reimburse Landlord for any increase in insurance premium arising as a result of Tenant’s use and/or storage of any Hazardous Materials in the Premises.

14.7 Landlord’s Insurance. Landlord shall carry at all times during the Term of this Lease: (i) commercial general liability insurance with respect to the Building, the Land and the Common Areas thereof in an amount not less than Five Million Dollars ($5,000,000) combined single limit per occurrence, (ii) with respect to the Building, excluding Tenant-Insured Improvements and improvements made by other tenants or occupants, insurance against loss or damage caused by any peril covered under fire, extended coverage and all risk insurance with coverage against vandalism, malicious mischief and such other insurable hazards and contingencies as are from time to time normally insured against by owners of similar first class offices/research/laboratory buildings/campuses in the Route 128/Route 2/Alewife corridor real estate market or which are required by Landlord’s mortgagee, in an amount equal to one hundred percent (100%) of the full replacement cost thereof above foundation walls (“Landlord Property Insurance”), and (iii) rent interruption insurance covering at least twelve (12) months. Any and all such insurance: (x) may be maintained under a blanket policy affecting other properties of Landlord and/or its affiliated business organizations, and (y) may be written with commercially reasonable deductibles as determined by Landlord. The costs incurred by Landlord related to such insurance shall be included in Operating Costs. Tenant Property Insurance and Landlord Property Insurance are referred to collectively herein as “Property Insurance”.

15.	CASUALTY; TAKING

15.1 Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed immediately following completion of Landlord’s Work, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taken to substantially the same condition as is reasonably feasible. Landlord shall, within sixty (60) days after any Casualty, deliver to Tenant an engineering estimate (“Restoration Estimate”) from a reputable contractor or engineer, setting forth an estimate of the period of time (“Restoration Period”) that it will take for Landlord to restore the Building and/or Premises, as aforesaid. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, Tenant Delays,

Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of Force Majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord be required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2 Termination Rights.

(a) Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i) any material portion of the Building or any material means of access thereto is taken;

(ii) more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii) if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b) Tenant’s Termination Rights. Tenant may terminate this Lease upon thirty (30) days’ prior written notice to Landlord if:

(i) any material portion of the Premises or any material means of access thereto is taken, so that, in Tenant’s reasonable judgment, the continued operation of Tenant’s business in the Premises is materially adversely affected;

(ii) if, 50% or more of the Building is damaged by a Casualty and the estimated Restoration Period, as set forth in the Restoration Estimate, exceeds one (1) year from the date on which Landlord receives all required permits for such restoration; or

(iii) if less than 50% of the Building is damaged by a Casualty, Tenant’s use of and/or access to the Premises is materially adversely affected by such Casualty, estimated Restoration Period, as set forth in the Restoration Estimate, exceeds six (6) months from the date on which Landlord receives all required permits for such restoration; and the

(iv) if Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice on account of Landlord’s failure to so complete within the time period required, such termination notice shall be null and void and this Lease shall continue in full force and effect.

The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c) Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other. In addition, if Landlord’s Mortgagee does not release sufficient insurance proceeds to cover the cost of Landlord’s restoration obligations, then Landlord shall (i) notify Tenant thereof, and (ii) have the right to terminate this Lease. If Landlord does not terminate this Lease pursuant to the previous sentence and such notice by Landlord does not include an agreement by Landlord to pay for the difference between the cost of such restoration and such released insurance proceeds, then Tenant may terminate this Lease by written notice to Landlord on or before the date that is thirty (30) days after such notice.

(d) Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3 Rent Abatement. In the event of a Casualty affecting the Premises, there shall be an equitable adjustment of Base Rent, Operating Costs and Taxes based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired by reason of such Casualty from and after the date of a Casualty, and continuing until the following portions of the repair and restoration work to be performed by Landlord, as set forth above, are substantially completed: (i) any repair and restoration work to be performed by Landlord within the Premises, and (ii) repair and restoration work with respect to the Common Areas to the extent that damage to the Common Areas caused by such Casualty materially adversely affects Tenant’s use of, or access to, the Premises.

15.4 Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.5 Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.	ESTOPPEL CERTIFICATE.

Tenant shall at any time and from time to time upon not less than ten (10) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating to Tenant’s knowledge whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by Landlord, any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like.

17.	HAZARDOUS MATERIALS

17.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit 8 attached hereto (“Tenant’s Hazardous Materials”), provided that:

(x) Tenant’s Hazardous Materials shall at all times be brought upon, kept or used in so-called ‘control areas’ (the number and size of which shall be reasonably determined by Landlord) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice; and

(y) each of sodium azide, diethy ether, and picric acid may only be brought, kept or used in the Premises so long as such chemicals are used, stored, handled and transported in accordance with a materials use and storage plan proposed by Tenant and which is approved by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. On or before each anniversary of the Rent Commencement Date, and on any earlier date during the 12-month period on which Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws (hereinafter defined), prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever.

17.2 Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the Town of Lexington and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3 Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

17.4 Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section. Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority.

17.5 Testing. If any Mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of any of the Tenant Parties in violation of this Lease, then Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as Additional Rent, for the reasonable costs thereof, together with interest at the Default Rate until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Landlord’s expense (provided, however, that such costs shall be included in Operating Costs, if allowable pursuant to Section 5.2), to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

17.6 Indemnity; Remediation.

(a) Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all Claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties, or (ii) from a breach by Tenant of its obligations under this Section 17. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this Section 17.6. The indemnification and hold harmless obligations of Tenant under this Section 17.6 shall survive the expiration or any earlier termination of this Lease. Without limiting the foregoing, if the presence of any Hazardous Material in the Building or otherwise in the Property is caused or permitted by any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to return the Property and/or the

Building or any adjacent property to their condition as of the date of this Lease, provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions, in Landlord’s reasonable discretion, would not potentially have any adverse effect on the Property, and, in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws. The provisions of this Section 17.6 shall survive the expiration or earlier termination of the Lease.

(b) Without limiting the obligations set forth in Section 17.6(a) above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable Reportable Quantity, any applicable Reportable Concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

(c) In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Costs and Taxes and (B) Base Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined in substantial accordance with the process described in Section 1.2 above), and (2) Base Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into by Tenant shall be deemed reasonable) within thirty (30) days of demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development, laboratory, and vivarium uses.

(d) The provisions of this Section 17.6 shall survive the expiration or earlier termination of this Lease.

17.7 Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation Tenant’s Spill Response Plan, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

17.8 Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers reasonably approved by Landlord.

17.9 Landlord Obligations with respect to Hazardous Materials.

(a) Landlord Representations, Covenants and Indemnity. Landlord hereby represents and warrants to Tenant that, to the Best of Landlord’s Knowledge (as that term is defined in clause (c) below), except to the extent (if any) as may be disclosed in the following described environmental assessment reports which have been made available by Landlord to Tenant (the “Disclosed Materials”), there exist, as of the Execution Date of this Lease, no Hazardous Materials on the Property which are in violation of applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws:

1.	Phase I Environmental Site Assessment

45, 55, 65 Hayden Avenue

Lexington, MA 02421

Prepared for

King Street Properties

200 Cambridge Park Drive

Cambridge, MA 02141

Prepared by

Boston Environmental Corporation

338 Howard Street

Brockton, Massachusetts 02302

July 7, 2016

Project No. BEC 16-142

2.	Laboratory Decommissioning Report

For Merck Sharpe & Dohme Corp.

65 Hayden Avenue, 1st Floor

Lexington, MA

Prepared for Ms. Sharon Rose

Merck Sharp & Dohme Corp.

65 Hayden Avenue, First Floor

Lexington, MA

Prepared by Triumvirate Environmental, Inc.

200 Inner Belt Road

Somerville, MA 02143

Job Number: 703614

December 29, 2016

Landlord covenants that neither Landlord nor any of the Landlord Parties shall bring any Hazardous Materials in or on to the Property or discharge any Hazardous Materials in or on to the Property which are, in either case, in violation of applicable Environmental Laws. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, and agents harmless from any Claims arising as result of any breach by Landlord of its representations, warranties, or covenants under this Section 17.9(a).

(b) Landlord Remediation. If Hazardous Materials are discovered in, on or under the Property which are not in compliance with applicable Environmental Laws or that require reporting, investigation, remediation or other response under Chapter 21E or other Environmental Laws, and which are not the responsibility of Tenant pursuant to this Article 17, then Landlord shall remove or remediate the same, when, if, and in the manner required by applicable Environmental Laws.

(c) To the Best of Landlord’s Knowledge. The phrase “to the Best of Landlord’s Knowledge” under shall mean the best of the knowledge of Robert Albro, Landlord’s asset manager with respect to the Property.

18.	RULES AND REGULATIONS.

18.1 Rules and Regulations. Tenant will faithfully observe and comply with the Rules and Regulations attached hereto as Exhibit 9 (“Current Rules and Regulations”) and reasonable rules and regulations as may be promulgated, from time to time, with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The Current Rules and Regulations consist of the Building Rules and

Regulations attached hereto as Exhibit 9-1 and the Construction Rules and Regulations attached hereto as Exhibit 9-2. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2 Energy Conservation. Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however: (i) that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided the same shall not come at a material cost to Tenant, or materially adversely affect Tenant’s use of the Premises for any of the Permitted Uses, or (ii) as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3 Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.	LAWS AND PERMITS.

19.1 Legal Requirements. Tenant shall not cause or permit the Premises, or cause the Property or the Building to be used in any way that violates any Legal Requirement, order, permit, approval, variance, covenant or restrictions of record or any provisions of this Lease, interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Tenant shall obtain, maintain and pay for all permits and approvals needed for the operation of Tenant’s business as soon as reasonably possible, and in any event shall not undertake any operations unless all applicable permits and approvals are in place and shall, promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s use of the Premises, the Property or the Building. Tenant shall maintain in full force and effect all certifications or permissions required by any authority having jurisdiction to authorize, franchise or regulate Tenant’s use of the Premises. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord or unless Landlord reasonably suspects that Tenant has violated the provisions of this

Section 19.1, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, posting bond(s) or giving other security, reasonably acceptable to Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such alleged violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses arising in connection with such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity. Nothing contained in this Section 19.1 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the structural elements of the Building and the Common Areas, and the costs so incurred by Landlord shall be included in Operating Costs in accordance with the provisions of Section 5.2.

20.	DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a) If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of five (5) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within five (5) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b) Intentionally omitted.

(c) If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein;

(d) If Tenant shall fail to maintain any insurance required hereunder;

(e) If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f) If Tenant causes or suffers any release of Hazardous Materials in or near the Property;

(g) If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(h) Intentionally Omitted;

(i) The failure by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(j) Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(k) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(l) an attachment on mesne process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(m) the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(n) a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(o) any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

With respect to the defaults set forth in subsections (c), (d), (e), (f) and (g) above, if Tenant shall fail to cure the default within the respective required timeframes set forth in this Lease, and such failure shall continue for three (3) business days after Tenant’s receipt of a Reminder Notice (as defined below), then such events shall be deemed to be an Event of Default. For purposes hereof, a “Reminder Notice” shall be a notice from Landlord to Tenant that states in bold faced capital letters at the top of the first page thereof the following: “TENANT’S FAILURE TO CURE DEFAULT WITHIN THREE (3) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL CONSTITUTE AN EVENT OF DEFAULT.”

20.2 Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3 Damages - Termination.

(a) Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i) the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii) amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b) In calculating the amount due under Section 20.3(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of Operating Costs and Taxes, on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.

(c) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

20.4 Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord within thirty (30) days of Landlord’s demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5 Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6 Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7 No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8 Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9 Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, and then only if the same continues after notice to Landlord thereof and an opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1 Surrender

(a) Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises (including without limitation all fixed lab benches, fume hoods, electric, plumbing, heating and sprinkling systems, fixtures and outlets, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment therein and all other furniture, fixtures, and equipment that was either provided by Landlord or paid for in whole or in part by any allowance provided to Tenant by Landlord under this Lease) broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property, all autoclaves and cage washers and, at Landlord’s election, any Alterations made by Tenant (Landlord hereby agreeing to make such election at the time that Landlord approves any Alteration if so requested by Tenant in writing at the time that Tenant requests that Landlord approve the plans and specifications for such Alteration); and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary in the Lease contained, the parties expressly agree that Tenant shall have the right, on or before the expiration or prior termination of the term of the Lease, to remove those items of equipment and fixtures which are described on Exhibit 13 hereto, provided that Tenant repairs any damage to the Premises and/or the Building caused by the installation or removal of such items.

(b) Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan (defined below) to be issued. At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term (or within thirty (30) days after any earlier termination of this Lease, during which period Tenant’s use and occupancy of the Premises shall be governed by Section 21.3 below), Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent within thirty (30) days of Landlord’s written demand. Tenant’s obligations under this Section 21.1(b) shall survive the expiration or earlier termination of the Term.

(c) No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(d) Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2 Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3 Holdover. If any of the Tenant Parties holds over (which term shall include, without limitation, the failure of Tenant or any Tenant Party to perform all of its obligations under Section 21.1 above) after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease. Whether or not Landlord has previously accepted payments of Rent from Tenant:

(i) Tenant shall pay Base Rent at the Hold Over Percentage, as hereinafter defined, of the highest rate of Base Rent payable during the Term,

(ii) Tenant shall continue to pay to Landlord all Additional Rent, and

(iii) in the event such hold over extends beyond sixty (60) days after the end of the Term, Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term. The “Hold Over Percentage” shall be 150% for the first sixty (60) days of such holdover, and 200% for any period of hold over after the first sixty (60) days. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

21.4 Warranties. Tenant hereby assigns to Landlord any warranties in effect on the last day of the Term with respect to any fixtures and Alterations installed in the Premises. Tenant shall provide Landlord with copies of any such warranties prior to the expiration of the Term (or, if the Lease is earlier terminated, within five (5) days thereafter).

22.	MORTGAGEE RIGHTS

22.1 Subordination. Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, overleases, mortgage, deed of trust, or similar instrument covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”), or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. The provisions of this Section 22.1 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and attornment in such form as shall be requested by any such holder within fifteen (15) days of request therefor. Such instruments shall be on the customary form used by such holder with such commercially reasonable changes as may be requested by Tenant.

Notwithstanding the foregoing, it shall be a condition to Tenant’s obligation to subordinate the Lease to any future Mortgage that the holder of such future Mortgage enters into an SNDA with Tenant. An “SNDA” shall be defined as a subordination, non-disturbance and attornment agreement on the standard form of SNDA then being used by the holder of the Mortgage in question, with such commercially reasonable modifications as may be requested by Tenant. Tenant shall pay any reasonable charges (including legal fees) required by such holder as a condition to entering into such SNDA.

22.2 Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3 Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4 Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) subject to the last sentence of this Section 22.4, such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord. Notwithstanding the foregoing: (x) nothing shall relieve any Mortgagee, purchaser at foreclosure, or grantee of a deed in lieu of foreclosure from: (i) any liability which it has party-Landlord from and after the date which it succeeds to Landlord’s interest under the Lease, and (y) any obligation which Landlord has to perform repairs or maintenance under the Lease based upon the fact that the need for such repairs or maintenance first arose after the Succession Date.

23.	QUIET ENJOYMENT.

Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.	NOTICES.

Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	HCP/King Hayden Campus LLC c/o King Street Properties 800 Boylston Street, Floor 15 Boston, MA 02199 Attention: Stephen D. Lynch

With a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, MA 02110 Attention: King Street

If to Tenant:	Kaleido Biosciences, Inc. 65 Hayden Avenue Lexington, MA 02421 Attention: Chief Financial Officer

With a copy to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Nicole W. Riley, Esq.

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by email to those parties listed in Section 2.4. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.	MISCELLANEOUS

25.1 Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2 Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3 Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Newmark Knight Frank and Jones Lang LaSalle (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4 Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-13 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5 Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6 Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7 Expenses Incurred by Landlord.

(a) Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be Additional Rent under this Lease.

Notwithstanding the foregoing: (i) the amount of legal fees which Tenant is required to reimburse Landlord with respect to any Transfer shall not exceed the Transfer Legal Fee Cap, as hereinafter defined, with respect to such Transfer, and (ii) with respect any request by Tenant to review and approve Tenant’s plans and specifications with respect to any Alteration, Tenant shall only be required to reimburse Landlord for third party consultants engaged by Landlord to review such plans and specifications as Landlord, in good faith determines is necessary (e.g., reviews by structure engineers, MEP engineers, etc.). The “Transfer Legal Fees Cap” shall be defined as $2,500.00, except that (a) the Transfer Legal Fees Cap shall increase by $500 every fifth (5th) anniversary of the North Premises Base Rent Commencement Date, and (b) the Transfer Legal Fees Cap shall not apply to Tenant’s request for Landlord’s approval of any sub-sublease of any tier.

(b) In the case of litigation or other legal proceeding between Landlord and Tenant relating to the provisions of this Lease or Tenant’s occupancy of the Premises, the losing party shall, upon demand, reimburse the prevailing party for its reasonable costs of prosecuting and/or defending such proceeding (including, without limitation, reasonable attorneys’ fees).

25.8 Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9 Limitation of Liability.

(a) Limitation on Landlord’s Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9(a) shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord or any of the other Landlord Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

(b) Limitation on Tenant’s Liability. Landlord shall neither assert nor seek to enforce any claim against Tenant or any of the Tenant Parties for breach of this Lease or otherwise, other than against the assets and property of Tenant, and Landlord agrees to look solely to such assets and property for the satisfaction of any liability of Tenant or any Tenant Parties under this Lease. This Section 25.9(b) shall not limit any right that Landlord might otherwise have to obtain injunctive relief against Tenant. Landlord and Tenant specifically agree that in no event: (i) any officer, director, trustee, employee or representative of Tenant or any of the other Tenant Parties ever be personally liable for any obligation under this Lease, and (ii) Tenant or any of the other Tenant Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease, except that nothing in this Section 25.9(b) shall limit or affect any liability or obligation which Tenant may have in the event of any breach by Tenant of its obligations under either Section 17 (Hazardous Materials) or Section 21.3 (Holdover).

25.10 Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11 Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12 No Grant of Interest. Tenant shall not grant any interest whatsoever in any fixtures within the Premises or any item paid in whole or in part by Landlord’s Contribution or by Landlord.

25.13 Financial Information. Tenant shall deliver to Landlord, within thirty (30) days after Landlord’s reasonable request (which request may be made no more often than one time every twelve (12) month period), Tenant’s most recently completed balance sheet and related statements of income, shareholder’s equity and cash flows statements (audited if available) reviewed by an independent certified public accountant and certified by an officer of Tenant as being true and correct in all material respects. Any such financial information may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property or any portion thereof.

25.14 OFAC Certificate and Indemnity. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor to Tenant’s knowledge any stockholder, manager, beneficiary, partner, or principal of Tenant is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. Tenant shall from time to time, within ten days after request by Landlord, deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. No assignment or subletting shall be effective unless and until the assignee or subtenant thereunder delivers to Landlord written confirmation of such party’s compliance with the provisions of this subsection, in form and content satisfactory to Landlord. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an Event of Default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

25.15 Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord’s sole discretion, except as required for financial disclosures or securities filings, as required by the order of any court or public body with authority over Tenant, or in connection with any litigation between Landlord and Tenant with respect to this Lease or to Tenant’s partners, officers, directors, employees, brokers, attorneys, or as may be required as part of any financing or Tenant’s normal course of business. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

25.16 Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively “Force Majeure”). In no event shall financial inability of a party be deemed to be Force Majeure.

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

HCP/KING HAYDEN CAMPUS LLC,
a Delaware limited liability company

By:	King Mattingly LLC, a Massachusetts limited liability company, its Manager

	By:	King Street Properties Investments
LLC, a Massachusetts limited liability
company, its Manager

		By:	/s/ Stephan D. Lynch
Name: Stephan D. Lynch
Its Manager

TENANT

KALEIDO BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Michael W. Bonney
	Name:	Michael W. Bonney
	Title:	Chief Executive Officer & Chair

EXHIBIT 1A

LEASE PLAN – PRIME PREMISES

EXHIBIT 1A, PAGE 1

EXHIBIT 1B

LEASE PLAN – PH SYSTEM PREMISES

EXHIBIT 1B, PAGE 1

EXHIBIT 1C

LEASE PLAN – EXPANSION PREMISES

EXHIBIT 1C, PAGE 1

EXHIBIT 1C-A

LEASE PLAN – EXPANSION PREMISES A

EXHIBIT 1C-A, PAGE 1

EXHIBIT 1C-B

LEASE PLAN – EXPANSION PREMISES B

EXHIBIT 1C-B, PAGE 1

EXHIBIT 2

LEGAL DESCRIPTION—LAND

Real property in the Town of Lexington, County of Middlesex, Commonwealth of Massachusetts, described as follows:

Parcel One (45 & 55 Hayden Avenue):

A certain parcel of land in the Commonwealth of Massachusetts, County of Middlesex, Town of Lexington, and shown as Lot 2 on a plan entitled “Plan of Land in Lexington, Mass. (Middlesex County),” dated March 27, 1998, recorded October 6, 1998, with Middlesex South Registry of Deeds as Plan No. 1088 of 1998 in Book 29190, Page 447, prepared by Beals and Thomas, Inc., more particularly bounded and described as follows:

Beginning at the most southwesterly corner of the premises, at the southeasterly corner of Lot 1 as shown on said plan, then running:

N 02° 20’ 56” E 180.68 feet to a point, thence turning and running;

N 87° 39” 04” W 40.00 feet to a point, thence turning and running;

N 02° 20’ 56” E 122.19 feet to a point, thence turning and running;

N 87° 39’ 04” E 40.00 feet to a point, thence turning and running;

N 02° 20’ 56” E 547.13 feet to a point, thence turning and running, said last five courses being bounded by Lot 1, as shown on said plan, thence turning and running;

S 87° 36’ 20” E 1,330.04 feet to a point of curvature, thence running;

Northeasterly to a curve to the left having a radius of 135.00 feet and a length of 58.90 feet to a point of tangency, thence running;

N 67° 23’ 52” E 146.89 feet to a point, thence turning and running;

S 03° 52’ 06” E 111.25 feet to a point, said last four courses being bounded by land now or formerly of the Town of Lexington, thence turning and running;

S 44° 07’ 54 W 561.19 feet to a point, thence turning and running;

S 22° 29’ 38” E 435.76 feet to a point, said last two courses are bounded in part by land now or formerly the Town of Lexington and, in part now or formerly of Hayden Office Trust, thence running;

Southwesterly by a curve to the right, having a radius of 985.00 feet and a length of 12.11 feet to a point of tangency, thence turning and running;

N 87° 36’ 20” W 1,329.27 feet to the point of beginning, said last two courses being bounded by the northerly sideline of Hayden Avenue.

EXHIBIT 2, PAGE 1

Containing 1,123,722 square feet more or less, or 25.797 acres, more or less.

A portion of said Lot 2 is registered land, described as follows:

Lot 293 on Land Court Plan 19485 N as approved by the Land Court and filed in the Land Registration Office; and

Lots 10 and 11 on Land Court Plan 16660 O as approved by the Land Court and filed with the Land Registration Office.

Parcel Two (Appurtenant Easements - 45 & 55 Hayden Avenue):

A.

There is appurtenant to the above described Lot 11 the right and easement to use the drainage ditch running from west to east across the northerly portion of Lot 10, shown on said plan, as set forth in Registered Document No. 517903.

B.	There is appurtenant to the above described Lot 11 rights and easements for sewer purposes as set forth in Registered Document No. 479201.

C.	There is appurtenant to said Lot 293 the benefits of the agreement and reservation as to trunk sewer more particularly set forth in deed filed as Document No. 479738.

D.

Lot 10 has the benefit of a reservation in the strip of land marked sewer easement as shown on said plan, set forth in Document 517903 and the rights and easements for sewer purposes as set forth in Registered Document No. 479201, insofar as applicable.

E.

Together with the benefit of the appurtenant easements over Lot B shown on plan entitled “A Compiled Plan of Land in Lexington, Mass.” Dated August 27, 1970, by John J. McSweeney, recorded with Middlesex South District Deeds in Book 11928, Page 614, as shown on said plan, as reserved in a taking by the Town of Lexington dated November 30, 1970, recorded with said Deeds in Book 11928, Page 611, and in a deed from George H. Crawford to the Town of Lexington of the said Lot B dated December 7, 1970, recorded with said Deeds in Book 11928, Page 614.

F.

Together with the benefit of the appurtenant easements set forth in Declaration of Covenants and Easements dated September 18, 1998 filed as Document No. 1084070 and recorded in Book 29287, Page 189; as affected by Amended and Restated Declaration of Covenants and Easements dated November 8, 1999, filed as Document No. 1123738, and recorded in Book 30855, Page 323; as affected by First Amendment to Amended and Restated Declaration of Covenants and Easements dated March 26, 2002, filed as Document No. 1261521, recorded in Book 37256, Page 364.

Parcel Three (65 Hayden Avenue):

That certain parcel of land situate in Lexington in the County of Middlesex and Commonwealth of Massachusetts shown as Lot 292 on Land Court Plan No. 19485-N.

All of said boundaries are determined by the Court to be located as shown on a subdivision plan, as approved by the Court, filed in the Land Registration Office, a copy of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 1178 Page 11.

EXHIBIT 2, PAGE 2

Parcel Four (Appurtenant Easements—65 Hayden Avenue):

There is appurtenant to said Lot 292 the right to use the whole of Grassland Street and Valleyfield Street as shown on the plan Registered in the Registration Book 383 Page 149 in common with others entitled thereto; the right to use all streets or roads as shown on the plan Registered in Registration Book 506 Page 153, in common with all others legally entitled thereto; the benefit of the agreement and reservation as to trunk sewer more particularly set forth in the deed Registered as Document No. 479738; and the benefit of the appurtenant easements set forth in Declaration of Covenants and Easements dated September 18, 1998 filed as Document No. 1084070 and recorded in Book 29287, Page 189; as affected by Amended and Restated Declaration of Covenants and Easements dated November 8, 1999, filed as Document No. 1123738, and recorded in Book 30855, Page 323; as affected by First Amendment to Amended and Restated Declaration of Covenants and Easements dated March 26, 2002, filed as Document No. 1261521, recorded in Book 37256, Page 364

EXHIBIT 2, PAGE 3

EXHIBIT 3, SHEET 1

PLAN – CURRENT PARKING AREAS

EXHIBIT 3, SHEET 1

EXHIBIT 3, SHEET 2

PLAN—CURRENT PARKING AREAS

EXHIBIT 3, SHEET 2

EXHIBIT 4

WORK LETTER

This Exhibit is attached to and made a part of the Lease (the “Lease”) by and between HCP/KING HAYDEN CAMPUS LLC, a Delaware limited liability company (“Landlord”), and KALEIDO BIOSCIENCES, INC., a Delaware corporation (“Tenant”), for space located at 65 Hayden Avenue, Lexington, Massachusetts. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in preparing the Premises for Tenant’s use. This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

I.	North Premises.

1. Definitions. Tenant acknowledges and agrees that Tenant is leasing the North Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall perform Landlord’s North Premises Work, as hereinafter defined, in accordance with the provisions of Section 3 of the Lease, this Section I, Exhibit 4, and Landlord shall provide Landlord’s North Premises Contribution, as hereinafter defined, to Tenant in accordance with Section 11 of this Section I, Exhibit 4. Section I of this Work Letter sets forth the obligations of Landlord with respect to the improvements to be performed in the North Premises by Landlord (“Landlord’s North Premises Work”). The parties intend that Landlord’s Work will be in accordance with construction documents (the “North Premises Construction Documents”) prepared by Landlord and approved by Tenant in accordance with this Exhibit 4, and the North Premises Construction Documents will be based upon the schematic plan (“Initial Plan for North Premises”) attached hereto as Exhibit 4-1 and the equipment list (“Equipment Utility Matrix for North Premises”) attached hereto as Exhibit 4-2, and the Architectural Basis of Design set forth in Exhibit 4-3. Landlord and Tenant acknowledge that the North Premises Construction Documents have not yet been prepared and, therefore, it is impossible to determine the exact cost of the Landlord’s North Premises Work at this time. Accordingly, Landlord and Tenant agree that Landlord’s obligation to pay for the Cost of Landlord’s North Premises Work, as hereinafter defined, shall be limited to an amount (“Landlord’s North Premises Contribution”) which shall not exceed $3,548,700.00 (i.e., $90.00 per rentable square foot of the North Premises (the “North Premises Maximum Amount”) and that Tenant shall be responsible for the Cost of Landlord’s North Premises Work to the extent that it exceeds the North Premises Maximum Amount. The “Cost of Landlord’s North Premises Work” shall be defined as all hard costs (“North Premises Hard Costs”) incurred by Landlord relating to the performance of the Landlord’s North Premises Work (including, without limitation, the cost of obtaining permits and any applicable state sales and use taxes) and soft costs (“North Premises Soft Costs”) incurred by Landlord in connection

EXHIBIT 4, PAGE 1

with Landlord’s North Premises Work (including, without limitation, the cost of preparing the North Premises Construction Documents). “North Premises Other Permitted Costs” shall be defined as costs incurred by Tenant in project management fees and in installing data/telecom cabling in the North Premises. The North Premises Hard Costs, North Premises Soft Costs, and North Premises Other Permitted Costs are referred to collectively herein as the “North Premises Permitted Costs”. Not more than $354,870.00 of Landlord’s North Premises Contribution may be applied towards the North Premises Soft Costs and the North Premises Other Permitted Costs. Landlord will charge Tenant a construction management fee equal to 3% of the amount of the North Premises Hard Costs and the North Premises Soft Costs incurred by Landlord in connection with the Landlord’s North Premises Work.

2. Contractor; GMP. Landlord shall enter into a contract (“Contract”) for the Landlord’s North Premises Work with BW Kennedy (“Contractor”). The Contract may be on the basis of a guaranteed maximum price (“GMP”). The GMP shall be determined based upon the sum of the following:

•

Design-Builder’s Fee: 3% of the sum (the “Cost of Landlord’s North Premises Work”) of: (i) the Direct Cost of Landlord’s North Premises Work, and (ii) the General Conditions of the Cost of Landlord’s North Premises Work

•	General Conditions Costs: 9% of the Direct Cost of Landlord’s North Premises Work

•	Direct Cost: Determined by bids obtained from subcontractors in accordance with Section 5 below.

•	Design Builder’s Contingency: 3% of the Cost of Landlord’s North Premises Work

3. Preparation of Construction Documents. The Contractor and/or Landlord shall engage RE Dineen as a subconsultant to prepare the North Premises Construction Documents for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

4. Tenant Responses.

(i) Tenant shall respond, in writing, to any requests from Landlord or the Contractor for information, consents, or authorizations to proceed, within three (3) business days of Tenant’s receipt of such request. Any failure by Tenant to respond within such time period may be the basis of a Tenant Delay.

(ii) Tenant shall have the right to hire a mutually approved Tenant Construction Representative to oversee all required construction relative to the North Premises.

5. Bid Process. Tenant hereby acknowledges that:

(i) the Contractor will receive a single bid for each of the following portions of Landlord’s North Premises Work from the designated subcontractors (“Designated Subcontractors”) listed below who will perform such portions of Landlord’s North Premises Work:

EXHIBIT 4, PAGE 2

•	Mechanical/HVAC: Environmental Systems, Inc.

•	Plumbing: North Shore Mechanical Contractors, Inc.

•	Fire Protection: Legacy Fire Protection, Inc.

•	Electrical: Nappa Electric, Inc.

(ii) Landlord will cause the Contractor to use reasonable efforts to obtain at least three (3) bidders for other portions of Landlord’s North Premises Work; however, given the current market, it may not be possible to obtain more than one or two bidders with respect to portions of Landlord’s North Premises Work.

(iii) Landlord shall, upon the written request of Tenant, from time to time, make available to Tenant, for Tenant’s information, all bids, the construction contract, and any other construction agreement on which the North Premises Permitted Costs are based, and any Applications for Payment on which the actual North Premises Permitted Costs are based.

If Tenant reasonably determines that the GMP is higher than is acceptable to Tenant, then Tenant shall have a one-time right to give request changes to Landlord’s North Premises Work. In order to exercise such one-time right to request changes to Landlord’s North Premises Work in order to reduce the GMP, Tenant shall, on or before the date three (3) business days after Tenant receives Landlord’s notice to Tenant of the GMP, give written notice to Landlord specifying the changes in Landlord’s North Premises Work requested by Tenant. Such changes shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned, or delayed). Based upon the revised North Premises Construction Documents for Landlord’s North Premises Work, which are based upon the changes requested by Tenant, as approved by Landlord, as aforesaid, the Contractor shall revise the GMP for the construction of Landlord’s North Premises Work in accordance with this Section 5. Tenant shall pay for the design cost associated the preparation of the revised North Premises Construction Documents. Tenant shall have the right to review the revised GMP within three (3) business days after receipt thereof.

6. Tenant’s Share. For the purposes of this Exhibit 4: (i) if the Cost of Landlord’s North Premises Work is equal to, or less than, the North Premises Maximum Amount, then “Tenant’s North Premises Share” shall be 0%, and (ii) if the Cost of Landlord’s North Premises Work is greater than the North Premises Maximum Amount, then Tenant’s North Premises Share shall be a fraction, the numerator of which is the amount by which the total Cost of Landlord’s North Premises Work exceeds the North Premises Maximum Amount, and the denominator of which is the total Cost of Landlord’s North Premises Work.

7. Tenant’s Obligation to Pay Excess Costs.

(a) If the Cost of Landlord’s North Premises Work exceeds the North Premises Maximum Amount, Tenant shall, subject to Section 7(b) below, pay to Landlord such excess costs (the “North Premises Excess Costs”) as follows: (i) Tenant shall pay Tenant’s

Share of Landlord’s North Premises Excess Costs within thirty (30) days of Billing, as

EXHIBIT 4, PAGE 3

hereinafter defined, (ii) with respect to any Changes to Landlord’s North Premises Work, Tenant shall pay for the cost of such changes in accordance with Section 8 below, and (iii) with respect to any increases in the Cost of Landlord’s North Premises Work arising from Claims by the Contractor, Tenant shall pay for the cost of such Claims as set forth in Section 9 below. “Billing” shall be defined as any invoice from Landlord setting forth, reasonable detail, the amount due from Tenant, and shall include invoices from vendors and service providers, and applications for payment from the Contractor for work completed through the date of Billing, as certified by the Contractor. Billing may not be submitted to Tenant more than one (1) time per calendar month. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

(b) Provided that each portion of the Premises (including, without limitation, the Expansion Premises, if Tenant timely and properly exercises its right to lease the Expansion Premises) is improved to the Minimum Improvement Standard, as hereinafter defined, Tenant may, upon timely written election, apply: (i) a portion the Landlord’s South Premises Contribution towards Tenant’s obligation to pay for the North Premises Excess Costs, as set forth in Section 7(a) above, and (ii) a portion of Landlord’s North Premises Contribution towards Tenant’s obligation to pay for the South Premises Excess Costs (subject to Tenant’s compliance with Section II.7 of this Exhibit 4), and (iii) on the conditions that: (x) Tenant timely and properly exercises its right to lease the Expansion Space, as set forth in Section I of Exhibit 11, and (y) Landlord’s Expansion Space Contribution is available for such use at the time that Tenant’s obligation to pay the North Premises Excess Cost is due. For purposes of this Lease, the “Minimum Improvement Standard” shall be defined as the level and quality of leasehold improvements of typical office, laboratory, pilot production (and warehouse space associated with the pilot production) related to such office, laboratory, pilot production and warehouse space associated with the pilot production, found in the Market Area, as defined in Section 1.2 of the Lease. Landlord expressly agrees that: (i) since Tenant is committed to the performance of Landlord’s South Premises Work listed on Exhibits 4-3 and 4-4 attached hereto, the South Premises shall be deemed to be improved to the Minimum Improvement Standard, and (ii) for the avoidance of doubt, Tenant has the right to apply any unused portion of the Landlord’s South Premises Contribution towards the North Premises Permitted Cost and (if Tenant timely and properly exercises its right to lease the Expansion Premises) to the Expansion Premises Permitted Costs.

8. Changes. If Tenant shall request any change, addition or alteration in any of the North Premises Initial Plan after approval by Landlord (“North Premises Change”), Landlord shall have such revisions to the drawings prepared. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost, if any, which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within three (3) business days, shall notify Landlord in writing whether it desires to proceed with such North Premises Change. In the absence of such written authorization, Landlord shall have the option to continue work on the North Premises disregarding the requested North Premises Change. To the extent that the cost of performing such revisions cause the cost of Landlord’s North Premises Work to exceed the North Premises Maximum Amount, Tenant shall reimburse Landlord for the Cost of Landlord’s North Premises Work associated with such North Premises Change within thirty (30) days of Billing, as such North Premises Change work is being performed (subject to Tenant’s right, as set forth in Section 7(a) above, to apply a portion of Landlord’s North Premises Contribution towards the Cost of such North Premises Change work).

EXHIBIT 4, PAGE 4

9. Claims. To the extent that any claims (“Claims”) by the Contractor cause the Cost of Landlord’s North Premises Work to exceed the North Premises Maximum Amount, Tenant shall pay for such excess within thirty (30) days of Billing. Claims shall include any amounts properly due to the Contractor under the Contract based upon the claims of the Contractor under the Contract, provided however, that the Claims shall not include any amounts arising from the default or negligence of Landlord, or Landlord’s agents or employees, under the Contract.

10. Performance of Landlord’s North Premises Work. Following approval of the North Premises Construction Documents and Tenant’s written authorization to proceed with Landlord’s North Premises Work, Landlord shall cause the Landlord’s North Premises Work to be constructed in all material respects in accordance with the approved North Premises Construction Documents.

11. Landlord’s North Premises Contribution:

(a) Except as set forth in this Section 11: (i) any portion of Landlord’s North Premises Contribution which exceeds the Cost of the Landlord’s North Premises Work shall accrue to the sole benefit of Landlord, and (ii) Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

(b) Requisitions by Tenant for Other North Premises Permitted Costs. If there is any Remaining Portion of Landlord’s North Premises Contribution, Tenant may submit Requisitions, as hereinafter defined, to Landlord to pay for Other North Premises Permitted Costs, as follows:

(1) A “Requisition” shall mean (1) an application for payment (accompanied by, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) listing in reasonable detail Other North Premises Permitted Costs, (2) a certification executed by an authorized representative of Tenant that the amount of the Requisition in question does not exceed the cost of the items, services and work covered by such Requisition, and (3) only with respect to those items and services covered by such Requisition for which mechanic’s lien rights arise under Massachusetts Law, partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”). Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each Requisition in order to verify the amount thereof. Tenant shall submit Requisition(s) no more often than monthly.

(2) On the condition that Tenant is not in default of its obligations under the Lease at the time that Landlord receives a Requisition, Landlord shall pay the amount properly due under such Requisition within thirty (30) days of receipt of such Requisition. Notwithstanding the foregoing, if Landlord declines

EXHIBIT 4, PAGE 5

to pay Tenant on account of any Requisition based upon Tenant then being in default of its obligations under the Lease, and if Tenant subsequently cures such default, then Tenant shall have the right to resubmit such Requisition, and Landlord shall pay the amount due on account of such Requisition, provided that the Lease is then in full force and effect and all of the conditions to payment on account of such Requisition are then satisfied.

(3) Notwithstanding anything to the contrary herein contained: (i) Landlord shall have no obligation to advance funds on account of Landlord’s North Premises Contribution more than once per month; (ii) if any contractor, subcontractor of any tier, or materialman records a Notice of Contract which is not discharged or bonded over by, on or behalf of, Tenant, Landlord shall thereafter have the right to have the relevant portion of Landlord’s North Premises Contribution paid directly to such lienor upon receipt of requisite documentation from such lienor evidencing payment to be due and owing, only upon Landlord notifying Tenant in writing of its intent to pay such portion of Landlord’s North Premises Contribution directly to such contractors and Tenant failing within five (5) business days of receipt of such notice to (x) bond over or discharge such lien, as a matter of record or (y) pay such lienor (and provide evidence of such payment to Landlord) the amounts claimed owing to such lienor; (iii) Landlord shall have no obligation to pay any portion of Landlord’s North Premises Contribution with respect to any Requisition submitted after the Outside Requisition Date, as hereinafter defined. Subject to the Section I.B(5) of Exhibit 11, the “Outside Requisition Date” shall be the date ninety (90) days after Landlord gives Tenant written notice setting forth the final Cost of Landlord’s North Premises Work.

(c) Tenant’s Right to Apply Landlord’s North Premises Contribution to South Premises Permitted Costs and Expansion Premises Permitted Costs. Provided that each portion of the Premises (including, without limitation, the Expansion Premises, if Tenant timely and properly exercises its right to lease the Expansion Premises) is improved to the Minimum Improvement Standard, as defined above, Tenant may, at Tenant’s written election, apply any unused portion of Landlord’s North Premises Contribution towards the South Premises Permitted Costs, as hereinafter defined, and the Expansion Premises Permitted Costs, as hereinafter defined (if Tenant timely and properly exercises its right to lease the Expansion Premises). If Tenant makes such election, then the unused portion of Landlord’s North Premises Contribution so designated by Tenant shall become part of Landlord’s South Premises Contribution and/or Landlord’s Expansion Premises Contribution, as the case may be.

12. Landlord’s Warranty

(a) Landlord’s Warranty. Landlord hereby warrants and represents to Tenant that Landlord’s North Premises Work shall be performed: (i) in a good and workmanlike manner; (ii) in all material respects, in accordance with the North Premises Construction Documents, and (iii) in accordance with all applicable Legal Requirements. The Landlord warranty and representations set forth in this Section 13(a) are referred to herein as “Landlord’s Warranty”.

EXHIBIT 4, PAGE 6

(b) Tenant’s Remedies in the Event of Breach of Landlord’s Warranty. If, on or before the Warranty Expiration Date, Tenant gives Landlord written notice of any breach of Landlord’s Warranty promptly after Tenant becomes aware of such breach, Landlord shall, at no cost to Tenant, correct or repair such breach as soon as conditions reasonably permit and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid. The “Warranty Expiration Date” shall be defined as the date eleven (11) months and two (2) weeks after the North Premises Term Commencement Date. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has breached Landlord’s Warranty or Landlord has otherwise failed to perform Landlord’s construction obligations under this Exhibit 4, Tenant shall be deemed conclusively to have: (i) approved Landlord’s North Premises Work, (ii) waived any claim that Landlord has breached Landlord’s Warranty, and (iii) have agreed that Tenant has no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement. The provisions of this Section 12(b) sets forth the Tenant’s sole remedies for any breach of the Landlord’s Warranty; however nothing in this Section 12(b) shall be deemed to relieve the Landlord of its responsibilities to perform maintenance and repairs as required pursuant to Section 10.2 of the Lease or affect or limit the provisions of Section 10.7 of the Lease. With respect to any latent defects in Landlord’s North Premises Work discovered by Tenant after the Warranty Expiration Date, Landlord shall, upon request of Tenant, assign to Tenant its rights against any contractor, subcontractor, and/or designer engaged by Landlord in connection with Landlord’s North Premises Work to the extent necessary to enable Tenant to assert claims against such contractor, subcontractor and/or designer in connection with such latent defect.

II.	South Premises

Reference is made to the fact that the leasehold improvements to be performed in the South Premises will be performed in two phases: (i) Landlord will initially perform Landlord’s South Premises Work, as hereinafter defined, and in accordance with Section II.A below, and (ii) Tenant shall be responsible for any improvements to be performed in the South Premises after Landlord completes Landlord’s South Premises Work.

A.	Landlord’s South Premises Work

1. Tenant acknowledges and agrees that Tenant is leasing the South Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord, except that Landlord shall perform Landlord’s South Premises Work, as hereinafter defined, in accordance with the provisions of Section 3 of the Lease, this Section II, Exhibit 4, and Landlord shall provide Landlord’s South Premises Contribution, as hereinafter defined. Landlord’s South Premises Work shall be performed subject to the same terms and conditions as are applicable to the performance of Landlord’s North Premises Work, as set forth in Section I of this Exhibit 4, except as set forth in this Section II of Exhibit 4.

EXHIBIT 4, PAGE 7

2. Landlord’s South Premises Work is based upon the Architectural Basis of Design attached hereto as Exhibit 4-3 and the schematic plan (“Initial Plan for South Premises”) attached hereto as Exhibit 4.4.

3. Landlord shall apply Landlord’s South Premises Contribution in accordance with Section B.7 of this Section II towards the cost of Landlord’s South Premises Work.

B.	Tenant’s South Premises Work

1. Tenant’s Plans. All leasehold improvements to the South Premises after the completion of Landlord’s South Premises Work (“Tenant’s South Premises Work”) shall be performed in accordance with the provisions of the Lease, including, without limitation, this Section B. Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, HVAC and MEP engineers and general contractor, Landlord hereby reserving the right to require that Tenant use a MEP engineer selected by Landlord; (ii) on or before October 1, 2020, a set of design/ development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/ Development Plans”), and on or before January 1, 2021, a full set of construction drawings (“Final Construction Drawings”) for Tenant’s South Premises Work. The Design/Development Plans and the Final Construction Drawings are collectively referred to herein as the “Tenant’s Plans.” Landlord’s approval of the architect, HVAC and MEP engineers and general contractor shall not be unreasonably withheld, conditioned or delayed. In addition, Landlord shall have the right to require its written approval, which shall not be unreasonably withheld, conditioned, or delayed, of any subcontractors performing any work affecting the structural elements of, or any of the utility or building service equipment or systems in, the Building. Landlord’s approval of the Design/Development Plans (and the Final Construction Drawings, provided that the Final Construction Drawings are consistent with the Design/Development Plans), shall not be unreasonably withheld, conditioned or delayed provided the Tenant’s Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 1 and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Tenant’s Plans for any other purpose whatsoever. Landlord agrees to respond to any request for approval of the Tenant’s Plans within ten (10) business days after receipt thereof.

2. Performance of Tenant’s South Premises Work. Tenant’s South Premises Work shall be performed by Tenant in accordance with the provisions of the Lease (including, without limitation, Section 11 of the Lease and this Exhibit 4). Tenant’s South Premises Work shall be performed at Tenant’s sole cost and expense, except for: (i) Landlord’s South Premises Contribution, (ii) Landlord’s North Premises Contribution, and (ii) Landlord’s Expansion Premises Contribution, on the conditions that: (x) Tenant timely and properly exercises its right to lease the Expansion Space, as set forth in Section I of Exhibit 11, and (y) Landlord’s Expansion Space Contribution is available for such use at the time that Tenant submits requisitions for South Premises Permitted Costs.

EXHIBIT 4, PAGE 8

3. Completion of Tenant’s South Premises Work. Tenant shall Substantially Complete (hereinafter defined) Tenant’s South Premises Work on or before June 30, 2021 (the “Outside Tenant Work Completion Date”), provided that if Tenant is delayed in the performance of Tenant’s Work by reason of a Landlord Delay (as hereinafter defined), the Outside Tenant Work Completion Date shall be extended by the length of such Landlord Delay. For purposes hereof, Tenant’s South Premises Work shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Tenant has and delivered to Landlord a copy of (i) a certificate of substantial completion from Tenant’s architect for Tenant’s South Premises Work, and (ii) a certificate of occupancy for the South Premises from the Town of Lexington, Massachusetts. A “Landlord Delay” shall be defined as any default by Landlord in its obligations under the Lease that causes an actual delay in the completion of Tenant’s South Premises Work. Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to correct the Landlord Delay specified in the Landlord Delay Notice within forty-eight (48) hours following receipt thereof. No period of time prior to expiration of such forty-eight-(48)-hour period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

4. Cost of Tenant’s South Premises Work. Except for: (i) Landlord’s South Premises Contribution, (ii) any unused portion of Landlord’s North Premises Contribution (subject to Tenant’s compliance with Section I.11(c) of this Exhibit 4), and (iii) Landlord’s Expansion Premises Contribution, on the conditions that: (x) Tenant timely and properly exercises its right to lease the Expansion Space, as set forth in Section I of Exhibit 11, and (y) Landlord’s Expansion Premises Contribution is available for such use at the time that Tenant’s obligation to pay Excess Cost is due, all of Tenant’s South Premises Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11 of the Lease).

5. Landlord’s South Premises Contribution. As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to the provisions of this Section II.5, provide to Tenant a tenant improvement allowance (“Landlord’s South Premises Contribution”) of up to $2,007,750.00 (i.e., up to $150.00 per rentable square foot of the South Premises (the “Maximum Amount of Landlord’s South Premises Contribution”). Landlord shall apply Landlord’s South Premises Contribution towards the cost of Landlord’s South Premises Work. The balance (“Balance”) of Landlord’s South Premises Contribution shall be available for use by Tenant solely for Permitted Costs incurred by Tenant in Tenant’s Work (“South Premises Permitted Costs”), provided however, that no more than $200,775.00 of Landlord’s South Premises Contribution may be applied to Soft Costs and Other Permitted Costs

6. Budget. Tenant shall have no right to submit any requisition to Landlord on account of South Premises Permitted Costs until: (x) after the completion of Landlord’s South Premises Work, and (y) Tenant has submitted to Landlord a detailed good faith budget (“Budget”) of South Premises Permitted Costs. Tenant shall deliver to Landlord an update of the Budget at least once every two (2) months, but in any event after Tenant enters into a contract for the performance of Tenant’s Work with its contractor.

EXHIBIT 4, PAGE 9

(i) Tenant shall submit to Landlord reasonably detailed documentation evidencing the then current Budget at the time of each Budget update. For the purposes hereof, South Premises Permitted Costs shall not include: (x) the cost of any of Tenant’s Property (hereinafter defined) (other than the cost of installing Tenant’s data, telecom and cabling in the Premises), any de-mountable decorations, artwork and partitions, signs, and trade fixtures, (y) the cost of any fixtures or Alterations that will be removed at the end of the Term, and (z) any fees paid to Tenant, any Affiliated Entity or Successor,

(ii) Requisitions. Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted. “Landlord’s Proportion” shall be a fraction, the numerator of which is the Balance (as defined in Section 5 above) of Landlord’s South Premises Contribution and the denominator of which the Budget for South Premises Permitted Costs, from time to time. A “requisition” shall mean AIA Documents G-702 and G-703 duly executed and certified by Tenant’s architect and general contractor (accompanied by, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, Vice President, or other officer of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition. Landlord shall have the right, upon reasonable advance notice to Tenant and not more often than one time per calendar month, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof. Such inspection shall be at Landlord’s sole cost and expense. Tenant shall submit requisition(s) no more often than monthly.

(iii) Notwithstanding anything to the contrary herein contained: (1) Landlord shall have no obligation to advance funds on account of Landlord’s South Premises Contribution more than once per month; (2) if Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s South Premises Contribution paid directly to Tenant’s contractors; (3) subject to Section I.B(5) of Exhibit 11, Landlord shall have no obligation to pay any portion of Landlord’s South Premises Contribution June 30, 2021 (the “Outside South Premises Requisition Date”); provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside South Premises Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (4) Tenant shall not be entitled to any unused portion of

EXHIBIT 4, PAGE 10

Landlord’s South Premises Contribution; (5) Landlord’s obligation to pay any portion of Landlord’s South Premises Contribution shall be conditioned upon there existing no Event of Default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment; and (6) in addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of Landlord’s South Premises Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work. If Landlord declines to fund any requisition on the basis that, at the time that Tenant submitted such requisition to Landlord, Tenant is in default of its obligations under the Lease, then, if Tenant cures such default and so long as the Lease is still in full force and effect, Tenant shall again have the right to resubmit such requisition (as may be updated by Tenant for any work performed since the date of the previously submitted requisition) for payment subject to the terms and conditions of this Section II.6.

7. Tenant’s Right to Apply Landlord’s South Premises Contribution to North Premises Permitted Costs and Expansion Premises Permitted Costs. Provided that each portion of the Premises (including, without limitation, the Expansion Premises, if Tenant timely and properly exercises its right to lease the Expansion Premises) is improved to the Minimum Improvement Standard, as defined above, Tenant may, at Tenant’s written election, apply any unused portion of the Landlord’s South Premises Contribution and the Landlord’s Expansion Premises Contribution (if applicable) towards the North Premises Permitted Costs, the South Premises Permitted Costs, and the Expansion Premises Permitted Costs (all as hereinafter defined), and as to the Expansion Premises Permitted Costs only if Tenant timely and properly exercises its right to lease the Expansion Premises. Landlord expressly agrees that: (i) since Tenant is committed to the performance of Landlord’s South Premises Work listed on Exhibits 4-3 and 4-4 attached hereto, the South Premises shall be deemed to be improved to the Minimum Improvement Standard, and (ii) for the avoidance of doubt, Tenant has the right to apply any unused portion of the Landlord’s South Premises Contribution towards the North Premises Permitted Cost and (if Tenant timely and properly exercises its right to lease the Expansion Premises) to the Expansion Premises Permitted Costs. If Tenant makes such election, then the unused portion of Landlord’s South Premises Contribution and Landlord’s Expansion Premises Contribution (if applicable) so designated by Tenant shall become part of Landlord’s North Premises Contribution and/or Landlord’s South Premises Contribution, and /or Landlord’s Expansion Premises Contribution, as the case may be.

III.	Miscellaneous

1. Tenant’s Authorized Representative. Tenant designates Jeffrey Moore (email: jeffrey.moore@kaleido.com; telephone (617)-674-9000) and Richard Donovan (email: rick@RJdonovangroup.com; telephone: (508) 380-9806) (collectively, “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.

EXHIBIT 4, PAGE 11

2. Landlord’s Authorized Representative. Landlord designates Stephen Lynch (email: slynch@ks-prop.com; telephone: 617-910-5500; “Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.

IV.	Disputes.

Any disputes relating to provisions or obligations in this Lease in connection with Landlord’s Work or this Exhibit 4 shall be submitted to arbitration in accordance with the provisions of applicable state law, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations and procedures from time to time in effect as promulgated by the American Arbitration Association. Notwithstanding the foregoing, the parties hereby agree that the arbitrator for any disputes relating to Landlord’s Work shall be a construction consultant experienced in the construction of offices/research/laboratory buildings/campuses in the Route 128/Route 2/Alewife corridor real estate market, as mutually agreed upon by the parties, or, if not then designated by the parties, within ten (10) days after either party makes a request for arbitration hereunder, or (if the parties do not mutually agree upon such arbitrator) as designated by the Boston office of the American Arbitration Association upon request by either party. Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) days before submission of the application to the said Association’s office in Boston, Massachusetts. The arbitrator shall hear the parties and their evidence. The decision of the arbitrator shall be binding and conclusive, and judgment upon the award or decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the Court or a Judge thereof may be served outside the Commonwealth of Massachusetts by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his award or decision. Except where a specified period is referenced in this Lease, no arbitrable dispute shall be deemed to have arisen under this Lease prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute together with a description thereof sufficient for an understanding thereof. In connection with the foregoing, it is expressly understood and agreed that the parties shall continue to perform their respective obligations under the Lease during the pendency of any such arbitration proceeding hereunder (with any adjustments or reallocations to be made on account of such continued performance as determined by the arbitrator in his or her award).

EXHIBIT 4, PAGE 12

EXHIBIT 4-1

INITIAL PLAN FOR NORTH PREMISES

EXHIBIT 4-1, PAGE 1

EXHIBIT 4-2

UTILITY EQUIPMENT MATRIX—NORTH PREMISES

EXHIBIT 4-2, PAGE 1

EXHIBIT 4-2, PAGE 2

EXHIBIT 4-2, PAGE 3

EXHIBIT 4-2, PAGE 4

EXHIBIT 4-2, PAGE 5

EXHIBIT 4-2, PAGE 6

EXHIBIT 4-3

ARCHITECTURAL BASIS OF DESIGN

ARCHITECTURAL

BASIS OF DESIGN

65 Hayden Avenue, 1st Floor

Lexington, Massachusetts

EXHIBIT 4-3, PAGE 1

ROOM NAME/NUMBER:	Reception Area
Airlock, Waiting Area, Board Room.

FUNCTION:	Reception and Conference

ARCHITECTURAL:

Flooring:	Tenant Standard Broadloom and Modular Carpet tiles in selected areas. Vinyl Plank tile or other resilient flooring in waiting area. Surface mounted walk-off mat—airlock. Wall Base to be 4” high straight or cove.

Wall Finish:	Tenant Standard eggshell finish, latex paint—Benjamin Moore Color TBD. Glazed walls and transoms.

Ceiling Height/Finish:	10’-0” AFF; with some 9’-0” areas per RCP, 2’x2’ tegular acoustical tile (white) Armstrong Dune or Equal—9/16” Fineline grid (white), and GWB ceiling soffit with smooth finish on metal stud system at various heights, Conference/Break room GWB accent celling system.

Door/Frame/Hardware:	Storefront glass entrance walls and doors at Airlock. Butt glazed wall and glass door hardware to open office. Card readers per plan.

Board Room and meeting rooms to either be de-mountable glazed wall/door systems by furniture vendor, or butt glazed door and glazed wall by general contractor, which will be decided based on the teams effort to fit this scope within the budget.

Millwork:	Reception Desk: cabinets shall be premium plastic laminate base and wall units, with solid surface counter. Coffee Bar: cabinets shall be premium plastic laminate base and wall units, with solid surface counter and glass tile backsplash to the underside of wall cabinet above. Board Room: Provide alternate for built-in premium plastic laminate millwork benches.

Window Treatment:	Sun control “Electroshades” shades at exterior glazing and Board Room surround.

EQUIPMENT:	Provide water feed for Coffee maker. Under-counter fridge at coffee station. Projection screen in large conf. room. Wall mounted TVs, Projector, A/V components, appliances and office equipment by others.

ROOM NAME/NUMBER:	General Office Areas
Open Office, Meeting rooms, Break Room, Server

FUNCTION:	Office and Meeting Space

2

EXHIBIT 4-3, PAGE 2

KSP—Kaleido BioSciences

65 Hayden Ave, Lexington, MA

ARCHITECTURAL:

Flooring:	Tenant Standard Broadloom and Modular Carpet tiles in selected areas—Offices and open offices areas. Wall Base to be 4” high straight or cove. Existing vinyl flooring to be covered with carpet at exterior wall line. Break Room flooring to be vinyl plank tile or other resilient flooring. Server room to be ESD VCT.

Wall Finish:	Tenant Standard eggshell finish, latex paint—Benjamin Moore Color TBD. Existing window film to be removed from existing storefront glazing systems at offices and meeting rooms.

Ceiling Height/Finish:	Open office areas 10’-0”, with offices at 9’-0” AFF; 2’x2’ tegular acoustical tile (white) Armstrong Dune or Equal—9/16” Fineline grid (white), and GWB ceiling soffits with smooth finish on metal stud system at various heights. Break room 10’-0: AFF ACT ceiling with GWB soffit at exterior curtain wall. GWB Soffit 8’-0” AFF at office and meeting room front walls. GWB Soffit 8’-0” AFF surrounding perimeter of enclosed workstations.

Door/Frame/Hardware:

Office and meeting room doors to be 8 ft high De-mountable glazed wall/door systems by furniture vendor. Butt glazed wall and glass door hardware to Break Room.

Other Doors—3’-0“x7’-0” flush metal doors painted.

Card readers with electric strikes per plan.

Frames—Hollow metal, semi-gloss latex paint finish.

Hardware—Building standard Schlage Cylindrical Lockset, Athens Lever Design, finish 626 “satin chromium plated”; Hinge—Stanley full mortise FBB179 ANSI A8112, 4-1/2” x 4-1/2” steel; Silencers; Floor stop—Rockwood 441 in finish “satin chrome”. Closers, flush bolts, silencers.

Millwork:	Break Room & Reception Coffee Bar: kitchen cabinets shall be premium plastic laminate base and wall units, with solid surface counter and glass tile backsplash to the underside of wall cabinet above.

Coats/Copy Area/Mailroom: premium plastic laminate base/wall units and countertop; Coat rod and shelf. Lockers by others.

Window Treatment:	Sun control “Electroshades” shades at exterior glazed curtain wall facing courtyard at Open Office and Breakroom. Building standard Mechoshades for others.

EQUIPMENT:	Provide water feed for Coffee maker at all coffee stations. Undercounter fridge at all coffee stations. Wall mounted TVs, A/V components, kitchen appliances and office equipment by others.

3

EXHIBIT 4-3, PAGE 3

KSP—Kaleido BioSciences

65 Hayden Ave, Lexington, MA

ROOM NAME/NUMBER:	Laboratories & Support Spaces

FUNCTION:	Multi-purpose R & D laboratory environment.

ARCHITECTURAL:

Flooring:	Biology and support areas to be vinyl composition tile with wall Base—4” high coved. Glasswash & storage epoxy flooring to remain—repair as needed. Chemistry Lab VCT flooring to remain—remove existing accent tiles and repair as needed. Chemistry equipment room existing epoxy floor to remain. Shipping area and freezer farms to be vinyl composition tile with wall Base—4” high coved. Lab corridors existing to remain with repairs as needed—use house stock.

Wall Finish:	Tenant Standard eggshell finish, latex paint. Glasswash and Waste Room to have epoxy paint.

Ceiling Height/Finish:	Biology, Shipping, Freezer Farms: 9’-0” AFF; 2’-0” x 4’-0” x 1/2” ClimaPlus, vinyl faced, square edged tile (white); Chemistry, Glasswash, Chem Equipment, Consumable Storage, and Lab Corridors existing to remain, unless removed for HVAC re-work—replace damaged and soiled tiles. Remove drywall “cube soffits” and infill with GWB in corridors.

Door/Frame/Hardware:	Pair Doors—3’-0”/2’-0”x7’-0” flush metal doors to labs per plan. Half-lite in active leaf. Card readers with electric strikes per plan. Frames—Hollow metal, semi-gloss latex paint finish. Hardware—Building standard Schlage Cylindrical Lockset, Athens Lever Design, finish 626 “satin chromium plated”; Hinge—Stanley full mortise FBB179 ANSI A8112, 4-1/2” x 4-1/2” steel; Silencers; Floor stop—Rockwood 441 in finish “satin chrome”. Closers, flush bolts, armor plate, silencers—or equal.

Interior Glazing:	Glass in metal frame glazing system at lab/office walls and lab corridor “borrowed” lights and transoms per plan.

Casework:	Fixed sink base cabinet—5’-0”long x 2’-6” deep, painted metal. Mobile table benches (New England Lab Cambridge Series or Equal) 5’-’0” and 6’-0” long x 2’-6” wide, painted metal table frames with suspended metal casework; P. Lam. reagent shelving; Bench tops—1” thick epoxy, color “black”; drying racks above sink. BWK to Inventory existing flexible casework on site and re-use where possible (Existing laminate tops to be replaced with 1” epoxy). 6’-0” fume hood(s) with power per plan and utilities per matrix (Relocated and modified for constant volume on site). 2x2 Ceiling utility panels per RCP—Locate two per long peninsulas with vacuum and compressed air where required. Glasswash stainless steel countertop with integral double bowl sink existing to remain. Re-use existing glasswasher. New Tuttnauer 5596 ECP (or Equal) Autoclave.

4

EXHIBIT 4-3, PAGE 4

KSP—Kaleido BioSciences

65 Hayden Ave, Lexington, MA

EQUIPMENT:	Wire partition system at loading dock area with caged roof. Lab equipment, floor and bench mounted, and BioSafety Cabinets by others.

ROOM NAME/NUMBER:	South Building
Large Conference, Collaboration, Meeting Rooms.

FUNCTION:	Meeting Space

ARCHITECTURAL:

Flooring:	Midgrade Broadloom Carpet throughout. Wall Base to be 4” high straight.

Wall Finish:	Tenant Standard eggshell finish, latex paint—Benjamin Moore Color TBD. Wink wall (writable surfaces).

Ceiling Height/Finish:	9’-0” AFF, 2’x4’ square edge acoustical tile (white)—15/16” grid (white).

Door/Frame/Hardware:	Doors—3’-0”x7’-0” flush metal doors painted. Half-lite in active leafs. Card readers with electric strikes per plan. Frames—Hollow metal, semi-gloss latex paint finish. Hardware—Building standard Schlage Cylindrical Lockset, Athens Lever Design, finish 626 “satin chromium plated”; Hinge—Stanley full mortise FBB179 ANSI A8112, 4-1/2” x 4-1/2” steel; Silencers; Floor stop-Rockwood 441 in finish “satin chrome”. Closers, flush bolts, silencers.

Millwork:	None

Window Treatment:	Dual “Mechoshades” shades at exterior glazing with sun control and room darkening.

EQUIPMENT:	Electric Projection screen and projection power lift in Assembly Space. Telephone rooms, Projector, A/V components, wall mounted TVs by others.

5

EXHIBIT 4-3, PAGE 5

EXHIBIT 4-4

INITIAL PLAN FOR SOUTH PREMISES

EXHIBIT 4-4, PAGE 1

EXHIBIT 5-1

AREAS AVAILABLE TO TENANT IN SOUTH PENTHOUSE

EXHIBIT 5-1, PAGE 1

EXHIBIT 5-2

AREAS AVAILABLE TO TENANT IN SOUTH MECHANICAL ROOM

EXHIBIT 5-2, PAGE 1

EXHIBIT 5-3

TENANT-SUPPLIED MECHANICAL EQUIPMENT LOCATION

EXHIBIT 5-3, PAGE 1

EXHIBIT 6

FORM OF LETTER OF CREDIT

STANDBY LETTER OF CREDIT

DRAFT of Standby Letter of Credit

Draft for discussion purposes only

begin format

BENEFICIARY:	Letter of credit number: 2010100000XX
HCP/King Hayden Campus LLC	Date: xx/xx/xx
200 Cambridge Park Drive
Cambridge, MA 02140
Attn: Building Manager

Ladies and Gentlemen:

At the request and for the account of Kaleido Biosciences, Inc., 18 Crosby Drive, Bedford, MA 01730, we hereby establish our standby letter of credit number 2010100000XX in your favor in the amount of two million fifty seven thousand six hundred fifty eight U.S. dollars and seventy five cents (USD2.057,658.75) (hereinafter the “maximum amount”) available with us at our office listed below, by payment of your draft(s) drawn on us at sight accompanied by the following:

1.	The original of this letter of credit and all amendments (if any).

2.	Statement purportedly signed by the beneficiary stating the following:
“This	demand is pursuant to me lease dated xx/xx/xx by and between the applicant and the Beneficiary as amended.”

Partial drawings under this letter of credit are permitted. We shall, after each presentation of this letter of credit, return the same to you, marking this letter of credit to show the amount paid by us and the date of such payment.

Each draft must be marked “Drawn under Pacific Western Bank letter of credit number 2010100000XX.”

This letter of credit expires at our office listed below at 5 p.m. eastern time on March 16, 2019.

Notwithstanding the foregoing, this letter of credit shall be automatically extended for a period of one year unless at least sixty (60) calendar days prior to any expiration date we have sent written notice to your above address by courier that we elect not to renew this letter of credit for such additional period. In any event, this letter of credit will not be extended beyond March 16, 2029.

Notwithstanding any provision herein to the contrary, our aggregate obligation to honor such drafts shall not exceed the maximum amount, as reduced by prior draws hereunder.

If any instructions accompanying a drawing under this letter of credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

Pacific Western Bank, 475 Fifth Ave, 18th Floor, New York, N.Y. 10017

EXHIBIT 6, PAGE 1

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves and only upon presentation to us at our below-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this letter of credit. Each transfer shall be evidenced by our endorsement on the reverse of the original of this letter of credit, and we shall deliver the original of this letter of credit so endorsed to the transferee. Without prejudice to the foregoing, such transfer shall be permitted without our approval, provided that such transfer is not in favor of any person or entity identified on a then-current list of specially Designated Nationals and Blocked Persons provided by the Office of Foreign Assets Control of the U.S. Department of the Treasury. All charges in connection with any transfer under this letter of credit shall be paid by the applicant at the time written notice of a transfer is submitted. The payment of transfer charges shall not be a condition to the transfer of the Letter of Credit, as provided above.

This letter of credit shall be promptly surrendered to us by you (or any subsequent transferee) upon expiration.

Except So far as otherwise expressly stated, this documentary credit is subject to Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600.

We engage with you that each draft drawn under and in compliance with the terms of this letter of credit will be duly honored on delivery of the specified documents, if presented (i) by courier or in person to this office during regular business hours: 475 Fifth Ave, 18th Floor, New York, NY 10017 or (ii) via facsimile to 646.336.4961.

To the extent a presentation is made by facsimile, and to ensure timely payment, you must provide telephone notification thereof to us at 646.467.5256, prior to or simultaneously with the sending of such facsimile transmission. A (“fax drawing”); will not be effectively presented until you confirm by telephone of our receipt of such fax drawing. If you present a fax drawing under this letter of credit you do not need to present the original of any drawing documents, and if we receive any such original drawing documents they will not be examined by us. In the event of a full or final drawing the original standby letter of credit must be returned to us by overnight courier.

In the event that your presentation is via facsimile with confirmation of receipt of presentation via phone, you are not required to submit the original letter of credit, however, we will mark our records accordingly sending you an advice of the paid drawing and indicating the balance of the reduced maximum amount, which will become an integral part of this letter of credit.

Very truly yours,

Pacific Western Bank

end format

Agreed to and accepted by:

Pacific Western Bank, 475 Fifth Ave, 18th Floor, New York, N.Y. 10017

EXHIBIT 6, PAGE 2

EXHIBIT 7

LANDLORD’S SERVICES

1. Hot and cold water to the Common Area lavatories and the Premises, including both office and laboratory space.

2. Electricity for Building Common Areas and the Premises [Note: Electricity to the Premises shall be submetered.]

3. HVAC services to the Building Common Areas and the Premises, including both office and laboratory space.

4. Elevator service.

5. Trash removal.

6. Snow removal.

7. Exterior grounds and parking maintenance.

8. Management services.

9. Campus security systems, including (i) security personnel staffing a security station in the lobby of the Building during normal business hours and (ii) security personnel located on the Campus, with periodic patrols, 24 hours per day, 7 days per week.

10. Maintenance of life safety systems (fire alarm and sprinkler).

11. Access to the following shared laboratory systems on a pro-rata basis:

a)	Vacuum

b)	Compressed Air

c)	RO/DI Water

12. Such other services as Landlord reasonably determines are necessary or appropriate for the Property.

EXHIBIT 7, PAGE 1

EXHIBIT 8

TENANT’S HAZARDOUS MATERIALS

See attached list.

EXHIBIT 8, PAGE 1

name	amount in stock	Unit Size	location
(-)-Epigallocatechin Gallate	1	1 g	Mini Fridge
1,1,3,3-Tetramethyldisiloxane	1	100 g	Flammable Cabinet 1
1,2-ethanesulfonic acid	1	5 g	Hood 2 acid
1,2-O-Isopropylidene-alpha-d-glucofuranose, 100 g	1	100 g	Mini Fridge
1,4-Dioxane	3	100 mL	Flammable Cabinet 1
l,8-Diazabicyclo(5.4.0)Undec-7-Ene, 98%	1	100 g	FH5 Bases
10% Palladium on Carbon in Water	1	5 g	Inorganic Shelf
10% Palladium on Carbon in Water	1	5 g	Inorganic Shelf
10% Palladium on Carbon in Water	1	5 g	Inorganic Shelf
l0g 1,2,3,4,6-Penta-O-acetyl-alpha-D-mannopyranose	1	100 g	Mini Fridge
1-Butanol	1	1 L	Hood 7
l-Ethyl-3-Methylimidazolium Tetrafluorob	1	100 g	FH3 Flammables
1-Heptanol, >=99.5%Gc	1	5 g	Hood 2
1M borane thf	4	100 mL	mini fridge
l-Methyl-2-Pyrrolidinone, For Hplc, >=9	2	100 ml	FH3 Flammables
1-Methylimidazole	2	100 g	Media Room
1-methylimidazole, reagentplus, 99%	2	100 g	FH5 Bases
1-Methylimidazolium hydrogen sulfate	1	100 g	Hood 2
2,2-Azobis(2-methyl-propionitrile)	2	25 g	Media Room
2,2-dichloro-5,6-dicyano-p-benzoquinone	3	10 g	FH3 oxidizers
2,2-Dimethoxypropane	1	500 mL	Hood 4
2,2-Dimethoxypropane, Reagent Grade, 98%	1	500 ml	FH3 Flammables
2,3,4,6-Tetra-O-acetyl-a-D-mannopyranosyl trichlaroacetimidate, 2 g	1	2 g	Mini Fridge
2,3,4,6-Tetra-o-acetyl-beta-d-glucopyranosyl 2,2,2-trichloroacetimidate,	1	5 g	Mini Fridge
2,3-di-o-benzyl-D-glucopyranose	1	25 g	FH3 Flammables
2,4,6-Triisopropylbenzenesulfonic acid, 5g	1	10 g	Hood 2 acid
2,5-Dihydroxybenzoic acid	10	10 mg	Acid Cabinet
20% Palladium on Carbon in Water	1	5 g	Inorganic Shelf
2alpha-Mannobiose	1	10 mg	monomer storage
2-amino-4-methylthiophene-3-carboxylate	1	5 g	mini fridge
2-Aminoacridone	1	25 mg	Media Room
2-Aminopyridine	1	25 g	Media Room
2-Chloro-l,3-dimethylimidazolinium chloride	1	10 g	FH5 acids
2-Mesitylenesulfonic Acid Dihydrate, 97%	1	25 g	hood 2 acid
2-Pyridinesulfonic Acid, 97%	1	10 g	Hood 2 acid
3,3-Dimethyl-1-Butanol, 98%	1	10 g	Hood 2
3,3’-Methylene-Bis(4-Hydroxycoumarin)	1	5 g	Mini Fridge
342, 1.3k, 6k, 10k, 22k, 50k, 110k, 200k, 400k, 800k			monomer storage
3-Methyl-l-phenyl-2-pyrazoline-5-one	1	100 g	Media Room
3-O-Benzyl-l,2-0-isopropylidene-a-D-glucofuranose	1	25 g	Media Room
3-Pyridinesulfonic Acid, 98%	1	5 g	Hood 2 acid
4-(Dimethylamino)pyridine	1	25 g	Hood 7
4,6-O-Benzylidene-D-glucose	1	50 g	Media Room
4-Nitrophenyl ß-D-galacto-pyran-oside	1	1 g	Media Room
4-Nitrophenyl ß-D-glucopyranoside	1	1 g	Media Room
4-O-beta-Galactopyranosyl-D-mannopyranose	1	25 mg	monomer storage
4-O-beta-Galactopyranosyl-D-mannopyranose	3	25 mg	monomer storage
4-Phenylbutyric Acid, 99%	1	25 g	Hood 2
5-Fluorouracil	1	1 g	Media Room
9-Fluorenylmethyl Chloroformate, 97%	1	25 g	Mini Fridge
Acetic acid	1	100 mL	Hood 4
Acetic acid, glacial, ACS, 99.7+%	1	2L	Flammable Cabinet 1
Acetic anhydride	6	100 mL	Acid Cabinet
Acetic anhydride	3	100 g	Acid Cabinet
Acetic anhydride	1	100 mL	Hood 7
Acetic Anhydride, Reagent plus, >=99%	3	100 mL	big acid
Acetohydroxamic Acid	1	5 g	Mini Fridge
Acetone	5	4L	Fume hood 5
Acetonitrile	3	100 mL	Flammable Cabinet 1
Acetonitrile	1	4L	Fume hood 5
Acetonitrile	3	18L	Flam Cab 1
Acetonitrile	3	18L	Flam Cab 2
Acetonitrile	2	4L	Flam Cab 3
Acetonitrile for HPLC, >99.9%	1	100 ml	FH3 Flammables

EXHIBIT 8, PAGE 2

Acetyl chloride	1	500 g	Hood 4
Activated charcoal	1	250 g	Inorganic Shelf
A-D-Mannosepentaacetate	1	5 g	Mini Fridge
Alcian Blue solution	1	250 mL	Media Room
Allopurinol	1	5 g	Hood 2
allylbromide	1	25 g	mini fridge
Alpha-D-Glucose Penta Acetate, 99%	1	25 g	Mini Fridge
Amberlyst 15 hydrogen form	1	25 g	Media Room
Ammonium acetate	1	500 g	Media Room
Ammonium formate	1	500 g	Inorganic Shelf
Ammonium formate	1	100 g	Media Room
Ammonium molybdate tetrahydrate	1	100 g	Media Room
ammonium molybdate tetrahydrate, ACS reagent, >99%	1	100 g	FH3 oxidizers
Ampicilin	1	25 g	Media Room
Anthranilic acid	1	25 g	Media Room
Aspartame	1	1 g	Media Room
Aspartame	1	1 g	Media Room
Barium hydroxide	1	250 g	Inorganic Shelf
Barium oxide	1	50 g	Inorganic Shelf
Benzaldehyde	1	100 g	Hood 4
Benzaldehyde dimethyl acetal	1	100 g	FH3 Flammables
Benzoyl chloride	1	100 mL	Hood 7
Benzyl Bromide, Reagent Grade, 98%	1	100 g	FH3 Flammables
Benzylamine, Reagentplus, 99%	1	100 g	FH5 Bases
Biotin	1	100 mg	Media Room
bis(tributyltin) oxide	1	100 g	hood 2
Borane THF complex solution, 1M	1	100 ml	FH3 Flammables
Boron Trifluoride Diethyl Etherate	2	100 mL	Mini Fridge
Boron Trifluoride Diethyl Etherate	4	25 mL	Mini Fridge
Bromophenol Blue	1	5 g	Media Room
Butane			Media Room
Butyric Anhydride, 98%	1	1000 mL	Hood 2 acid
Camphor-10-Sulfonic Acid (Beta), 98%	1	5 g	Hood 2 acid
Carbon	1	500 g	monomer storage
Carbon Tetrachloride, Reagent Grade, 99.	1	1 L	FH3 Flammables
Carbon, Darco G-60, Activated, Fisher Chemical	1	500 g	Inorganic Shelf
Cefoxitin sodium salt	1	1 g	Media Room
Celite	1	1 kg	Inorganic Shelf
Celite 545	1	500 g	monomer storage
Celite® 545	1	500 g	Inorganic Shelf
Cellulose microcrystalline	1	1 Kg	monomer storage
Cerium(iv) sulfate	1	25 g	FH3 oxidizers
Cerium(IV) sulfate	1	25 g	Media Room
Chloroform-d	1	100 g	Hood 4
Chloromethyl Methyl Ether Tech	1	25 g	Mini Fridge
Chlorotrimethylsilane	4	100 mL	Acid Cabinet
Chondroitin sulfate A sodium salt	1	5 g	monomer storage
Ciprofloxacin	1	5 g	Media Room
Ciprofloxacin Hydrochloride	1	100 mg	Mini Fridge
Citric acid	1	100 g	Media Room
Citric Acid Anhydrous (Crystalline/Certified ACS), Fisher Chemical	1	500 g	Inorganic Shelf
Colistin sulfate salt	1	1 g	Media Room
Copper(II) sulfate	1	500 g	Inorganic Shelf
Copper(II) sulfate pentahydrate, 99+%, for analysis	1	1KG	Inorganic Shelf
cyanocobalamine	1	1 g	Media Room
Cyclohexane	2	4L	Flam Cab 1
D(-)-Arabinose	1	100 g	monomer storage
D(-)-Arabinose	1	100 g	monomer storage
D-(-)-Arabinose	2	100 g	monomer storage
D-(-)-Ribose	1	100 g	monomer storage
D(+)-Cellobiose	1	100 g	Media Room
D-(+)-Cellobiose	1	25 g	monomer storage
D-(+)-Galactose	1	1 Kg	monomer storage
D-(+)-Maltose monohydrate	1	500 g	monomer storage
D-(+)-Turanose	1	1 g	monomer storage

EXHIBIT 8, PAGE 3

D-(+)-Xylose	1	500 g	monomer storage
D-(+)-Xylose	2	1 Kg	monomer storage
D-(+)-Xylose	1	1 Kg	monomer storage
D-(+)-Xylose	1	5 Kg	monomer storage
Daptomycin, Cyclic Lipopeptide Antibiot	1	100 mg	Mini Fridge
DCM	2	4L	Flam Cab 5
Deuterium oxide	2	100 g	Hood 4
Dextrose	1	1 Kg	monomer storage
D-Galacturonic acid monohydrate	1	100 g	monomer storage
D-Glucal	1	25 g	Media Room
D-Glucoronic acid	1	100 g	monomer storage
D-Glucosamine HCl	1	500 g	monomer storage
D-Glucose(U13C6)	1	5 g	monomer storage
Dibutyltin Oxide, 98%	1	100 g	Hood 2
Dichloromethane	2	100 mL	Flammable Cabinet 1
Diethyl Ether	4	1L	Flam Cab 2
Diethyl Ether, Contains 1 Ppm Bht As In	1	1L	FH3 Flammables
Dimethyl sulfoxide	1	100 ml	monomer storage
Dimethylsulphoxide, hybri-max	1	100 ml	FH3 Flammables
D-Lactose monohydrate	1	1 kg	Media Room
D-Lactose monohydrate	1	1 Kg	monomer storage
D-Mannitol	1	250 g	monomer storage
D-Mannose	1	1 Kg	monomer storage
DMF	1	4L	Flam Cab 1
DMF	3	2L	Flam Cab 3
DMSO	4	4L	Flam Cab 3
DMSO	1	4L	Flam Cab 5
Dowex® 50WX8 hydrogen form	1	500 g	Inorganic Shelf
Dowex® MAC-3 hydrogen form	1	250 g	Hood 4
Dowex® Marathon™ MSC hydrogen form	1	100 g	Inorganic Shelf
Drierite® Indicating	1	2.5000 kg	Inorganic Shelf
D-Sorbitol	1	500 g	monomer storage
Ethanol	5	4L	Fume Hood 7
Ethidium bromide in water	1	10 mL	Media Room
Ethyl acetate	1	4L	Media Room
Ethylene glycol	4	2L	Media Room
Ethylene Glycol	2	4L	Flam Cab 5
EtOAc	5	4L	Fume Hood 6
Fe(dibm)3	7	100 mg	Inorganic Shelf
Febuxostat	1	1 g	Hood 2
Fmoc chloride	1	5 g	Acid Cabinet
Fructose	2	500 g	monomer storage
Furosemide	1	5 g	Hood 2
Gentamicin sulfate	1	5 g	Media Room
Glycerol	1	100 ml	Media Room
Glycogen from bovine liver	1	1 g	monomer storage
GlycoProfile 2-AB Labeling kit, including	1		Media Room
Heptane	8	4L	Fume Hood 6
Hexyl Alcohol, Reagent Grade, 98%	1	100 ML	Hood 2
hydrazine monohydrate, reagent grade, 98%	1	100 g	FH5 Bases
Hydrobromic acid solution	1	50 mL	Acid Cabinet
Hydrochloric Acid (Technical), Fisher Chemical	2	2.5 L	Acid Cabinet
Hydrocinnamoyl Chloride, 98%	1	25 G	Hood 2
Hydrogen Chloride CA. 3 M IN 1-Butanol	1	50 mL	Mini Fridge
Imidazole	1	500 g	Hood 4
imidazole	1	100 g	Media Room
Imidazole, ACS reagent, >99%	1	100 g	FH5 Bases
Iodine	1	100 g	Inorganic Shelf
IPA	4	4L	Flam Cab 2
IPA	1	4L	Flam Cab 3
Iron(III) acetylacetonate	1	50 g	Inorganic Shelf
Kanamycin sulfate	1	25 g	Media Room
L-(+)-Arabinose	1	1 Kg	monomer storage
L-(+)-Arabinose	1	1 Kg	monomer storage
Lactulose	1	100 g	monomer storage

EXHIBIT 8, PAGE 4

L-Cysteine hydrochloride monohydrate	1	100 g	Media Room
L-Cysteine hydrochloride monohydrate	1	100 g	Media Room
Levan from erwinia herbicola	1	1 g	monomer storage
L-Fucose	3	100 g	monomer storage
L-Fucose	3	100 g	monomer storage
L-Histidine hydrochloride monohydrate	1	100 g	Media Room
Lithium aluminum hydride solution	1	800 mL	Hood 4
L-Rhamnose	1	1 Kg	monomer storage
Maltodextrin DE13-17	1	100 g	monomer storage
Maltodextrin DE16.5-19.5	1	100 g	monomer storage
Maltodextrin DE4-7	1	500 g	monomer storage
Maltodextrin DE4-7	1	100 g	monomer storage
Maltoheptaose	1	1 g	monomer storage
Maltohexaose	1	100 mg	monomer storage
Maltooctaose	1	100 mg	monomer storage
Maltopentaose	1	50 mg	monomer storage
Maltotetraose	1	50 mg	monomer storage
Maltotriose	1	1 g	monomer storage
Mannan from saccharomyces cerevisiae	1	100 mg	monomer storage
Melibiose	1	5 g	monomer storage
MeOH	4	4L	Flam Cab 2
methyl a-d-mannopyranoside	1	5 g	mini fridge
Methylamine, 2.0 solution in Tetrahydr	1	100 ml	FH5 Bases
Metronidazole	1	25 g	Media Room
Molecular sieves, 4 A	1	1 kg	Inorganic Shelf
MTBE	10	4L	Flam Cab 2
M-xylene, Anhydrous, >=99%	1	100 ml	FH3 Flammables
N-(1-Naphthyl) Ethylenediamine	1	10 g	Hood 2
N,N-Diisopropylethylamine, Reagentplus	5	100 ml	FH5 Bases
N,N-Dimethylformamide	3	100 mL	Flammable Cabinet 1
N,N-Dimethylformamide, Anhydrous	1	100 ml	FH3 Flammables
N-Acetyl-D-galactosamine	1	100 mg	monomer storage
N-Acetyl-D-glucosamine	1	5 g	monomer storage
N-Acetylneuraminic acid	1	100 g	monomer storage
Naphthalene-1,5-disulfonic acid, 5g	1	5 g	hood 2 acid
N-Carbamyl-L-Glutamic Acid Crystalline	1	10 g	Hood 2
Neomycin sulfate		1 g	Media Room
N-lodosuccinimide, 95%	1	5 g	Mini Fridge
N-lodosuccinimide, 95%	2	25 g	Mini Fridge
Oxalyl Chloride, 2.0M Solution IN	1	100 mL	Mini Fridge
Oxalyl Chloride, Reagent Grade, 98%	1	25 g	Mini Fridge
Oxipurinol	1	1 g	Hood 2
OXONE, monopersulfate compound	1	100 g	FH3 oxidizers
OXONE, monopersulfate compound	1	100 g	Media Room
Palladium on carbon	3	10 g	Inorganic Shelf
Palladium on carbon	1	10 g	Media Room
p-anisaldehyde, 98%	1	100 g	FH3 Flammables
Pectin from citrus peel	1	1 KG	monomer storage
Phenol Bioxtra	1	100 g	Mini Fridge
Phenol, for molecuklar biology	1	100 g	FH5 acids
Phenol, unstabilized, reagentplus >99%	1	500 g	FH5 acids
Phenylboronic acid—250 grams	1	250 g	FH5 acids
Phosphorus(V) oxychloride	2	5 g	Acid Cabinet
picric acid	1	100 g	biology lab
Pinacol, 500 g bottle	1	500 g	FH5 acids
Pinacol, 98%	1	100 g	FH5 acids
Poly(vinyl alcohol)	2	250 g	Inorganic Shelf
Poly(vinyl alcohol)	2	250 g	Media Room
Potassium Chloride solution, 0.01M	1	250 ml	Media Room
Potassium Chloride, 0.01 M	1	500 ml	monomer storage
Potassium Hydroxide	1	1 kg	Inorganic shelf
Potassium iodide	1	100 g	Inorganic Shelf
p-toluenesulfonic acid, monohydrate	1	100 g	Hood 2 acid
Pullulan from aureobasidium pullulans	1	1 g	monomer storage
Pullulan Standard Set	1	100 mg each	monomer storage

EXHIBIT 8, PAGE 5

Pullulan Standard, 12k	1	25 mg	monomer storage
Pullulan Standard, 1300	1	25 mg	monomer storage
Pullulan Standard, 6k	1	25 mg	monomer storage
Pyrazine, 99+%	1	5 g	Hood 2
Pyridine	1	100 mL	Hood 7
Pyridine	5	100 mL	Media Room
Pyruvic Acid, 98%	1	25 g	Mini Fridge
Quercetin	1	1 g	Mini Fridge
Rifaximin	1	1 g	Media Room
Rutinose	1	25 mg	monomer storage
Sand	1	1KG	Media Room
Silica gel	1	5 KG	Media Room
Silver carbonate	1	25 g	Inorganic Shelf
Silver(I) oxide	1	10 g	Inorganic Shelf
Sodium acetate	1	100 g	Inorganic Shelf
Sodium acetate buffer solution	1	500 mL	Media Room
Sodium azide	1	100 g	Media Room
Sodium bicarbonate	1	1 KG	Media Room
Sodium bisulfite	1	1 kg	Inorganic Shelf
Sodium Borohydride Fine Granular for Syn	1	25 g	Hood 2
Sodium cyanoborohydride, 1M in THF	1	100 ml	Media Room
Sodium hydride	1	100 g	Media Room
Sodium Hydroxide	1	1 kg	Inorganic Shelf
Sodium Hydroxide, ACS	1	500 g	Inorganic Shelf
Sodium iodide	1	100 g	Inorganic Shelf
Sodium metaperiodate—500 grams	2	500 g	FH3 oxidizers
Sodium methoxide	1	100 g	Media Room
Sodium methoxide solution	1	100 mL	Hood 4
Sodium nitrate	1	250 g	Media Room
Sodium Nitrate	1	1 Kg	monomer storage
Sodium Nitroprusside	1	100 mg	Mini Fridge
Sodium silica gel Stage I	1	25 g	Inorganic Shelf
Sodium sulfate	1	500 g	Media Room
Styrene	2	100 mL	Media Room
Sucralose	1	100 g	monomer storage
Sucrose	1	500 g	monomer storage
Sucrose	1	500 g	monomer storage
Sulfolane, 99%	1	100 g	FH3 Flammables
Sulfuric Acid (Technical), Fisher Chemical	1	2.5 L	Acid Cabinet
TBE running buffer	1	1 L	Media Room
tert-Butanol	1	500 ml	Media Room
tert-Butyl methyl ether	1	2 L	Hood 4
tert-Butyl(chloro)diphenylsilane	1	250 g	Acid Cabinet
tert-Butyl(chloro)diphenylsilane	1	50 g	Hood 4
tert-Butyl(chloro)diphenylsilane	1	50 g	Media Room
tert-Butylchlorodiphenylsilane, 98%	2	50GR	Hood 4
Tetrabutylammonium bromide	1	100 g	Inorganic Shelf
Tetrabutylammonium iodide, 98%	1	100GR	Inorganic Shelf
Tetrahydrofuran, Anhydrous, >=99.9%	1	100 ml	FH3 Flammables
THF	2	1L	Flam Cab 1
THF	3	4L	Flam Cab 3
Thiourea Acs Reagent	1	50 g	Mini Fridge
tin (IV) chloride	1	25 g	acid cabinet
Tin(IV) chloride	1	25 g	Acid Cabinet
Toluene	3	1L	Flam Cab 1
Toluene, ACS, 99.5%	1	1 L	FH3 Flammables
Toluene, anhydrous, 99.8%	1	100 ml	FH3 Flammables
Tributyrin	4	1 KG	Media Room
Triethylamine, >=99.5%	1	500 ml	FH5 Bases
Triethylamine, high purity	3	100 ml	FH5 bases
Triethylsilane	1	100 g	Flammable Cabinet 1
Trifluoroacetic acid	4	100 mL	Acid Cabinet
Trifluoroacetic acid	10	1 mL	Acid Cabinet
Trifluoroacetic acid	2	50 mL	Acid Cabinet
Trimethyl phosphate	2	50 g	Media Room

EXHIBIT 8, PAGE 6

Trimethylacetyl chloride	1	500 mL	Hood 4
Trimethylsilyl trifluoromethanesulfonate	1	10 mL	Hood 4
Trityl chloride	2	100 g	Acid Cabinet
Trityl Chloride, 97%	1	100 g	FH3 Flammables
Vinylbenzyl chloride	1	100 mL	Media Room
Water	5	4L	Flam Cab 3
Xylobiose	1	10 mg	monomer storage

EXHIBIT 8, PAGE 7

EXHIBIT 9-1

BUILDING RULES AND REGULATIONS

65 HAYDEN AVENUE, LEXINGTON, MA

A.	General

1. Tenant and its employees shall not in any way obstruct the sidewalks, halls, stairways, or exterior vestibules of the Building, and shall use the same only as a means of passage to and from their respective offices. At no time shall Tenants permit its employees, contractors, or other representatives to loiter in Common Areas or elsewhere in and about the Property.

2. Corridor doors, when not in use, shall be kept closed.

3. Areas used in common by tenants shall be subject to such regulations as are posted therein.

4. Any Tenant or vendor sponsored activity or event in the Common Area must be approved and scheduled through Landlord’s representative, which approval shall not be unreasonably withheld.

5. No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises or Common Areas, except as approved by Landlord.

6. Alcoholic beverages (without Landlord’s prior written consent), illegal drugs or other illegal controlled substances are not permitted in the Common Areas, nor will any person under the influence of the same be permitted in the Common Areas. Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of the Landlord, is under the influence of alcohol or drugs, or shall do any act in violation of the rules and regulations of the Building.

7. No firearms or other weapons are permitted in the Common Areas.

8. No fighting or “horseplay” will be tolerated at any time in the Common Areas.

9. Tenant shall not cause any unnecessary janitorial labor or services in the Common Areas by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

10. Smoking and discarding of smoking materials by Tenant and/or any Tenant Party is permitted only in exterior locations designated by Landlord. Tenant will instruct and notify its employees and visitors of such policy.

11. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes

12. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees and located within the Tenant Premises.

EXHIBIT 9-1, PAGE 1

13. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant, its employees, agents and contractors shall cooperate with said policy, and Tenant shall cooperate and use best efforts to prevent the same by Tenant’s invitees.

14. Fire protection and prevention practices implemented by the Landlord from time to time in the Common Areas, including participation in fire drills, must be observed by Tenant at all times.

15. Except as provided for in the Lease, no signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building that are visible from the exterior of the Building unless approved in writing by the Landlord.

16. The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

17. Tenant will not interfere with or obstruct any building central HVAC, electrical, or plumbing systems.

18. Tenant shall utilize the pest control service designated by Landlord to control pests in the Premises. Except as included in Landlord’s Services, tenants shall bear the cost and expense of such pest control services.

19. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements of the Building.

20. Tenants shall not use more than its proportionate share of telephone lines available to service the Building.

21. Tenants shall not perform improvements or alterations within the Building or their Premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord, subject to the provisions of the Lease.

22. Tenant shall manage its waste removal and janitorial program, at its sole cost and expense, keeping any recyclables, garbage, trash, rubbish and refuse in vermin proof containers for Tenants sole use within the Landlord designated area until removed with all work to be performed during non-business hours.

23. Lab operators who travel outside lab space must abide by the one glove rule and remove lab coats where predetermined.

EXHIBIT 9-1, PAGE 2

24. Chemical lists and MSDS sheets must be readily available at the entrance to each lab area. In the event of an emergency, first responders will require this information in order to properly evaluate the situation.

25. Tenant shall provide Landlord, in writing, the names and contact information of two (2) representatives authorized by Tenant to request Landlord services, either billable or non-billable and to act as a liaison for matters related to the Premises.

26. Parking of any trailers, trucks, motor homes, or unregistered vehicles in the parking lots is prohibited.

27. Tenants shall not use more than its proportionate share of Base Building Central HVAC or electrical capacity, subject to the provisions of the lease.

B.	Access & Security

1. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the Property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Saturdays, Sundays or legal holidays shall be allowed only to persons with a key/card key to the Building or guests accompanied by such persons. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

2. Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to landlord at the expiration or earlier termination of this Lease.

3. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

4. Tenant acknowledges that Property security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Common Areas. Accordingly, Tenant agrees to cooperate and cause its employees, contractors, and other representatives to cooperate fully with Landlord in the implementation of any reasonable security procedures concerning the Common Areas.

5. Tenant and its employees, agents, contractors, invitees and licensees are limited to the Premises and the Common Areas. Tenants and its employees, agents, contractors, invitees and licensees may not enter other areas of the Project (other than the Common Areas) except when accompanied by an escort from the Landlord.

EXHIBIT 9-1, PAGE 3

C.	Shipping/Receiving

1. Dock areas for the Building shall not be used for storage or staging by Tenant except in the Loading Dock Premises as permitted in the Lease.

2. In no case shall any truck or trailer be permitted to remain in a loading dock area for more than 60 minutes, except with prior written notice to Landlord, which notice may be given via email, provided that, in any event Landlord shall have the right, in good faith, to require Tenant to adjust its schedule for the use of the dock areas based upon the needs of the other tenants of the Building and Building operations.

3. There shall not be used in any Common Area, either by Tenant or by delivery personnel or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and sole guards.

4. Lab operators carrying any lab related materials may only travel within the Premises. At no time should any lab materials travel in the Common Areas, except at the Loading Dock and Freight Elevator.

5. Any dry ice brought into the building must be delivered through the loading dock.

6. All nitrogen tanks must travel through the loading dock and should never be left unattended outside of the Premises.

EXHIBIT 9-1, PAGE 4

EXHIBIT 9-2

TENANT CONSTRUCTION

LINCOLN PROPERTY COMPANY

TENANT CONSTRUCTION

BUILDING RULES AND REGULATIONS

THE RULES MUST BE POSTED AT THE JOB SITE AT ALL TIMES!

1.

Parking. Parking areas are designated by the Management Office and are subject to change at any time. Construction personnel are required to park in the parking areas designated by the management office. Failure to adhere to this regulation will result in the towing of the vehicle in violation at the owner’s expense.

2.

Access. Building entrances; lobbies, passages, corridors, public elevators, stairways, and other common areas may not be encumbered, or obstructed by the contractor, or contractor’s agents during construction of the tenant’s lease premises. Material deliveries must be scheduled in advance through the Management Office and coordinated with the Lincoln Property Company representative. Contractors are not to use Tenant phones, or Restrooms under any circumstances. Construction personnel found using phones, or restrooms located in the tenant’s suite will be asked to immediately leave the premises and will not be allowed to return.

3.

Each contractor is responsible for their subcontractor(s), and for the actions of their personnel including clean-up of work and construction traffic. No alcoholic beverages, glass containers, or “controlled substances” are allowed on the premises. All work must be scheduled through the Management Office and include a list of contractors performing work prior to the start of the work. After hours work must be scheduled through the Management Office 24 Hours before the activity will occur. Weekend activity must be scheduled by Friday at 9 a.m. Contractors will not be allowed to work in the building after hours, or on weekends unless the procedures outlined above have been followed.

All after hours work must be supervised by the general contractor. There will be no exceptions to this rule.

Prior to the commencement and upon completion of each job, a walk-through of public areas will be made, i.e. restrooms, etc., and any subsequent damages will be the responsibility of the contractor. The contractor shall be responsible for cleaning the assigned restrooms each day at his own expense.

4.

Noise and Vapor Restrictions. Any work that would cause inconvenience to other tenants in the building, or that must be done in an occupied space must be done after hours or on the weekend. Structural modifications, floor penetrations created with the use of core drilling machines, pneumatic hammers, etc., shall be performed before 7:30 a.m. or after 7:00 p.m. Likewise, any construction operations causing excessive noise, dust, vapors must be conducted during these hours.

EXHIBIT 9-2, PAGE 1

When construction is on an occupied multi-tenant floor, noise i.e., radios, loud talking, noise from equipment, etc. must be kept to a minimum. On these multi-tenant floors, public restrooms are not to be used by contractors.

A Lincoln Property Company superintendent, or the Property Manager will have the sole authority to determine if an operation is causing excessive noise, dust, or vapors.

5.

Lincoln Property Company has the right to inspect work at any time and may reject work that does not conform to code, tenant’s plans, or work that may affect the exterior appearance, structural components, or service system of the building.

6.

Mechanical and electrical shop drawings must be reviewed and approved by Landlord’s approved engineer. Prior to starting work, the general, mechanical, and electrical contractors must review the work with the Facilities Manager and Facilities Supervisor.

All panels and transformers are to match the building standard systems and all materials and methods used to connect panels and transformers must be approved by Landlord.

Unscheduled outages of any utility, or building service is strictly prohibited.

7.

Dust and air contamination are to be controlled with temporary partitions which are sealed adequately to prevent dust from entering leased areas or mechanical equipment. Floor sweep or a comparable material will be used when sweeping concrete or tile floors.

8.

Clean-up of Common and Lease Areas. Premises must be kept in a clean, orderly fashion at all times and free of potential safety and fire hazards. A general clean-up of the space under construction is to be performed on a daily basis. Final clean-up will be the responsibility of the contractor, which is to include all vacuuming and dusting as required. Failure to adequately keep the work area clean and accessible will result in Lincoln Property Company using its own forces to achieve this through whatever means determined necessary and the total cost will be deducted from the contract.

9.

Trash Removal. Contractor is responsible for removing all construction debris and trash from the construction site. UNDER NO circumstances shall trash, or construction debris be allowed to accumulate. Trash removal must be coordinated through the Lincoln Property Company Management Office. No vehicles, or dumpsters will be allowed to remain stationary on the site.

EXHIBIT 9-2, PAGE 2

Under no circumstances is the Landlord’s dumpster to be used.

10.

If any fire sprinkler work, or modification to the fire sprinkler system is required, the system must be back in operation at the end of the work day. Under no circumstances shall the fire sprinkler system be left inoperative overnight. The facilities manager must be notified each morning of the location of and type of sprinkler work to be performed. The engineer hourly rate of $75.00 will be charged for routine work and/or extended regular hour work.

11.	Existing pull stations and horns and strobes located throughout the building will remain live during construction.

12.

All construction staging, storage, and temporary contractor facilities will be located in specific areas assigned by the Lincoln Property Company. Contractors will be responsible for the maintenance, housekeeping, and demolition of all temporary facilities.

13.

Any removal, replacement, or repair work to a base building system to accommodate work directed by the tenant, or unforeseen interference (i.e., sprinkler head conflicts) which is not part of the Work, will be performed by the tenant’s contractor at tenant’s sole expense.

14.	No fire arms or weapons are permitted on the property.

15.	Insurance. Contractors will be required to carry standard requirements incorporating both the owner and LPC Commercial Services, Inc. as additionally insured parties.

16.

At no time is any welding, or cutting with a torch to be used in the building without prior approval and coordination from the Management Office. Hot work permits may be required depending on the status of the project for all hot work including welding, soldering, and torch cutting. All hot work requires a fire extinguisher supplied by the contractor and must be in the immediate vicinity and easily accessible. Fire extinguishers must be inspected at lease monthly.

17.

A copy of these regulations shall be posted on the job site for all parties to observe. Contractor is responsible for instructing all of his personnel, subcontractors and supplies to comply with these regulations.

18.

ALL PASSENGER ELEVATORS AND PUBLIC AREAS SHALL BE RESTRICTED AND OFF LIMITS TO ALL CONSTRUCTION PERSONNEL. Under no circumstances shall the exit stairwells be used for access to/from the first floor. All construction personnel for this project shall only use the freight elevator from the first floor back lobby. Under no circumstances shall the main entrance to the building or the garage passenger elevators be used for access.

EXHIBIT 9-2, PAGE 3

All deliveries of materials and equipment must be scheduled at least twenty-four (24) hours prior to their delivery through the Lincoln Property Company Management Office. The contractor will be provided access to the freight elevator to be used in the “independent mode” for after-hours deliveries. The Contractor shall provide an operator during work hours to ensure correct and safe usage. Contractor shall keep the elevator cab and door tracks clean and free of all debris. Contractor shall be responsible for repair costs incurred due to misuse or damage caused by his forces. All major deliveries must be made between the hours of 11:00 pm to 7:00 a.m. Monday through Friday and all day long on Saturday and Sunday. Contractor will be charged for having an engineer on duty to assist with deliveries when the loading dock is closed. Additional charges incurred due to non-standard elevator use (i.e., moving freight on top of elevator cab) shall be paid by the General Contractor.

Your signature below signifies that you have read the rules above and agree to abide by all of them.

Signature	Date	Firm Name

Effective Date:______________________

EXHIBIT 9-2, PAGE 4

EXHIBIT 10

TENANT WORK INSURANCE SCHEDULE

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “All-Risk” or “Special” Form property insurance, and/or Builders Risk coverage for major renovation projects, including, without limitation, coverage for fire; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, tenants work, improvements and betterments, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “All-Risk” or “Special” form, when such coverage is supplemented with the coverages required above. Property policy shall also include coverage for Plate Glass, where required by written contract.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence
$1,000,000 personal & advertising injury
$2,000,000 products/completed operations aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b) Auto Liability	$1,000,000 combined single limit (Any Auto)
for bodily injury and property damage,
hired and non-owned cover.

(c) Workers Compensation Employers Liability	Statutory Limits $1,000,000 each accident*
$1,000,000 each employee*
$1,000,000 policy limit*

* or such amounts as are customarily obtained by operators of comparable businesses

EXHIBIT 10, PAGE 1

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	For projects, the cost of which is $1,000,000 or less: $5,000,000 per occurrence

For projects, the cost of which is more than $1,000,000: $10,000,000 per occurrence

(e) Environmental Insurance – To the extent required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self-insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit 10 shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance: (i) upon request from Landlord, (ii) prior to commencement of the Tenant/contractor work, and (iii) upon coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

EXHIBIT 10, PAGE 2

EXHIBIT 11

ADDITIONAL PROVISIONS

I.	TENANT’S EXPANSION OPTION.

On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that: (i) Kaleido Biosciences, Inc. itself, and/or any Permitted Transferee(s) is/are then occupying at least sixty-five percent (65%) of the Premises; and (ii) no uncured Event of Default exists (1) as of the date of the Expansion Notice (hereinafter defined), and (2) at the commencement of the and as of the Term Commencement Date of the Term of the Lease with respect to the Expansion Premises, as hereinafter defined, Tenant shall have the following right to lease the Expansion Premises, as hereinafter defined.

A.	Definition of Expansion Premises

“Expansion Premises” shall be defined, at Tenant’s written election (which election Tenant shall make in its Expansion Exercise Notice, as hereinafter defined), as either (x) the entire second (2nd) floor of the north portion of the Building, containing approximately 54,468 rentable square feet, as shown on Exhibit 1C of the Lease, (y) the portion of said second floor of the Building, shown as “Expansion Premises A” on Exhibit 1C-A of the Lease, containing approximately 32,103 rentable square feet, or (z) the portion of said second floor of the Building, shown as “Expansion Premises B” on Exhibit 1C-B of the Lease, containing approximately 22,365 rentable square feet.

B.	Exercise of Right to Lease Expansion Premises

Tenant may exercise its right to lease the Expansion Premises by giving Landlord written notice (“Expansion Exercise Notice”) on or before the Last Expansion Notice Date, as hereinafter defined. Subject to the provisions of this Section IB, the “Last Expansion Exercise Notice Date” shall be defined as April 1, 2019. Landlord shall, on or after October 1, 2018, but not later than March 1, 2019, give Tenant written notice (“Landlord’s Reminder Notice”), reminding Tenant of its right to the lease the Expansion Premises pursuant to this Section IB and the last date on or before which Tenant has the right to give its Expansion Exercise Notice. If Landlord fails to give Landlord’s Reminder Notice on or before March 1, 2019, then, and as Tenant’s sole right and remedy, the Last Notice Date shall be thirty (30) days after Landlord gives Landlord’s Reminder Notice to Tenant. If Tenant fails timely to give the Expansion Exercise Notice, Tenant shall have no further right to lease such Expansion Premises pursuant to this Section I.

EXHIBIT 11, PAGE 1

C.	Terms Applicable to Expansion Premises

The leasing to Tenant of the Expansion Premises shall be upon all of the same terms and conditions of the Lease applicable to the South Premises, except as set forth below:

(1) Term. The Term Commencement Date with respect to the Expansion Premises (the “Expansion Premises Term”) shall be the latest of: (i) December 1, 2019, (ii) eight (8) months after Tenant gives a timely Expansion Exercise Notice to Landlord, and (iii) the date the current tenant of the Expansion Premises vacates the Expansion Premises. The date which is the later of December 1, 2019, and eight (8) months after Tenant gives a timely Extension Exercise Notice to Landlord is referred to as the “Expected Expansion Premises Term Commencement Date”. The Expiration Date with respect to the Expansion Premises shall be the day immediately preceding the tenth (10th) anniversary of the Expansion Premises Base Rent Commencement Date, as hereinafter defined, except that if the Expansion Premises Base Rent Commencement Date does not occur on the first day of a calendar month, then the Expiration Date with respect to the Expansion Premises shall be the last day of the calendar month in which the tenth (10th) anniversary of the Expansion Premises Base Rent Commencement Date occurs.

(2) Base Rent Commencement Date. The Base Rent Commencement Date with respect of the Expansion Premises (the “Expansion Premise Base Rent Commencement Date”) shall be the earlier of: (x) the date that is three (3) months after the Expansion Premises Term Commencement Date and (y) the date Tenant commences to use the Expansion Premises, or any portion thereof, for the Permitted Use.

(3) Annual Base Rent. The Annual Base Rent with respect to the Expansion Premises shall be based upon the same rate per rentable square foot as is payable by Tenant with respect to the North Premises, from time to time, as detailed in the attached Exhibit 12. The South Premises Base Rent Abatement Period shall not apply to the Expansion Premises.

(4) Tenant’s Share of Operating Costs and Taxes. The Additional Rent Commencement Date with respect to the Expansion Premises shall be the Base Rent Commencement Date with respect to the Expansion Premises. Tenant’s Share with respect to the Expansion Premises shall be a fraction, the numerator of which is the rentable area of the Expansion Premises and the denominator of which is the rentable area of the Building, i.e. if the Expansion Premises are:

The entire second floor of the north portion of the Building: 25.57%

Expansion Premises A: 15.07%

Expansion Premises B: 10.50%

(5) Condition of Expansion Premises. Tenant shall take the Expansion Premises “as-is” in its then (i.e., as of the date of premises delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare the Expansion Premises for Tenant’s occupancy. Without limiting the foregoing, Sections 3.2 and 3.3 of the Lease shall not apply to the Expansion Premises. Notwithstanding the foregoing: (i) Landlord shall provide to Tenant a tenant improvement allowance (“Landlord’s Expansion Premises Contribution”) of up to $70.00 per rentable square foot of the Expansion Premises (i.e., up to $3,812,760.00 if the Expansion Premises consists of the entire second (2nd) floor of the north portion of the Building; up to $2,247,210.00 if the Expansion Premises consists of Expansion Premises A; or up to $1,565,550.00 if the Expansion Premises consists of Expansion

EXHIBIT 11, PAGE 2

Premises B) to be used by Tenant to pay for Permitted Costs incurred by Tenant in preparing Landlord’s Expansion Premises for Tenant’s occupancy (“Expansion Premises Permitted Costs”) and (ii) in the event Tenant elects to lease either Expansion Premises A or Expansion Premises B, as the case may be, Landlord shall, at Tenant’s sole cost and expense, install demising wall(s) separating the applicable Expansion Premises from the remainder of the floor and separate the utilities, fire/life/safety systems, ceiling system, HVAC ducts and diffusers and other Building mechanical, electrical and plumbing systems between the applicable Expansion Premises and the remainder of the floor so as to permit the use and occupancy of the applicable Expansion Premises and the remainder of the floor in accordance with all applicable laws, rules and regulations. All such work (collectively, “Landlord’s Demising Work”) shall be performed in a good and workmanlike manner and in a manner similar to and consistent with the Building standard improvements in the Building. The provisions of Exhibit 4 of the Lease (other than Section I) shall apply to the Expansion Premises, except:

•

Design/Development Plans: Tenant shall deliver its Design/Development Plans for the Expansion Premises to Landlord on or before the date that is five (5) months prior to the Expected Expansion Premises Term Commencement Date.

•

Final Construction Drawings: Tenant shall deliver its Final Construction Drawings for the Expansion Premises to Landlord on or before the date that is two (2) months prior to the Expected Expansion Premises Term Commencement Date.

•	Outside Tenant Work Completion Date: The Outside Tenant Work Completion Date for the Expansion Premises shall be fifteen (15) months after the Expansion Premises Base Rent Commencement Date.

•	Maximum Amount of Landlord’s Expansion Premises Contribution: $70.00 per rentable square foot of the Expansion Premises.

•	Limitation on Soft Costs and Other Costs in Connection with Landlord’s Expansion Premises Contribution: $7.00 per rentable square foot of the Expansion Premises.

•	Outside Expansion Premises Requisition Date: June 30, 2021.

•

Use of Landlord’s Expansion Premises Contribution to Pay for North Premises and South Premises Improvements: Provided that each portion of the Premises is improved to the Minimum Improvement Standard, Tenant may, at Tenant’s written election, apply any unused portion of Landlord’s Expansion Premises Contribution towards the North Premises Permitted Costs and the South Premises Permitted Costs. If Tenant makes such election, then the unused portion of Landlord’s Expansion Premises Contribution so designated by Tenant shall become part of Landlord’s North Premises Contribution and/or Landlord’s South Premises Contribution, as the case may be.

EXHIBIT 11, PAGE 3

•

Tenant’s Right to Apply Landlord’s North Premises Contribution and South Premises Contribution to Expansion Premises Permitted Costs. Provided that each portion of the Premises is improved to the Minimum Improvement Standard, Tenant may, at Tenant’s written election, apply any unused portion of Landlord’s North Premises Contribution and any unused portion of Landlord’s South Premises Contribution towards the Expansion Premises Permitted Costs. Notwithstanding anything to the contrary herein contained, Tenant may not use any portion of Landlord’s North Premises Contribution or Landlord’s South Premises Contribution to pay for Tenant’s Work in the Expansion Premises until after the initial improvements in both the North Premises and South Premises have both been completed to the Minimum Improvement Standard. Landlord expressly agrees that: (i) since Tenant is committed to the performance of Landlord’s South Premises Work listed on Exhibits 4-3 and 4-4 attached hereto, and (ii) for the avoidance of doubt, Tenant has the right to apply any unused portion of the Landlord’s South Premises Contribution towards the North Premises Permitted Cost and (if Tenant timely and properly exercises its right to lease the Expansion Premises) to the Expansion Premises Permitted Costs. If Tenant makes such election, then the unused portion of Landlord’s North Premises Contribution and/or Landlord’s South Premises Contribution so designated by Tenant shall become part of Landlord’s Expansion Premises Contribution.

(6) Parking. Landlord shall make available up to 2.5 additional Parking Spaces each per 1,000 rentable square feet of the Expansion Premises to Tenant in connection with Tenant’s demise of the Expansion Premises.

(7) Extension Option for Expansion Premises. In the event Tenant timely exercises its Extension Option for the Prime Premises in accordance with the terms and conditions set forth in Section 1.2 of this Lease, Tenant shall have the option (“Stub Extension Option”) to extend the Term of the Lease with respect to the Expansion Premises for the period commencing on the day immediately following the expiration of the Expansion Term and expiring on the last day of the Extension Term for the Prime Premises, as set forth in Section 1.2 of this Lease (“Stub Extension Period”). Tenant’s right to exercise the Stub Extension Option shall be upon all of the same terms and conditions set forth in Section 1.2 of the Lease, except that:

(i) Tenant must give its Extension Notice with respect to the Stub Extension Period at the same time that Tenant gives Landlord its Extension Notice for the Extension Term with respect to the Prime Premises.

(ii) The Base Rent payable for the Expansion Premises during the Stub Extension Period shall be at the same rate per rentable square foot as is then payable by Tenant with respect to the Prime Premises:

EXHIBIT 11, PAGE 4

(iii) Tenant shall have no further right to extend the Term of the Lease with respect to the Expansion Premises beyond the Stub Extension Period.

If Tenant fails to give timely notice exercising the Stub Extension Option, Tenant shall have no further right to extend the Term with respect to the Expansion Premises.

D. Execution of Lease Amendments. Notwithstanding the fact that Tenant’s exercise of the above-described option to lease the Expansion Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the Expansion Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the Expansion Premises, unless otherwise specifically provided in such lease amendment.

II. TENANT’S RIGHT TO NEGOTIATE TO LEASE OF ADDITIONAL PREMISES IN THE EVENT LANDLORD CONSTRUCTS ANOTHER BUILDING ON THE CAMPUS

A. Background. Reference is made to the fact that Landlord intends to construct a four-story building on the Campus: (i) to be known as and located at 75 Hayden Avenue, Lexington, MA (“75 Hayden”), and (ii) the second, third and fourth floors of 75 Hayden will each contain at least 50,000 rentable square feet. Tenant expressly acknowledges and agrees that Landlord has no obligation to construct 75 Hayden and that this Section II shall be void and without force or effect if Landlord, in its sole discretion, elects not to construct 75 Hayden. Landlord estimates that: (i) the construction of 75 Hayden on site (the “Groundbreaking”) will occur on or about August 1, 2018, and (ii) the substantial completion of the shell of 75 Hayden will occur on or about February 1, 2020.

B. RTN Premises. The “RTN Premises” shall be defined as either the second, third or fourth floor of 75 Hayden, at Landlord’s sole election.

C. Tenant’s Right to Negotiate. On the conditions (which conditions Landlord may waive, at its election, by written notice to Tenant at any time) that: (i) Landlord commences construction of 75 Hayden, (ii) Kaleido Biosciences, Inc. itself, and/or any Permitted Transferee(s) is/are then occupying at least sixty-five percent (65%) of the Premises; (iii) no uncured Event of Default exists (1) as of the date that Landlord gives Landlord’s Offer, as hereinafter defined, to Tenant, (iv) Kaleido Biosciences, Inc. has reached a valuation of Five Hundred Million Dollars ($500,000,000) calculated on a fully-diluted basis (assuming exercise of all options, regardless of whether outstanding, warrants and other convertible securities) based on the last price paid for shares of Preferred Stock of Kaleido Biosciences, Inc., as of the time of Landlord’s Offer, (v) Tenant timely and properly exercises its right to lease the Expansion Premises pursuant to Section I of this Exhibit 11, and (vi) this Lease is then in full force and effect, then Tenant shall have the following one-time right to lease the RTN Premises, as hereinafter defined, on terms and conditions to be determined by Landlord as specified in Landlord’s Offer, as hereinafter defined. Landlord shall, not earlier than the date that is twelve (12) months after the Groundbreaking and not later than the date that is seventeen (17) months after the Groundbreaking (the “Offer Period”) give Tenant written notice (“Landlord’s Offer”)

EXHIBIT 11, PAGE 5

specifying the terms on which Landlord, in its sole judgment, is willing to lease the RTN Premises to Tenant. Tenant may accept Landlord’s Offer by giving a written acceptance (“Tenant’s Acceptance”) to Landlord on or before the date (“Last Acceptance Date”) which is the earlier of: (x) eighteen (18) months after the Groundbreaking or (ii) six (6) months after Landlord’s Offer. Notwithstanding the foregoing, if Landlord fails to give Landlord’s Offer to Tenant within the Offer Period, then the Last Notice Date shall be the date thirty (30) days after Landlord gives Landlord’s Offer to Tenant. If Tenant fails timely to give Tenant’s Acceptance, then Tenant shall have no further right to lease the RTN Premises. If Tenant timely gives Tenant’s Acceptance to Landlord, then the parties shall negotiate to enter into a mutually acceptable lease on the terms set forth in Landlord’s Offer. However, if, for any reason, the parties do not, for any reason, enter into a mutually acceptable lease on the terms set forth in Landlord’s Offer, then Tenant shall have no further right to lease the RTN Premises.

D. Tenant’s Right to Negotiate is Subject to Lease of Entirety of 75 Hayden. Notwithstanding anything to the contrary herein contained, if, on or before the Last Acceptance Date, Landlord accepts an offer from a third party to lease the entirety of 75 Hayden then, even if Tenant has already accepted Landlord’s Offer and entered into a lease of the RTN Premises, Tenant’s Acceptance and such lease shall be void and without force or effect, and Tenant shall have no further right to lease the RTN Premises.

III. TENANT’S FINANCING CONTINGENCY.

If Tenant does not, on or before March 19, 2018, provide to Landlord evidence, reasonably satisfactory to Landlord that Tenant has successful raised at least an additional $60 million in capital (“Tenant Financing Contingency”), then both Landlord and Tenant shall have the right to cancel this Lease. In such event: (i) the provisions of a certain letter agreement between the parties dated March 2, 2018 shall apply, (ii) this Lease shall be void and without further force or effect, and (iii) neither party shall, except as set forth in this Section III, have any further obligation to the other party.

IV. TENANT’S EMERGENCY GENERATOR

In addition to, Tenant’s right to connect its equipment to the Existing Generator, as set forth in Section 1.8 of the Lease, Tenant shall have the right, at Tenant’s election to demise the Generator Area, as hereinafter defined, if Tenant, in its sole discretion, determines that either: (i) the Generator Servicer is failing to maintain the Existing Generator in operable condition, or (ii) the Existing Generator is insufficient to provide enough power to the Premises to service Tenant’s needs. In either such event, Landlord shall demise and lease the Generator Area, as hereinafter defined, to Tenant, and Tenant shall hire and take the Generator Area from Landlord. The “Generator Area” shall be defined as an area outside of the Building, which shall be mutually agreed upon by Landlord and Tenant. Tenant shall have the right to use the Generator Area solely for the purpose of installing a concrete pad and for the installation and use of Tenant’s own emergency generator (“Tenant’s Generator”) in accordance with the provisions of this Section IV. The term of the Lease with respect to the Generator Area shall commence as of the date that Tenant first commences work installing said concrete pad (“Commencement Date in respect of Tenant’s Generator”) and shall terminate as of the Expiration Date of the Lease, as such date may be extended pursuant to Section 1.2 of this Lease (Tenant’s Generator

EXHIBIT 11, PAGE 6

and the Generator Area are deemed to be the “Generator Premises”). Said demise of Tenant’s Generator Area shall be upon all of the same terms and conditions of the Lease, except as set forth herein. Tenant shall not install or operate Tenant’s Generator until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation of Tenant’s Generator. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in the maintenance and operation of Tenant’s Generator. Tenant shall be permitted to use Tenant’s Generator Area solely for the maintenance and operation of Tenant’s Generator, and Tenant’s Generator and Generator Area are solely for the benefit of Tenant and/or any Permitted Transferee. All electricity generated by Tenant’s Generator may only be consumed by Tenant in the Premises.

(i) Tenant shall, at Tenant’s cost, landscape or screen, as directed by Landlord, the area around Tenant’s Generator Area.

(ii) Tenant shall have no obligation to pay Base Rent, costs and expenses of the Common Areas, or Taxes in respect of Tenant’s Generator Area.

(iii) Landlord shall have no obligation to provide any services including, without limitation, electric current, to Tenant’s Generator Area; provided, however, that Tenant, at Tenant’s sole cost, shall, subject to the provisions of this Lease (including, without limitation, Section 11 hereof) shall have the right to install wiring in locations designated by Landlord in order to connect Tenant’s Generator to Tenant’s electrical system serving the Prime Premises.

(iv) Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements (collectively “Installations”) to Tenant’s Generator Area without Landlord’s prior written consent, which consent Landlord may withhold in its sole but bona fide business judgment.

(v) Tenant may remove Tenant’s Generator and any Installations at any time during the Term of the Lease upon prior written notice to Landlord, provided that Tenant restores Tenant’s Generator Area to the same condition as the area surrounding Tenant’s Generator at the time of such removal.

(vi) Tenant shall be responsible for the cost of repairing any damage to the Building caused by the installation of Tenant’s Generator and/or any Installations.

(vii) Tenant shall have no right to sublet Tenant’s Generator Area or to assign its interest hereunder, other than to a Permitted Transferee, as defined in Section 13.7 of this Lease.

(viii) To the maximum extent permitted by law, Tenant’s Generator and all Installations in Tenant’s Generator Area shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that Tenant’s Generator or any Installations are damaged for any reason, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any Landlord Parties.

EXHIBIT 11, PAGE 7

(ix) Tenant shall take Tenant’s Generator Area “as-is” in the condition in which Tenant’s Generator Area is in as of the Commencement Date in respect of Tenant’s Generator, without any obligation on the part of Landlord to prepare or construct Tenant’s Generator Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of Tenant’s Generator Area for the installation and operation of Tenant’s Generator. Notwithstanding the foregoing, at Tenant’s written election, Tenant may include the installation of Tenant’s Generator on Tenant’s Generator Area as part of Landlord’s Work, in which event, the costs incurred by Landlord in installing so installing Tenant’s Generator shall be included as part of the Cost of Landlord’s Work.

(x) In addition to and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws, ordinances and regulations in Tenant’s use of Tenant’s Generator Area.

(xi) In addition to and without limiting Tenant’s obligations under the Lease, Tenant covenants and agrees that Tenant’s use of Tenant’s Generator and Installations shall not adversely affect the insurance coverage for the Building. If for any reason, the installation or use of Tenant’s Generator and/or the Installations shall result in an increase in the amount of the premiums for such coverage, then Tenant shall be liable for the full amount of any such increase.

(xii) Tenant shall, at Tenant’s sole cost and expense, repair and maintain Tenant’s Generator and Installations.

(xiii) In addition to and without limiting the insurance provisions of the Lease, Tenant shall procure, keep in force and pay for Commercial General Liability Insurance in respect of Tenant’s Generator Area of not less than One Million ($1,000,000.00) Dollars in the event of personal injury to any number of persons or damage to property, arising out of any one occurrence and such insurance shall name Landlord as an additional insured party. Tenant shall have the right to maintain the aforesaid insurance under umbrella coverages.

(xiv) In addition to and without limiting the indemnification provisions set forth in the Lease, Tenant shall, to the maximum extent permitted by law and subject to Section 14.5, indemnify, defend, and hold Landlord harmless from any and all claims, losses, demands, actions, or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of Tenant’s Generator Area, except to the extent caused by the negligent acts, negligent omissions or willful misconduct of Landlord or any Landlord Parties.

EXHIBIT 11, PAGE 8

EXHIBIT 12

ANNUAL BASE RENT PER RSF AMOUNTS

Rent Year	Annual Base Rent Per RSF
1	$52.50
2	$54.08
3	$55.70
4	$57.37
5	$59.09
6	$60.86
7	$62.69
8	$64.57
9	$66.51
10	$68.50
11	$70.56

EXHIBIT 12, PAGE 1

EXHIBIT 13

TENANT’S MONUMENT SIGNAGE

EXHIBIT 13, PAGE 1